NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Date and time: Thursday, December 25, 2025, at 10:00 a.m. (Reception will open at 9:30 a.m.)

Venue: Convention Hall, B1 Floor, Fukui Chamber of Commerce and Industry Building, 2-8-1 Nishikida, Fukui City, Fukui

Proposal: Approval of the Share Exchange Agreement between the Company and Sumitomo Chemical Company, Limited

Tanaka Chemical Corporation

The share exchange described in this document involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Securities Code: 4080
December 9, 2025
To Our Shareholders:
Tetsushi Kondo
Representative Director, Executive President
5-10 Aza Sunahamawari, Shirakata-cho 45, Fukui City, Fukui
Tanaka Chemical Corporation

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We would like to take this opportunity to thank you for your continued support.

Please take notice that the Extraordinary General Meeting of Shareholders of Tanaka Chemical Corporation (the “Company”) will be held as described below.

To convene this general meeting of shareholders, the Company has adopted the measures for electronic provision of information which constitutes a part of the reference documents, etc. for general meeting of shareholders (items subject to electronic provision measures) and posted them on the websites listed below. Please access one of the following websites for your review.

○ Official Website of the Company:	https://www.tanaka-chem.co.jp/ir/index.html
* Please access above website, select “General Shareholders Meeting Materials” from “Stock Information”, and check “Notice of Extraordinary General Meeting of Shareholders” and “Materials for Extraordinary General Meeting of Shareholders (Matters not provided in paper form).”
○ General Meeting Materials website:	https://d.sokai.jp/4080/25317562/
○ Tokyo Stock Exchange website:	https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show
* On the above website, please make a search by entering “Tanaka Chemical Corporation” in the “Issue name (Company name)” box or the Company’s securities code “4080” in the “Code” box, and click on “Basic Information” and then “Documents for public inspection/PR Information,” and you will find the information in the “Notice of General Shareholders Meeting” section placed under the “Filed information available for public inspection.”

You can exercise your voting rights either via the Internet or in writing (by mail). Please review the reference documents for the General Meeting of Shareholders and exercise your voting rights by 5:05 p.m. JST on Wednesday, December 24, 2025.

Description

1.	Date and time:	Thursday, December 25, 2025, at 10:00 a.m.
2.	Venue:

Convention Hall, B1 Floor, Fukui Chamber of Commerce and Industry Building, 2-8-1 Nishikida, Fukui City, Fukui

(Please note that the venue for this General Meeting of Shareholders differs from that for the previous General Meeting of Shareholders. Please refer to the “Access Map to the Meeting Venue” at the end of this notice to ensure you arrive at the correct location.)

3.	Agenda:
Matters to be resolved:
	Proposal:	Approval of the Share Exchange Agreement between the Company and Sumitomo Chemical Company, Limited

4.	Matters Decided for Convocation

(1) If a voting right is exercised by returning the voting form by mail without indicating either approval or disapproval, the Company will treat it as an indication of approval.

(2) If a voting right is exercised multiple times via the Internet, the Company will treat only the last vote as valid.

(3) If a voting right is exercised both via the Internet and in writing (by mail), the Company will treat only the vote via the Internet as valid regardless of the arrival date or time.

(4) In accordance with applicable laws and regulations and the Articles of Incorporation of the Company, matters not included in the “Delivery Documents” (which are provided to shareholders who have requested written delivery) are posted on the Company’s website, the website for materials related to the General Meeting of Shareholders, and the Tokyo Stock Exchange website, as indicated on page 1 of this Convocation Notice.

(Matters not provided in paper form)

・Articles of Incorporation of Sumitomo Chemical Company, Limited; and

・Financial statements, etc. for the most recent fiscal year of Sumitomo Chemical Company, Limited (from April 1, 2024 to March 31, 2025)

If you attend the meeting in person, please submit the voting form enclosed with this Convocation Notice to the reception desk at the venue.

In case where the items subject to electronic provision measures are amended, the Company will make a post on each of the aforementioned websites on the Internet to that effect along with items before and after amendment.

The Company will not send a notice of the resolutions of the General Meeting of Shareholders. Instead, the Company will post the results of the exercise of voting rights on the Company’s website after the conclusion of the General Meeting of Shareholders.

Guidance for exercising voting rights

Voting rights at the general meeting of shareholders are important shareholders’ rights.

Please exercise your voting rights upon your review of the reference documents for the general meeting of shareholders.

There are three options for voting.

Voting by attending the meeting in person	Voting via the Internet	Voting in writing (by mail)

Please submit the voting form at the reception of the venue.	Please follow the guidance on the next page and enter approval or disapproval regarding the proposal.	Please indicate approval or disapproval for the proposal on the voting form and mail it without a stamp.

Date and time of the meeting:	Deadline:	Deadline:

10:00 a.m. Thursday, December 25, 2025 (Reception will open at 9:30 a.m.)	Must be completed by 5:05 p.m. Wednesday, December 24, 2025	Must be delivered to the Company by 5:05 p.m. Wednesday, December 24, 2025

Please indicate whether you approve or disapprove the proposal here. 議案 (Proposal) • When you approve: Put a circle (〇) in the column of “賛” (approval). • When you disapprove: Put a circle (〇) in the column of “否” (disapproval). Guidance on how to fill out the voting form

*The above image is just a sample to illustrate the voting form.

・If a voting right is exercised by returning the voting form by mail without indicating either approval or disapproval, the Company will treat it as an indication of approval.

・If a voting right is exercised multiple times via the Internet, the Company will treat only the last vote as valid.

・If a voting right is exercised both via the Internet and in writing (by mail), the Company will treat only the vote via the Internet as valid regardless of the arrival date or time.

Guidance on how to vote via the Internet

You can log in to the Voting Rights Exercise website without entering the login ID or temporary password indicated on the voting form.

1 Please scan the QR Code printed on the voting form.

* "QR Code" is a registered trademark of DENSO WAVE INCORPORATED.

2 Please follow the instructions displayed on the screen to enter your approval or disapproval.

Voting Rights Exercise website: https://evote.tr.mufg.jp/

1 Please access the Voting Rights Exercise website.

2 Please enter the “ログインID・仮パスワード” (login ID / temporary password) printed on the voting form and click “ログイン” (login).

Enter "ログインID・仮パスワード"(login ID / temporary password).
Click "ログイン" (login).

3 Please follow the instructions displayed on the screen to enter your approval or disapproval.

* The above images are a just sample to illustrate the screen for entry.

Please call the contact on the right for any inquiries about voting via the Internet, including how to operate PCs or smartphones for voting.	Mitsubishi UFJ Trust and Banking Corporation, Corporate Agency Division, Help Desk 0120-173-027 (Toll-free / available from 9:00 a.m. to 9:00 p.m.)

Reference Documents for Shareholders’ Meeting

Proposal: Approval of a Share Exchange Agreement between Tanaka Chemical Corporation and Sumitomo Chemical Co., Ltd.

We, Tanaka Chemical Corporation (“Tanaka Chemical”), and Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”) (Sumitomo Chemical and Tanaka Chemical are hereinafter collectively referred to as the “Companies”) have respectively determined, pursuant to the resolutions passed at their respective board of directors meetings held on October 28, 2025, to implement a share exchange (the “Share Exchange”), which will result in Sumitomo Chemical becoming a wholly-owning parent company resulting from a share exchange and Tanaka Chemical becoming a wholly-owned subsidiary resulting from a share exchange. Sumitomo Chemical and Tanaka Chemical executed a share exchange agreement (the “Share Exchange Agreement”) on October 28, 2025.

Therefore, this proposal is to request your approval of the Share Exchange Agreement.

The Share Exchange is planned to be implemented on the effective date of January 30, 2026, with respect to Sumitomo Chemical, through the simplified share exchange procedures, which do not require approval by a resolution of a general meeting of shareholders, as prescribed in Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), and with respect to Tanaka Chemical, after the Share Exchange Agreement is approved by a resolution of this extraordinary general meeting of shareholders.

In addition, prior to the effective date of the Share Exchange (which is scheduled to be executed on January 30, 2026), common shares of Tanaka Chemical (the “Tanaka Chemical Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “TSE”) on January 28, 2026 (with a final trading date of January 27, 2026).

The reasons for the Share Exchange, summary of the Share Exchange Agreement, and any other matters related to this proposal are as follows.

1.	Reasons for the Share Exchange

As of March 31, 2025, Sumitomo Chemical operates such business as its Agro & Life Solutions, ICT & Mobility Solutions, Advanced Medical Solutions, and Essential & Green Materials, etc.

Sumitomo Chemical was established in June 1925. With a view to continuously grow as an “Innovative Solution Provider,” which represents its long-term vision, in accordance with its corporate philosophy, including Sumitomo’s business spirit of “harmony between the individual, the nation, and society,” Sumitomo Chemical has established the following basic policies for its FY2025 - FY2027 Corporate Business Plan “Leap Beyond - Return to a Growth Trajectory -”: (i) Upgrading its business portfolio through a new growth strategy; (ii) Increasing resilience through continuous structural reforms; (iii) Improving financial and capital efficiency; (iv) an R&D strategy centered on its three X’s;, and (v) Enhancing its management foundation to support its new growth strategy.

Tanaka Chemical was established in December 1957 and has been engaged in the research, development, and manufacturing of high-value-added functional chemical materials, including battery materials, electronic materials, catalyst materials, surface treatment materials, and fuel cell materials, mainly using compounds of nickel, cobalt, and manganese. The achievements of its technological development have resulted in cathode material technologies for high-performance small rechargeable batteries, such as lithium-ion batteries and nickel-metal hydride batteries, as well as medium-sized and large-sized rechargeable batteries, which are the heart of energy-saving and environmentally friendly vehicles. In the rechargeable battery-related industry, demand is growing for Japanese companies from an economic security perspective. Under such circumstances, Tanaka Chemical possesses solid technological capabilities in the field of cathode materials for rechargeable batteries, and, as of March 31, 2025, its principal business consists of the manufacture and sale of cathode materials for rechargeable batteries.

The relationship between Sumitomo Chemical and Tanaka Chemical began in March 2013, when the Companies entered into a capital and business alliance agreement to strengthen their technological and business capabilities in anticipation of expanding the cathode material business, and Sumitomo Chemical subscribed for 1,250,000 Tanaka Chemical Shares through a third-party allotment. Subsequently, in December 2014, Sumitomo Chemical subscribed for 950,000 Tanaka Chemical Shares through a third-party allotment, which resulted in the Tanaka Chemical Shares held by Sumitomo Chemical increasing to 2,200,000 shares. Furthermore, in August 2016, Sumitomo Chemical subscribed for 10,500,000 Tanaka Chemical Shares through a third-party allotment. As a result, the Tanaka Chemical Shares held by Sumitomo Chemical increased to 12,700,000 shares, and Tanaka Chemical became a subsidiary of Sumitomo Chemical. To date, Sumitomo Chemical and Tanaka Chemical have achieved certain results by promoting initiatives to enhance Tanaka Chemical’s corporate value, including improving its profitability. This was accomplished by jointly developing cathode materials that meet diverse customer needs and strengthening their collaboration, while maintaining Tanaka Chemical’s independence. In addition, Tanaka Chemical has been continuously advancing technological development to meet the technical demands for cathode materials which have become increasingly sophisticated with the growth of the EV market.

However, the environment surrounding the rechargeable battery market, which had been expected to expand rapidly alongside the shift toward xEV driven by environmental considerations and energy conservation, has recently entered a phase of deceleration and stagnation, particularly in the growth of BEV demand, due to factors such as the reduction of subsidy policies in various countries. Moreover, compounded by soaring raw material prices as well as rising labor and energy costs, the business environment faced by Tanaka Chemical has become increasingly harsh. Furthermore, Tanaka Chemical was significantly impacted by the commencement of bankruptcy proceedings in March 2025 by Northvolt, which had been a major Swedish battery manufacturer and a key customer in Europe. As a result, Tanaka Chemical’s current performance is falling below initial projections, creating an extremely challenging situation. Tanaka Chemical recorded a net loss for the fiscal year ending March 31, 2025, and is expected to record a net loss for the fiscal year ending March 31, 2026, as well.

Sumitomo Chemical has considered fundamental management reform proposals, including a review of its capital relationship with Tanaka Chemical, based on its recognition of challenges arising from changes in the business environment surrounding Tanaka Chemical, and from perspectives such as measures to enhance Tanaka Chemical’s corporate value by leveraging Tanaka Chemical’s strengths, the impact on Tanaka Chemical’s minority shareholders, the financial impact on Sumitomo Chemical, and the impact on the interests of Sumitomo Chemical’s shareholders.

As a result, Sumitomo Chemical determined that, rather than Tanaka Chemical continuing independent business operations as a listed company, it was necessary to transition, through making Tanaka Chemical its wholly-owned subsidiary, to an integrated management structure where Sumitomo Chemical would be able to provide close support for technological development and establishment of a business foundation without concern for conflicts of interest, thereby enabling (i) the acceleration of research and development and establishment of technologies based on existing outstanding technical capabilities regarding cathode materials to meet increasingly sophisticated demands from customers, (ii) improvement of profitability, (iii) stabilization of cash flow, and, when necessary, (iv) implementation of bold structural reforms. Therefore, on August 1, 2025, Sumitomo Chemical made a proposal to Tanaka Chemical for the Share Exchange (the “Proposal”).

Tanaka Chemical, in response to the Proposal by Sumitomo Chemical, its parent company, decided to begin a detailed examination of the Share Exchange. Upon commencing the detailed examination of the Share Exchange, and prior to Tanaka Chemical’s board of directors’ deliberation of the pros and cons of the Share Exchange and adoption of any resolution in that regard, Tanaka Chemical established a framework for conducting such detailed examinations, by establishing a special committee composed of members independent from Sumitomo Chemical and independent from the outcome of the Share Exchange on August 5, 2025 (the “Special Committee”; for details, please see 3.“(4) Matters considered to avoid harming the interests of the shareholders of Tanaka Chemical” below).

This was done for the purposes of protecting Tanaka Chemical’s minority shareholders from any structural conflict-of-interest issues that could arise from the Share Exchange, and as one of the measures to ensure the fairness of the Share Exchange from the perspective of ensuring the fairness of the exchange ratio for the Share Exchange, eliminating arbitrariness in the decision-making process, and avoiding conflicts of interest.

Through the Share Exchange, the Companies believe that they will be able to eliminate conflicts of interest between Tanaka Chemical’s minority shareholders and Sumitomo Chemical, as well as constraints on ensuring independence. This will enable the Companies to enjoy the benefits of flexibly implementing measures for the overall optimization of the Group from a longer-term perspective and to respond swiftly to changes in the business environment.

Specifically, through the Share Exchange, it is expected that Tanaka Chemical will reduce the operational burden of its head office and back-office functions, as well as various expenses associated with maintaining its listing status. The Companies believe that by more swiftly and proactively allocating the surplus resources generated by these initiatives, such as personnel, funds, and time, to areas in which Tanaka Chemical should focus going forward, such as improving profitability and establishing business operating structures, they will be able to achieve efficient utilization of management resources and stabilization of cash flow. The Companies also believe that becoming a wholly-owned subsidiary of Sumitomo Chemical will enable Tanaka Chemical to respond swiftly with the support of Sumitomo Chemical if bold structural reforms were to become necessary in the future.

As a result of the Share Exchange, Tanaka Chemical will be delisted. Consequently, it will lose the advantages typically enjoyed by listed companies, such as access to diverse funding methods through equity financing, positive effects on recruiting activities resulting from enhanced social credibility and recognition, and enhanced reliability of financial information through accounting audits. However, for funding needs, there are alternative means to equity financing, such as financial support from a parent company to its subsidiary. In addition, Tanaka Chemical’s name recognition is already sufficiently high due to its long business history, and even after becoming an unlisted company, it can continue to benefit from the name recognition that the Sumitomo Chemical group has by further strengthening its collaborations within the group as a wholly-owned subsidiary of Sumitomo Chemical. Due to these factors, the negative impact on recruitment of human resources and other activities is expected to be small.

Furthermore, even after becoming a wholly-owned subsidiary of Sumitomo Chemical, Tanaka Chemical will remain subject to Sumitomo Chemical’s consolidated accounting audits, so its financial reliability is expected to be maintained. Accordingly, the Companies believe that the impact resulting from the delisting will be minimal.

Furthermore, the Companies have determined that the Share Exchange is the preferable method for making Tanaka Chemical a wholly-owned subsidiary. This is because, as consideration for the Share Exchange, common shares of Sumitomo Chemical (the “Sumitomo Chemical Shares”) will be delivered to Tanaka Chemical’s minority shareholders. This will provide them with the opportunity to hold the Sumitomo Chemical Shares and benefit from the business development and profit expansion of the Sumitomo Chemical group resulting from expected synergies, and ultimately from an increase in the price of the Sumitomo Chemical Shares. In addition, the Sumitomo Chemical Shares are highly liquid and can be converted to cash at any time through trading on the market. Therefore, the Companies believe that this scheme is suitable.

Based on the above points, Sumitomo Chemical has concluded that making Tanaka Chemical its wholly-owned subsidiary through the Share Exchange is the best measure to maintain and enhance the corporate value of both Sumitomo Chemical and Tanaka Chemical. Tanaka Chemical has also concluded that, in light of the current business environment surrounding Tanaka Chemical, the Share Exchange proposed by Sumitomo Chemical is the best measure from the perspective of avoiding a disadvantageous situation for Tanaka Chemical’s minority shareholders, maintaining its credibility with stakeholders, and ensuring the continuity of Tanaka Chemical’s business, as well as maintaining and enhancing its corporate value. As described above, after careful deliberation by the Companies, the Companies reached the conclusion that making Tanaka Chemical a wholly-owned subsidiary of Sumitomo Chemical through the Share Exchange will contribute to the maintenance and enhancement of the corporate value of the Companies. Therefore, after discussing various terms and conditions, including the allotment ratio of the Share Exchange, the Companies reached an agreement, and on October 28, 2025, at the meeting of their respective board of directors, the Companies resolved to implement the Share Exchange with the purpose of making Tanaka Chemical a wholly-owned subsidiary of Sumitomo Chemical and also executed the Share Exchange Agreement.

2.	Summary of the Share Exchange Agreement

The details of the Share Exchange Agreement entered into between Tanaka Chemical and Sumitomo Chemical on October 28, 2025, are as follows.

Share Exchange Agreement

Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”) and Tanaka Chemical Corporation (“Tanaka Chemical”) hereby enter into a share exchange agreement (this “Agreement”) as follows.

Article 1 (Share Exchange)

Sumitomo Chemical and Tanaka Chemical conduct a share exchange (the “Share Exchange”) whereby Sumitomo Chemical shall become a wholly owning parent company and Tanaka Chemical shall become a wholly owned subsidiary, in accordance with the provisions of this Agreement. As a result of the Share Exchange, Sumitomo Chemical shall acquire all of the issued shares of Tanaka Chemical (excluding the shares of Tanaka Chemical held by Sumitomo Chemical).

Article 2 (Trade Name and Address)

The trade names and addresses of Sumitomo Chemical and Tanaka Chemical are as follows.

(a) Sumitomo Chemical (wholly owning parent company resulting from the share exchange)

Trade Name: Sumitomo Chemical Co., Ltd.

Address: 7-1 Nihonbashi 2-chome, Chuo-ku, Tokyo

(b) Tanaka Chemical (wholly owned subsidiary resulting from the share exchange)

Trade Name: Tanaka Chemical Corporation

Address: 5-10 Aza Sunahamawari, Shirakata-cho 45, Fukui City, Fukui

Article 3 (Shares to be Issued and Allotted in the Share Exchange)

1.       In the Share Exchange, Sumitomo Chemical shall issue, in exchange for the Tanaka Chemical Shares, to the shareholders of Tanaka Chemical (meaning the shareholders after the cancellation of treasury shares by Tanaka Chemical in accordance with Article 8, but excluding Sumitomo Chemical; hereinafter referred to as the “Allotment Subject Shareholders”) existing immediately prior to the time when Sumitomo Chemical acquires all of the issued shares of Tanaka Chemical (excluding those held by Sumitomo Chemical) as a result of the Share Exchange (the “Record Time”), the Sumitomo Chemical Shares in a number obtained by multiplying the total number of the Tanaka Chemical Shares held by such shareholders by the share exchange ratio calculated by the following formula (the “Share Exchange Ratio”):

Share exchange ratio = JPY424/Average price of common shares of Sumitomo Chemical

In the formula above, "Average price of common shares of Sumitomo Chemical” means the simple average (that shall be calculated to the first decimal place and rounded off to the nearest whole number) of the closing prices per common share of Sumitomo Chemical on each of the four (4) trading days (excluding days on which transactions are not conducted) from January 13, 2026 (including the same day) to January 16, 2026 (including the same day) on the Prime Market of the TSE. The share exchange ratio shall be calculated to the third decimal place and rounded off to the second decimal place.

2.       In the Share Exchange, Sumitomo Chemical shall allocate to each of the Allotment Subject Shareholders the same number of the common shares of Sumitomo Chemical as the Share Exchange Ratio for each common share of Tanaka Chemical held by it.

3.       If the number of the common shares of Sumitomo Chemical that Sumitomo Chemical must deliver to the Allotment Subject Shareholders pursuant to the preceding paragraphs includes fractional shares less than one share, Sumitomo Chemical shall handle such fractional shares under the provisions of Article 234 of the Companies Act and any other relevant laws and regulations.

Article 4 (Amount of Sumitomo Chemical’s Capital and Reserves)

The amount of Sumitomo Chemica’s capital and reserves to be increased resulting from the Share Exchange shall be the amount to be separately determined by Sumitomo Chemical as appropriate under the provisions of Article 39 of the Regulation on Corporate Accounting.

Article 5 (Effective Date)

The effective date of the Share Exchange (“Effective Date”) shall be January 30, 2026; provided, however, that if it is necessary due to the procedural requirements of the Share Exchange or any other reasons, Sumitomo Chemical and Tanaka Chemical may change the Effective Date by mutual agreement upon consultation.

Article 6 (Shareholders’ Meeting)

1.       Sumitomo Chemical shall conduct the Share Exchange without obtaining the approval of a shareholders’ meeting as stipulated in Article 795, Paragraph 1 of the Companies Act with respect to this Agreement, pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act; provided, however, that if approval concerning this Agreement by a resolution of a shareholders’ meeting of Sumitomo Chemical becomes necessary pursuant to Article 796, Paragraph 3 of the Companies Act, Sumitomo Chemical shall convene a shareholders’ meeting by the day immediately before the Effective Date to seek a resolution approving this Agreement and any other matters necessary for the Share Exchange.

2.       Tanaka Chemical shall, by the day immediately before the Effective Date, seek a resolution for approval of this Agreement and any other matters necessary for the Share Exchange at a shareholders’ meeting as stipulated in Article 783, Paragraph 1 of the Companies Act.

Article 7 (Management of Company Assets, etc.)

Tanaka Chemical shall, from the execution of this Agreement until the Effective Date, and Sumitomo Chemical shall, from January 16, 2026 until the Effective Date, exercise their business and manage and operate their assets with the due care of a prudent administrator, and if they intend to conduct any act that materially affects their assets or rights and obligations or the execution of the Share Exchange or the terms of the Share Exchange (including, but not limited to, distribution of dividend of surplus with a record date prior to the Effective Date; acquisition of treasury shares with an acquisition date prior to the Effective Date; and share splits and share consolidations), they shall do so by mutual agreement upon consultation between the parties in advance.

Article 8 (Cancellation of Tanaka Chemical’s Treasury Shares)

Tanaka Chemical shall, by resolution of its board of directors by the day immediately before the Effective Date, cancel all treasury shares held by Tanaka Chemical at the Record Time (including the treasury shares acquired by Tanaka Chemical as a result of the purchase of shares pursuant to the dissenting shareholders’ appraisal rights under Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange).

Article 9 (Modification of Terms of the Share Exchange and Termination of this Agreement)

If, during the period from the date of the execution of this Agreement to the Effective Date, any material change occurs in the assets or financial condition of Sumitomo Chemical or Tanaka Chemical; any situation arises that significantly impedes the execution of the Share Exchange; or achieving the purpose of this Agreement otherwise becomes difficult, due to natural disasters, acts of God, or any other reasons, Sumitomo Chemical and Tanaka Chemical may, by mutual agreement upon consultation, modify the terms of the Share Exchange or terminate this Agreement.

Article 10 (Effect of this Agreement)

This Agreement shall cease to be effective in any of the following cases:

(a)    If approval by resolution of Tanaka Chemical’s shareholders’ meeting as stipulated in Article 6, Paragraph 2 is not obtained by the day immediately before the Effective Date;

(b)   If, where the provisions of the proviso to Article 6, Paragraph 1 apply, approval by resolution of Sumitomo Chemical’s shareholders’ meeting as stipulated in the said proviso is not obtained by the day immediately before the Effective Date;

(c)    If the necessary approvals from relevant government authorities (if any) required by law and regulations for the Share Exchange are not obtained by the day immediately before the Effective Date; or

(d)   If this Agreement is terminated pursuant to the provisions of the immediately preceding Article.

Article 11 (Governing Law and Jurisdiction)

1.       This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.       For any and all disputes arising out of or in connection with this Agreement, the Tokyo District Court shall have exclusive jurisdiction as the court of first instance.

Article 12 (Matters for Consultation)

Matters necessary for the Share Exchange not specified herein shall be determined through good faith consultation and agreement between Sumitomo Chemical and Tanaka Chemical in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by affixing their names and seals thereon, and each party shall keep one copy of the originals.

October 28, 2025

Sumitomo Chemical:

Sumitomo Chemical Co., Ltd.

7-1 Nihonbashi 2-chome, Chuo-ku, Tokyo

Nobuaki Mito, Representative Director & President

Tanaka Chemical:

Tanaka Chemical Corporation

5-10 Aza Sunahamawari, 45 Shirakata-cho, Fukui City, Fukui

Tetsushi Kondo, Representative Director, Executive President

3	Matters related to the appropriateness of the consideration for the exchange

(1) Matters related to the total number of the consideration for the exchange and the appropriateness of the allocation

(A)        Details of the allotment in the Share Exchange

In the Share Exchange, Sumitomo Chemical will allot, in exchange for the Tanaka Chemical Shares, to the shareholders of Tanaka Chemical (excluding Sumitomo Chemical) existing immediately prior to the time when Sumitomo Chemical acquires all of the issued shares of Tanaka Chemical (excluding the Tanaka Chemical Shares held by Sumitomo Chemical) as a result of the Share Exchange (the “Record Time”), the Sumitomo Chemical Shares in a number obtained by multiplying the number of the Tanaka Chemical Shares held by such shareholders by the share exchange ratio calculated in accordance with the following formula (the method for calculating the share exchange ratio in such way shall hereinafter be referred to as the “Variable Share Exchange Ratio Method”).

Share exchange ratio = 424 yen (*) / Average price of common shares of Sumitomo Chemical

* The value per Tanaka Chemical Share calculated by the method described in (B). “(i) Basis and grounds for details of allotment” below

In the formula above, “Average price of common shares of Sumitomo Chemical” means the simple average (that shall be calculated to the first decimal place and rounded off to the whole number) of the closing prices per Sumitomo Chemical Share for the four (4) trading days (excluding days on which transactions are not conducted) from January 13, 2026 (including the same day) to January 16 of the same year (including the same day) on the Prime Market of the TSE.

(Note 1) Method for calculating the share exchange ratio

The share exchange ratio shall be calculated to the third decimal place and rounded off to the second decimal place.

(Note 2) Number of the Sumitomo Chemical Shares to be delivered upon the Share Exchange

Sumitomo Chemical will deliver to the shareholders of Tanaka Chemical at the Record Time (meaning shareholders of Tanaka Chemical after the cancellation of treasury shares by Tanaka Chemical as described below, and excluding Sumitomo Chemical), in exchange for the Tanaka Chemical Shares held by such shareholders, the Sumitomo Chemical Shares in a number obtained by multiplying the total number of the Tanaka Chemical Shares held by such shareholders by the share exchange ratio above.

Sumitomo Chemical is scheduled to use the treasury shares held by Sumitomo Chemical (20,519,186 shares as of June 30, 2025) for all of the shares that Sumitomo Chemical will deliver upon the Share Exchange. However, if the number of such treasury shares is insufficient, Sumitomo Chemical is scheduled to issue new common shares in a number equal to such shortfall in the delivery of shares upon the Share Exchange.

In addition, Tanaka Chemical is scheduled to cancel, at the Record Time, all of the treasury shares held by it as of the Record Time (including treasury shares to be acquired by Tanaka Chemical in response to share purchase demands from dissenting shareholders in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act) by a resolution of the board of directors to be held on or before the day preceding the effective date of the Share Exchange.

(Note 3) Handling of shares less than one (1) unit

The shareholders of Tanaka Chemical who will hold shares less than one (1) unit (less than one hundred (100) shares) of Sumitomo Chemical as a result of the Share Exchange may use the following systems with respect to the Sumitomo Chemical Shares, pursuant to the Articles of Incorporation and share handling regulations of Sumitomo Chemical. Shares less than one (1) unit cannot be sold on a financial instruments exchange.

(a)	Further purchase of shares less than one (1) unit (further purchase to reach a total of one hundred (100) shares)

This is a system in which the shareholders holding shares less than one (1) unit of Sumitomo Chemical may, pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Sumitomo Chemical, further purchase, from Sumitomo Chemical, the number of shares necessary to make up one (1) unit together with the number of shares less than one (1) unit such shareholders currently hold.

(b)	Demand for purchase by the holder of shares less than one (1) unit (sale of shares less than one (1) unit)

This is a system in which the shareholders holding shares less than one (1) unit of Sumitomo Chemical may request that Sumitomo Chemical purchase the shares less than one (1) unit held by such shareholders, pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4) Handling of fractional shares

With respect to the shareholders of Tanaka Chemical who will be allotted fractional shares of Sumitomo Chemical as a result of the Share Exchange, Sumitomo Chemical will, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, sell the number of the Sumitomo Chemical Shares equivalent to the total sum of the fractional shares (in cases where the total sum includes a fraction, such fraction is to be discarded) and pay the sales proceeds to each of such shareholders in proportion to the fractional shares attributed to them.

(B)       Basis for details of allotment in the Share Exchange

(i)	Basis and grounds for details of allotment

Sumitomo Chemical and Tanaka Chemical appointed their respective third-party appraisers and various advisors independent of the Companies in order to ensure fairness and appropriateness in the determination of the value per Tanaka Chemical Share as described in “(A) Details of allotment in the Share Exchange” above. Sumitomo Chemical and Tanaka Chemical commenced their full-fledged examinations after Sumitomo Chemical appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and third-party appraiser and Nagashima Ohno & Tsunematsu as its legal advisor, and Tanaka Chemical appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its financial advisor and third-party appraiser and City-Yuwa Partners as its legal advisor.

Sumitomo Chemical and Tanaka Chemical sincerely negotiated and discussed the purpose of the Share Exchange, the method of calculation of the share exchange ratio and the share exchange ratio, etc. taking into account the Companies’ financial conditions, performance trends and share price trends, etc.

In an ordinary share exchange, a share exchange ratio and the number of shares of a wholly-owning parent company resulting from a share exchange to be delivered as consideration are determined at the time of the announcement of such share exchange. However, in the Share Exchange, since the consideration is the Sumitomo Chemical Shares that are listed shares and the market price thereof fluctuates, the value (market value) of the Sumitomo Chemical Shares to be allotted and delivered to the shareholders of Tanaka Chemical will not be determined on the effective date of the Share Exchange. On the other hand, if the Variable Share Exchange Ratio Method is to be used, although the share exchange ratio and the number of shares of a wholly-owning parent company resulting from a share exchange to be delivered as consideration will not be determined, the value (market value) of the Sumitomo Chemical Shares to be allotted and delivered to the shareholders of Tanaka Chemical on the effective date of the Share Exchange can be determined in advance at the time of the execution of the Share Exchange Agreement. This is because the value of the Tanaka Chemical Shares is to be determined at the time of the announcement of the Share Exchange, and the number of the Sumitomo Chemical Shares to be delivered as consideration per Tanaka Chemical Share is to be determined based on the average price of the Sumitomo Chemical Shares during a certain period immediately prior to the effective date of the Share Exchange.

Sumitomo Chemical and Tanaka Chemical, recognizing the importance of giving maximum consideration to the shareholders of Tanaka Chemical, examined the features listed above and carefully discussed which method would be most appropriate, comprehensively taking into account the benefits for the shareholders of Tanaka Chemical. Based on the result of such careful discussions, the Companies ultimately determined that the Variable Share Exchange Ratio Method is the most appropriate method, placing importance on the merit that, while, in an ordinary share exchange, the shareholders of Tanaka Chemical bear the price fluctuation risk of the Sumitomo Chemical Shares to be delivered as consideration upon the Share Exchange, such price fluctuation risk can be avoided by using the Variable Share Exchange Ratio Method.

Sumitomo Chemical, as described in “(4)Matters considered to avoid harming the interests of the shareholders of Tanaka Chemical ” below, carried out careful discussions and examinations based on a valuation report on the value of the Tanaka Chemical Shares that was obtained on October 27, 2025 from Nomura Securities, which is the financial advisor and third-party appraiser of Sumitomo Chemical, advice from Nagashima Ohno & Tsunematsu, which is the legal advisor of Sumitomo Chemical, and the results of the due diligence on Tanaka Chemical that was carried out by Sumitomo Chemical. Consequently, Sumitomo Chemical concluded that, even taking into account that Tanaka Chemical’s financial projection based on which Sumitomo Chemical examined the value of the Tanaka Chemical Shares has been based on a particular projection of Tanaka Chemical with respect to the progress of the research and development of Tanaka Chemical and business environment surrounding Tanaka Chemical in the future and, therefore, there is an existing degree of uncertainty, setting the value per Tanaka Chemical Share at 424 yen is appropriate and will contribute to the interests of the shareholders of Sumitomo Chemical, considering the feasibility of the Share Exchange and risks occurring from non-execution of the Share Exchange, and determined that it is appropriate to carry out the Share Exchange, setting the value per Tanaka Chemical Share at 424 yen.

Tanaka Chemical, as described in “(4) Matters considered to avoid harming the interests of the shareholders of Tanaka Chemical” below, carried out careful discussions and examinations based on a valuation report on the value of the Tanaka Chemical Shares that was obtained on October 27, 2025 from Mitsubishi UFJ Morgan Stanley Securities, which is the financial advisor of Tanaka Chemical, advice from City-Yuwa Partners, which is the legal advisor of Tanaka Chemical, as well as the direction, advice, and a report received on October 27, 2025 (the “Report”; with regard to the details of the Report, please refer to the “Report” dated October 27, 2025 which is attached to the “Notice Regarding Execution of a Share Exchange Agreement (Simplified Share Exchange) to Make Tanaka Chemical Corporation a Wholly-Owned Subsidiary of Sumitomo Chemical Co., Ltd.” (“Press Release of the Share Exchange”) issued by Tanaka Chemical and Sumitomo Chemical on October 28, 2025) from the Special Committee consisting solely of the members who (i) are independent of Sumitomo Chemical, which is the controlling shareholder, and (ii) have independence in respect of the outcome of the Share Exchange. Consequently, Tanaka Chemical concluded that setting the value per Tanaka Chemical Share at 424 yen is appropriate and will contribute to the interests of the minority shareholders of Tanaka Chemical and determined that it is appropriate to carry out the Share Exchange, setting the value per Tanaka Chemical Share at 424 yen.

In addition, although Tanaka Chemical, as announced in the “Notice Regarding Revision of Results Forecast” dated January 30, 2025 and the “Notice Regarding Revision of Results Forecast and Dividend Forecast” dated March 17, 2025, downwardly revised its full-year results forecast for the fiscal year ending March 31, 2025, it subsequently announced its actual figures for the full-year financial results for the fiscal year ending March 31, 2025 in the “Summary of Non-Consolidated Financial Results for Fiscal Year 2024 (Under Japanese GAAP)” dated May 8, 2025. Accordingly, it can be assessed that the market price of the Tanaka Chemical Shares has been formed based on such actual figures, and it has been determined that the downward revisions to the past results forecast for the fiscal year for which the actual figures have already been announced will not affect the appropriateness of the value per Tanaka Chemical Share.

As described above, Sumitomo Chemical and Tanaka Chemical carried out multiple negotiations and discussions, including the result of the calculation of the value per Tanaka Chemical Share that constitutes the basis of the calculation of the share exchange ratio submitted by the Companies’ respective third-party appraiser, carrying out careful examinations based on the result of the due diligence on Tanaka Chemical carried out by Sumitomo Chemical, and comprehensively taking into account factors such as the Companies’ financial conditions, asset status and future outlooks, etc. Consequently, Sumitomo Chemical and Tanaka Chemical concluded that setting the value per Tanaka Chemical Share at 424 yen is appropriate and will contribute to the interests of their respective shareholders, and determined that it is appropriate to carry out the Share Exchange, setting the value per Tanaka Chemical Share at 424 yen.

In addition, with respect to the value of the Sumitomo Chemical Shares to be delivered as consideration, since the Variable Share Exchange Ratio Method is to be used, it is preferable to use a share price immediately prior to the effective date of the Share Exchange. However, since it is necessary to set a prescribed administrative processing period under the book-entry transfer system for securities prior to the effective date of the Share Exchange, it was determined that it would be appropriate to use the simple average of the closing prices for each trading day during a certain period immediately prior to such processing period.

(ii)	Matters relating to the calculation
(a)	Names of appraisers and relationships with the Companies

Nomura Securities, which is Sumitomo Chemical’s third-party appraiser, and Mitsubishi UFJ Morgan Stanley Securities, which is Tanaka Chemical’s third-party appraiser, are both independent of the Companies and are not related parties of either of the Companies, nor do they have any material interest that must be disclosed in relation to the Share Exchange.

The remuneration for Nomura Securities includes contingency fees payable on the condition of completion of the Share Exchange, etc. However, upon taking into consideration general practices for similar transactions, Sumitomo Chemical has determined that the inclusion of contingency fees payable on the condition of completion, etc. of the Share Exchange does not negate the independence of Nomura Securities. In addition, the remuneration for Mitsubishi UFJ Morgan Stanley Securities includes contingency fees payable on the condition of completion of the Share Exchange, etc. However, upon taking into consideration general practices for similar transactions, Tanaka Chemical has determined that the inclusion of contingency fees payable on the condition of completion of the Share Exchange, etc. does not negate the independence of Mitsubishi UFJ Morgan Stanley Securities.

At its first meeting held on August 18, 2025, the Special Committee confirmed that there were no issues of note regarding the independence of Mitsubishi UFJ Morgan Stanley Securities and approved its appointment as Tanaka Chemical’s third-party appraiser.

(Note)	Mitsubishi UFJ Morgan Stanley Securities has the same parent company as MUFG Bank, Ltd. (“MUFG Bank”). MUFG Bank provides financing to Tanaka Chemical as part of its banking transactions and holds a position as a shareholder. However, according to Mitsubishi UFJ Morgan Stanley Securities, pursuant to Article 36, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business, etc. (Cabinet Office Order No. 52 of 2007, as amended), the department within Mitsubishi UFJ Morgan Stanley Securities responsible for calculating the share value of the Tanaka Chemical Shares has established and implemented an appropriate conflict of interest management system as a preventive measure against adverse effects, including information barriers, to strictly manage information concerning Sumitomo Chemical and Tanaka Chemical between that department and other departments within the company or MUFG Bank. Therefore, Mitsubishi UFJ Morgan Stanley Securities is performing the calculation of the share value of the Tanaka Chemical Shares independently, without being influenced by the judgments of MUFG Bank.

(b)	Overview of the calculation
a.	Calculation by Nomura Securities

Nomura Securities performed its calculation using (I) the average market price method, since the shares of Tanaka Chemical are listed on the TSE Standard Market and have a market price (the calculation reference date was set at October 27, 2025, and the referenced prices were (x), the closing price on the TSE on the calculation reference date, and (y), the simple average closing prices on the TSE over each of the following periods ending on the calculation reference date: five (5)-business days; one (1) month; three (3) months; and six (6) months); and (II) the discounted cash flow method (the “DCF method”) to reflect future business activities of Tanaka Chemical in the valuation of the Tanaka Chemical Shares.

The results of the calculation of the per-share value of the Tanaka Chemical Shares using the above valuation methods are as follows.

Results of the calculation of the per-share value
Average market price method	396 yen - 424 yen
DCF method	327 yen - 468 yen

In calculating the share value of the Tanaka Chemical Shares, Nomura Securities assumed that publicly available information and all information provided to Nomura Securities were accurate and complete, and Nomura Securities did not independently verify the accuracy or completeness thereof. In connection with Tanaka Chemical’s assets or liabilities (including derivative financial instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), Nomura Securities neither conducted any independent assessment, appraisal, or evaluation, including any analysis or assessment of individual assets or liabilities, nor requested any third-party appraiser to conduct any appraisal or evaluation. Nomura Securities also proceeded on the basis that Tanaka Chemical’s financial projections and other information pertaining to the future had been reasonably examined or prepared by the management of Tanaka Chemical based on the best forecasts and judgments available at the time. The calculation by Nomura Securities is based on the information and the economic conditions obtained by Nomura Securities up to October 27, 2025. Furthermore, the calculation by Nomura Securities is solely intended to serve as a reference for the board of directors of Sumitomo Chemical when examining the share value of the Tanaka Chemical Shares.

In addition, Tanaka Chemical’s financial projections, which Nomura Securities used as a basis for the calculation under the DCF method, included fiscal years for which significant increases or decreases in profits and free cash flow are expected compared to the previous fiscal year. Specifically, a significant decrease in operating income is expected in the fiscal year ending March 31, 2026, since a phased start-up of new production lines to increase production is planned, and, concurrently, depreciation expenses are also expected to increase. Due to increased sales volume resulting from the production increase, substantial increases in operating income are expected in the fiscal years ending March 31, 2029 and March 31, 2030. Furthermore, due to increases or decreases in working capital and fluctuations in the amount of capital investment for expanding production capacity resulting from the reasons stated above, significant decreases in free cash flow are expected in the fiscal years ending March 31, 2026 and March 31, 2028, and substantial increases in free cash flow are expected in the fiscal years ending March 31, 2027, March 31, 2029 and March 31, 2030. Such financial projections do not assume the implementation of the Share Exchange.

b.	Calculation by Mitsubishi UFJ Morgan Stanley Securities

Mitsubishi UFJ Morgan Stanley Securities calculated the share value of the Tanaka Chemical Shares using (I) the market price analysis, since the shares of Tanaka Chemical are listed on the TSE Standard Market and have a market price; and (II) the discounted cash flow analysis (the “DCF analysis”) to reflect future business activities of Tanaka Chemical in the valuation of the Tanaka Chemical Shares.

The results of the calculation of the per-share value of the Tanaka Chemical Shares using the above valuation methods are as follows.

Results of calculation of the per-share value
Market price analysis	396 yen - 424 yen
DCF analysis	254 yen - 428 yen

Under the market price analysis, using October 27, 2025, as the calculation reference date (the “Reference Date”), the per-share value of the Tanaka Chemical Shares was calculated to range from 396 yen to 424 yen, based on (I) the closing price of the Tanaka Chemical Shares on the TSE Standard Market on the Reference Date (424 yen); (II) the simple average closing price over the most recent one (1)-month period ending on the Reference Date (396 yen); (III) the simple average closing price over the most recent three (3)-month period ending on the Reference Date (401 yen); and (IV) the simple average closing price over the most recent six (6)-month period ending on the Reference Date (410 yen).

Under the DCF analysis, the per-share value of the Tanaka Chemical Shares was calculated to range from 254 yen to 428 yen after analyzing the corporate value and the share value of Tanaka Chemical by discounting, at a certain discount rate, the free cash flow that Tanaka Chemical is expected to generate after the fiscal year ending March 31, 2026, based on various elements such as the business plan, which was prepared by Tanaka Chemical for the period that could be reasonably predicted at the time, i.e., the period from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2030 (the “Business Plan”) and publicly available information. Furthermore, a discount rate in the range of 6.50% to 7.00% was used by adopting the weighted average capital cost. For the calculation of the terminal value, the multiple method was adopted, with the EBITDA multiple set at 5.5 times to 8.0 times based on the standards of companies within the industry, and the terminal value was calculated to be in the range of 15,426 million yen to 22,437 million yen.

The financial projections based on the Business Plan, which Mitsubishi UFJ Morgan Stanley Securities used as a basis for the calculation under the DCF method, are as described below. The Business Plan includes fiscal years for which significant increases or decreases in profits and free cash flow are expected compared to the previous fiscal year. Specifically, a significant decrease in operating income is expected in the fiscal year ending March 31, 2026, since a phased start-up of new production lines to increase production is planned, and, concurrently, depreciation expenses are also expected to increase. Due to increased sales volume resulting from the production increase, substantial increases in operating income are expected in the fiscal years ending March 31, 2029, and March 31, 2030. Furthermore, due to increases or decreases in working capital and fluctuations in the amount of capital investment for expanding production capacity resulting from the reasons stated above, significant decreases in free cash flow are expected in the fiscal years ending March 31, 2026 and March 31, 2028, and substantial increases in free cash flow are expected in the fiscal years ending March 31, 2027, March 31, 2029 and March 31, 2030.

Regarding the net sales for the fiscal year ending March 31, 2026 (35,597 million yen) in the financial projections, Tanaka Chemical reflects the current business progress when preparing the Business Plan. Therefore, it differs from the net sales in the results forecast for the fiscal year ending March 31, 2026 (46,000 million yen.), which is contained in the “Summary of Non-Consolidated Financial Results for Fiscal Year 2024 (Under Japanese GAAP)” disclosed by Tanaka Chemical on May 8, 2025. For details, please refer to the “Notice Regarding Revision of Results Forecast” announced by Tanaka Chemical on October 28, 2025.

In addition, the Business Plan was prepared with the aim of assessing the reasonableness of the terms and conditions of the Share Exchange, taking into account the past performance, current profitability, trends in the rechargeable battery market, and other relevant matters. The Business Plan was developed under an independent internal examination framework at Tanaka Chemical.

The synergies that are expected to be achieved from the implementation of the Share Exchange have not been included in the financial projections, since at this time it is difficult to provide a specific estimate for such synergies.

(Millions of yen)

	FY ending March 31, 2026	FY ending March 31, 2027	FY ending March 31, 2028	FY ending March 31, 2029	FY ending March 31, 2030
Net sales	35,597	31,138	35,923	40,997	45,978
Operating income	(778)	(838)	(661)	(143)	360
EBITDA	1,756	1,839	1,989	2,382	2,801
Free cash flow	(2,155)	1,235	(576)	(85)	2,483
(Note)	The analysis by Mitsubishi UFJ Morgan Stanley Securities and the underlying analysis of the share value of the Tanaka Chemical Shares were addressed to and provided solely for the reference of the board of directors of Tanaka Chemical. These analyses do not constitute a financial opinion or a recommendation by Mitsubishi UFJ Morgan Stanley Securities or its affiliates, nor do they express an opinion or make a recommendation to shareholders of Tanaka Chemical or Sumitomo Chemical regarding the approval of the Share Exchange, transfer or acquisition of shares, exercise of shareholder rights, such as voting rights, consent to the Share Exchange, or any other related matters.

In analyzing and calculating the share value of the Tanaka Chemical Shares, Mitsubishi UFJ Morgan Stanley Securities relied on publicly available information or information provided by or otherwise obtained from Tanaka Chemical or Sumitomo Chemical, assuming that such information was accurate and complete, and Mitsubishi UFJ Morgan Stanley Securities did not independently verify the accuracy or completeness thereof. Furthermore, Mitsubishi UFJ Morgan Stanley Securities assumed that the financial projections were reasonably prepared and compiled by Tanaka Chemical’s management to reflect the best forecasts and judgments available at that time regarding Tanaka Chemical’s financial condition. Mitsubishi UFJ Morgan Stanley Securities is not a legal, accounting, or tax advisor. Mitsubishi UFJ Morgan Stanley Securities is a financial advisor and, with respect to legal, accounting, and tax matters, relied on the judgments of Tanaka Chemical and Tanaka Chemical’s legal, accounting, and tax advisors without conducting its own independent verification. In connection with the assets and liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of Tanaka Chemical, Sumitomo Chemical, and their affiliates, Mitsubishi UFJ Morgan Stanley Securities did not conduct its own assessment or evaluation, did not receive any assessment or evaluation, and did not request any third-party institution to conduct any appraisal or evaluation.

The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on economic, financial, market, and other conditions existing as of the Reference Date, and on information available to Mitsubishi UFJ Morgan Stanley Securities as of the Reference Date. Events that occur from the Reference Date onward may affect the assumptions used in the analysis and preparation of the share valuation report by Mitsubishi UFJ Morgan Stanley Securities; however, Mitsubishi UFJ Morgan Stanley Securities has no obligation to update, revise, or reconfirm the share valuation report and analysis. Furthermore, the preparation of the share valuation report and the underlying analysis involve complex processes and are not necessarily suitable for partial analysis or summary descriptions. The share value range based on the specific analysis described herein should not be construed as Mitsubishi UFJ Morgan Stanley Securities’ assessment of the actual value of Tanaka Chemical.

(2)	Matters concerning the appropriateness of the amounts of Sumitomo Chemical’s capital and reserves

The amounts of Sumitomo Chemical’s capital and reserves to be increased resulting from the Share Exchange shall be determined separately by Sumitomo Chemical as appropriate under the provisions of Article 39 of the Regulation on Corporate Accounting. This handling is determined within the scope of applicable laws and regulations after comprehensive consideration and review of Sumitomo Chemical’s financial condition, capital policy, and other circumstances, and Tanaka Chemical believes that it is appropriate.

(3)	Reasons for selecting Sumitomo Chemical’s shares as consideration for the exchange

Tanaka Chemical and Sumitomo Chemical have selected shares of Sumitomo Chemical, the wholly owning parent company resulting from a share exchange, as consideration for the Share Exchange.

Tanaka Chemical considers this selection appropriate, taking into account: (1) Sumitomo Chemical shares are listed on the Prime Market of the TSE, and trading opportunities will continue to be available on that market even after the Share Exchange is effective; and (2) the Tanaka Chemical’s shareholders can also expect to benefit from the synergies described in item 1. “Reasons for the Share Exchange” above by receiving shares of Sumitomo Chemical as consideration for the exchange.

As a result of the Share Exchange, Tanaka Chemical is scheduled to become a wholly-owned subsidiary of Sumitomo Chemical on January 30, 2026, which is the effective date of the Share Exchange, and pursuant to the TSE’s delisting criteria, the Tanaka Chemical Shares are scheduled to be delisted as of January 28, 2026 (with a final trading date of January 27, 2026). If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Even after the delisting of the Tanaka Chemical Shares, the Sumitomo Chemical Shares that are to be allotted to the shareholders of Tanaka Chemical in the Share Exchange are listed on the TSE Prime Market, and such shares can be traded on a financial instruments exchange market, even on or after the effective date of the Share Exchange. Sumitomo Chemical, therefore, believes that with respect to the shareholders of Tanaka Chemical who will receive, through the Share Exchange, an allotment of at least one hundred (100) Sumitomo Chemical Shares, which is the number of shares constituting one (1) unit of Sumitomo Chemical, Sumitomo Chemical can continue to provide liquidity for their Sumitomo Chemical Shares.

For the shareholders of Tanaka Chemical who will receive an allotment of less than one hundred (100) Sumitomo Chemical Shares, which is the number of shares constituting one (1) unit of Sumitomo Chemical, will not be able to sell such shares less than one (1) unit of Sumitomo Chemical on a financial instruments exchange market. However, such shareholders may demand that Sumitomo Chemical purchase their shares of less than one (1) unit. It is also possible for them to purchase additional shares from Sumitomo Chemical to make up a full unit together with the shares that they already hold that are less than one (1) unit. For details, please refer to (Note 3) “Handling of shares less than one (1) unit” in (1) “(A) Details of allotment in the Share Exchange” above. For details of the handling of fractional shares of Sumitomo Chemical allotted in the Share Exchange, please refer to (Note 4) “Handling of fractional shares” in (1) “(A) Details of allotment in the Share Exchange” above.

Shareholders of Tanaka Chemical may trade their Tanaka Chemical Shares on the TSE Standard Market until January 27, 2026, which is the last scheduled trading date, and may also execute their legal rights provided for in the Companies Act and other related laws and regulations until the Record Time.

(4)	Matters considered to avoid harming the interests of the shareholders of Tanaka Chemical

Since Sumitomo Chemical already holds 16,407,200 Tanaka Chemical Shares (representing 50.4% of the number of shares (32,531,747 shares) obtained by deducting the number of treasury shares of Tanaka Chemical (1,253 shares) from the number of issued shares of Tanaka Chemical (32,533,000 shares) as of September 30, 2025) and Tanaka Chemical is a consolidated subsidiary of Sumitomo Chemical, the Companies determined that it is necessary to avoid conflicts of interest and ensure fairness in the Share Exchange. The Companies have taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(A)	Obtaining valuation reports from third-party appraisers independent of the Companies

In order to ensure fairness in the decision-making regarding the share exchange ratio to be used in the Share Exchange, Sumitomo Chemical appointed Nomura Securities, which is a third-party appraiser independent of the Companies, and obtained a valuation report on the share value of the Tanaka Chemical Shares dated October 27, 2025. Additionally, Tanaka Chemical appointed Mitsubishi UFJ Morgan Stanley Securities, which is a third-party appraiser independent of the Companies, and obtained a valuation report on the share value of the Tanaka Chemical Shares dated October 27, 2025.

For an outline of the valuation reports mentioned above, please refer to (1)(B) “(ii) Matters relating to the calculation” above. The Companies did not obtain an opinion from each of their third-party appraisers stating that the value per share of the Tanaka Chemical Shares is fair for shareholders of Sumitomo Chemical or Tanaka Chemical from a financial perspective (a fairness opinion).

(B)	Advice from independent law firms

Sumitomo Chemical appointed Nagashima Ohno & Tsunematsu as its legal advisor for the Share Exchange, and obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method and process of its board of directors. Nagashima Ohno & Tsunematsu is independent of, and has no material interests in, the Companies.

Tanaka Chemical appointed City-Yuwa Partners as its legal advisor for the Share Exchange, and obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method and process of its board of directors. City-Yuwa Partners is independent of, and has no material interests in, the Companies. Furthermore, at its first meeting held on August 18, 2025, the Special Committee confirmed that there were no issues of note regarding the independence of City-Yuwa Partners and approved its appointment as Tanaka Chemical’s legal advisor.

(C)	Establishment of an independent special committee by Tanaka Chemical and obtaining a report from the special committee
(i)	Process of establishment of special committee, etc.

In response to the Proposal by Sumitomo Chemical on August 1, 2025, upon commencing the detailed examination of the Share Exchange, and prior to deliberation of the pros and cons of the Share Exchange by the board of directors of Tanaka Chemical, and adoption of any resolution in that regard, on August 5, 2025, Tanaka Chemical established the Special Committee composed of four (4) members, i.e., Mr. Kazuo Kuno (Outside Director and Independent Officer of Tanaka Chemical), Ms. Keiko Fukahori (Outside Director of Tanaka Chemical), Mr. Takeshi Inoue (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical) and Mr. Hirozumi Fujii (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical), for the purpose of (x) exercising caution in the decision-making process of the board of directors regarding the Share Exchange, (y) ensuring the fairness of decision-making by the board of directors by eliminating any potential arbitrariness and conflicts of interest in the decision-making process of the board of directors, and (z) obtaining an opinion on whether the decision by the board of directors to implement the Share Exchange can be considered fair to the general shareholders of Tanaka Chemical.

Under mutual election by the members of the Special Committee, Mr. Kazuo Kuno was selected as the chairperson of the Special Committee. However, it was subsequently discovered that, although Ms. Keiko Fukahori did not serve as a director or officer of Sumitomo Chemical, which is a party to the Share Exchange, there was a possibility of certain doubts arising with respect to her independence, which is required as a member of the Special Committee, considering the fact that she served as an Executive Director of Koei Chemical Company, Limited (“Koei Chemical”), which is a subsidiary of Sumitomo Chemical, until June 2023. Therefore, she resigned from her position as a member of the Special Committee on October 17, 2025. Accordingly, after that date, the Special Committee is composed of three (3) members, i.e., Mr. Kazuo Kuno (Outside Director and Independent Officer of Tanaka Chemical), Mr. Takeshi Inoue (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical) and Mr. Hirozumi Fujii (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical). In this regard, the Special Committee, at its ninth meeting held on October 21, 2025, which was a date after Ms. Keiko Fukahori resigned from her position as a member of the Special Committee, carefully re-verified the process for the Special Committee’s examinations at its first to eighth meetings, in which Ms. Keiko Fukahori was involved as a member. Based on the specific circumstances of the discussions and examinations of the Special Committee, the three (3) members of the Special Committee believe that each member conducted examinations from an independent standpoint as an Independent Outside Officer of Tanaka Chemical, and therefore, the three (3) members concluded that it was not necessary to re-conduct the individual examination process under the current three (3)-member committee structure (for details, please refer to “(ii) Process of examination” below).

The remuneration for the members of the Special Committee consists only of a fixed amount payable regardless of the success or failure of the Share Exchange and the content of their report. It does not include any contingency fees payable on the condition of completion of the Share Exchange, etc.

Tanaka Chemical consulted with the Special Committee matters in relation to (I) the reasonableness of the purposes of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the corporate value of Tanaka Chemical); (II) the fairness of the terms and conditions of the Share Exchange (including the share exchange ratio of the Share Exchange); (III) the fairness of the procedures for the Share Exchange; and (IV) whether the decision to implement the Share Exchange can be considered fair to the general shareholders of Tanaka Chemical, taking into account (I) through (III) above (the “Consultation Matters”). Furthermore, Tanaka Chemical has positioned the Special Committee as a body independent of the board of directors, and the board of directors has resolved to give maximum deference to the opinions of the Special Committee as expressed in the Report when making decisions regarding the Share Exchange and, especially if the Special Committee determines that the terms and conditions of the Share Exchange are unreasonable, not to make a decision to implement the Share Exchange.

In addition, Tanaka Chemical has resolved to grant the Special Committee (A) the authority to conduct negotiations on its own and substantially involve itself in the negotiation process regarding the terms and conditions of the Share Exchange by way of such means as receiving timely reports on the negotiation status, and expressing opinions, providing instructions, and making requests at critical junctures, (B) the authority to appoint its own external advisors (such as financial advisors, third-party appraisers, and legal advisors) as needed at Tanaka Chemical’s expense, or to designate or approve (including ex post facto approval) external advisors appointed by Tanaka Chemical, and if the Special Committee determines that it can rely on the external advisors appointed by Tanaka Chemical for professional advice, to utilize such external advisors, and (C) the authority to request that the officers and employees of Tanaka Chemical and external advisors to collect any and all information necessary to make a report.

(ii)	Process of examination

The Special Committee carefully examined the Consultation Matters by holding meetings of the Special Committee eleven (11) times in total during the period from August 18, 2025 to October 27, 2025, in addition to obtaining information, holding discussions from time to time, and taking other actions as necessary.

Specifically, the Special Committee confirmed that there were no issues regarding the independence and expertise of Mitsubishi UFJ Morgan Stanley Securities, appointed by Tanaka Chemical as its third-party appraiser, and City-Yuwa Partners, appointed by Tanaka Chemical as its legal advisor, and approved those appointments.

Subsequently, the Special Committee received explanations from, and held question-and-answer sessions with, Sumitomo Chemical and Tanaka Chemical, regarding the purposes of the Share Exchange, the background of, and course of events that led to, the Share Exchange, the details of synergies resulting from the Share Exchange, and the management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee also received explanations from, and held question-and-answer sessions with, Tanaka Chemical regarding the preparation procedures and content of the Business Plan. In addition, the Special Committee received explanations from and held question-and-answer sessions with Mitsubishi UFJ Morgan Stanley Securities, which is the third-party appraiser of Tanaka Chemical, regarding the method and results of the calculation of the share value of the Tanaka Chemical Shares. Moreover, the Special Committee received advice from City-Yuwa Partners, which is the legal advisor of Tanaka Chemical, on measures to ensure the fairness of the procedural aspects related to the Share Exchange, including the method and process, etc. of decision-making by the board of directors of Tanaka Chemical with respect to the Share Exchange and the operation of the Special Committee, and measures to avoid conflicts of interest (the above process shall hereinafter be referred to collectively as the “Examination Process”).

The Special Committee substantially involved itself in the negotiation process with Sumitomo Chemical by, after receiving timely reports on the process and details of the discussions and negotiations on the Share Exchange between the Companies, holding multiple discussions on the negotiation policies and other related matters until the final proposal on the share exchange ratio was received from Sumitomo Chemical, and providing its opinions to Tanaka Chemical.

As described in “(i) Process of establishment of special committee, etc.” above, Ms. Keiko Fukahori resigned from her position as a member of the Special Committee on October 17, 2025, since it was discovered that, although she did not serve as a director or officer of Sumitomo Chemical, which is a party to the Share Exchange, there was a possibility of certain doubts arising with respect to her independence, which is required as a member of the Special Committee, considering the fact that she served as an Executive Director of Koei Chemical, which is a subsidiary of Sumitomo Chemical, until June 2023 (Ms. Keiko Fukahori assumed a position as Part-time Director of Koei Chemical in June 2023, however, as a person in such a position does not fall under the category of a person responsible for the execution of operations of Koei Chemical, Tanaka Chemical believes that her current position does not raise any issue in terms of her independence). During the first to eighth meetings of the Special Committee held up to October 17, 2025, Ms. Keiko Fukahori, in her capacity as a member of the Special Committee, was involved in the Examination Process, and participated in part of the deliberations regarding the response policy in connection with the proposal from Sumitomo Chemical concerning the share exchange ratio for the Share Exchange.

As such, she was involved in the examinations of the Consultation Matters for a certain period. However, at the ninth meeting of the Special Meeting, which was held after Ms. Keiko Fukahori resigned from her position as a member of the Special Committee, three (3) members of the Special Committee (specifically, Mr. Kazuo Kuno (Outside Director and Independent Officer of Tanaka Chemical), Mr. Takeshi Inoue (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical) and Mr. Hirozumi Fujii (Outside Director (Audit & Supervisory Committee Member) and Independent Officer of Tanaka Chemical)), excluding Ms. Keiko Fukahori, concluded that it was not necessary to re-conduct the individual examination process under the current three (3)-member committee structure, taking into account the fact that each member examined the Consultation Matters from an independent standpoint as an Independent Outside Officer of Tanaka Chemical and that the opinions and policies of the Special Committee thus far would not change regardless of Ms. Keiko Fukahori’s involvement or non-involvement, given that, when making decisions on opinions, policies, and other matters of the Special Committee at its meetings, all decisions were made unanimously by the members, and there were no indications that Ms. Keiko Fukahori arbitrarily manipulated the opinions of the Special Committee.

After carefully discussing and examining the Consultation Matters through such procedures, the Special Committee, upon unanimous consent of all its members, submitted a report to the board of directors of Tanaka Chemical on October 27, 2025, stating that it considered the decision to implement the Share Exchange to be fair to the general shareholders of Tanaka Chemical. For the content of the Report, please refer to the “Report” dated October 27, 2025, which is attached to the press release regarding the Share Exchange.

(D)	Approval of all disinterested directors of Tanaka Chemical

Based on the legal advice obtained from City-Yuwa Partners, the content of the valuation report on the share value of the Tanaka Chemical Shares obtained from Mitsubishi UFJ Morgan Stanley Securities, the Report obtained from the Special Committee, the details of the multiple and continuous discussions that the Special Committee held with Sumitomo Chemical, and other relevant materials, Tanaka Chemical carefully deliberated and examined whether the Share Exchange proposed by Sumitomo Chemical would contribute to the enhancement of the corporate value of Tanaka Chemical and whether the terms and conditions of the Share Exchange including the share exchange ratio are fair. As a result of such deliberations and examination, at the meeting of its board of directors held on October 28, 2025, Tanaka Chemical resolved to enter into the Share Exchange Agreement.

At the meeting of the board of directors of Tanaka Chemical mentioned above, in light of the fact that Tanaka Chemical is a subsidiary of Sumitomo Chemical and the Share Exchange constitutes a transaction that typically involves issues of structural conflicts of interest and asymmetrical information, and from the standpoint of eliminating any potential influence of these issues on the deliberations and resolutions by the board of directors of Tanaka Chemical, the above-mentioned resolution was deliberated and unanimously adopted by four (4) out of the seven (7) directors of Tanaka Chemical, excluding Mr. Tetsushi Kondo, who was employed by Sumitomo Chemical until March 2025, Mr. Takanari Yamaguchi, who currently also serves as a Senior Managing Executive Officer of Sumitomo Chemical, and Ms. Keiko Fukahori, who currently also serves as a Part-time Director of Koei Chemical, which is a subsidiary of Sumitomo Chemical, and served as an Executive Director of Koei Chemical until June 2023.

Furthermore, among the directors of Tanaka Chemical, Mr. Tetsushi Kondo, Mr. Takanari Yamaguchi and Ms. Keiko Fukahori (however, with regard to Ms. Keiko Fukahori, after her resignation as a member of the Special Committee) did not participate in the deliberations and resolutions of the board of directors on the Share Exchange, including the above-mentioned meeting of the board of directors, nor did they participate in the discussions and negotiations on the Share Exchange from the standpoint of Tanaka Chemical.

(E)	Establishment of an independent examination framework at Tanaka Chemical

Tanaka Chemical has established an internal framework to examine, negotiate, and make decisions regarding the Share Exchange from a standpoint that is independent of Sumitomo Chemical. Specifically, Tanaka Chemical established a framework to conduct examinations of the Share Exchange (including the preparation of the business plan that forms the basis for calculating the share value of the Tanaka Chemical Shares) and to conduct discussions and negotiations with Sumitomo Chemical on or after the date of receipt of the Proposal from Sumitomo Chemical on August 1, 2025.

At its first meeting held on August 18, 2025, the Special Committee, based on advice from City-Yuwa Partners, confirmed that, when conducting internal examinations, negotiations, and determinations in relation to the Share Exchange, among the directors of Tanaka Chemical, Mr. Tetsushi Kondo, who was employed by Sumitomo Chemical until March 2025 and Mr. Takanari Yamaguchi, who currently also serves as a Senior Managing Executive Officer of Sumitomo Chemical, and employees seconded from Sumitomo Chemical to Tanaka Chemical were considered to have interests in the Share Exchange, and therefore, they would not participate in any examinations, or discussions and negotiations with Sumitomo Chemical in relation to the Share Exchange.

Including these measures, the Special Committee has recognized that the examination framework of Tanaka Chemical does not present any issues from the viewpoint of independence and fairness.

As described in (C) “(i) Process of establishment of special committee, etc.” above, while Ms. Keiko Fukahori resigned from her position as a member of the Special Committee, following her resignation, she did not participate in any meetings of the Special Committee and was not involved in any discussions or negotiations with Sumitomo Chemical.

(F)	Ensuring opportunities for acquisition proposals by other acquirers (market check)

Sumitomo Chemical and Tanaka Chemical have not executed any agreement that restricts persons proposing acquisition other than Sumitomo Chemical (the “Competing Acquisition Offerors”) from contacting Tanaka Chemical, such as an agreement containing a transaction protection clause that prohibits Tanaka Chemical from contacting the Competing Acquisition Offerors.

In addition, an extraordinary general meeting of shareholders of Tanaka Chemical to approve the Share Exchange Agreement is scheduled to be held on December 25, 2025, approximately two (2) months after the announcement of the execution of the Share Exchange Agreement, and Sumitomo Chemical believes that sufficient opportunities have been ensured for the Competing Acquisition Offerors compared to other cases of corporate acquisition.

4.       Matters to be considered regarding consideration for the exchange

(1) Provisions of Articles of Incorporation of Sumitomo Chemical

In accordance with laws and regulations and Article 14 of Tanaka Chemical’s Articles of Incorporation, the Sumitomo Chemical’s Articles of Incorporation are not included in the document provided to shareholders who have requested a hard copy (the document containing matters subject to electronic provision). Please access the respective websites where the electronically provided matters are posted to review the content.

(2) Matters concerning the method of realizing the consideration for the exchange

(A) Market for trading the consideration for the exchange

The shares of Sumitomo Chemical are traded on the Prime Market of the TSE.

(B) Persons acting as intermediaries, brokers, or agents for trading the consideration for the exchange

The shares of Sumitomo Chemical are traded through financial instruments dealers (securities firms, etc.) nationwide, including brokerage and agency services.

(C) If there are restrictions on the transfer or other disposition of the consideration for the exchange, the details thereof

Not applicable.

(3) Matters concerning the market price of the consideration for the exchange

The average closing prices of the shares of Sumitomo Chemical on the Prime Market of the TSE calculated over the one-month, three-month, and six-month periods, one business day prior to the announcement date (October 28, 2025) of the execution of the Share Exchange Agreement as a reference date, were 468 yen, 444 yen, and 397 yen, respectively.

The market price and other information of the shares of Sumitomo Chemical can be viewed on the TSE’s website (https://www.jpx.co.jp/) and other sources.

(4) Content of Sumitomo Chemical’s balance sheets for each fiscal year ended in the past five years

Sumitomo Chemical has submitted Annual Securities Report for each fiscal year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act; therefore, the information is not included herein.

5. Matters concerning the appropriateness of provisions regarding stock acquisition rights related to the Share Exchange

Not applicable.

6. Matters concerning financial statements, etc.

(1) Content of financial statements for Sumitomo Chemical’s most recent fiscal year

In accordance with laws and regulations and Article 14 of Tanaka Chemical’s Articles of Incorporation, the contents of the financial statements, etc., for Sumitomo Chemical’s most recent fiscal year (April 1, 2024 to March 31, 2025) are not included in the document delivered to shareholders who have requested a hard copy (the document containing matters subject to electronic provision). Please access the respective websites where the electronically provided matters are posted to review the content.

(2) Matters concerning dispositions of significant assets, incurrence of major liabilities, or other events occurring after the end of the most recent fiscal year of Tanaka Chemical and Sumitomo Chemical that significantly affect the status of company assets

(A) Tanaka Chemical

(i) At a meeting of its Board of Directors held on October 28, 2025, Tanaka Chemical resolved to conduct the Share Exchange with Sumitomo Chemical, whereby Sumitomo Chemical will become the wholly owning parent company resulting from a share exchange and the Tanaka Chemical will become the wholly owned subsidiary resulting from a share exchange, and entered into the Share Exchange Agreement on the same date. The contents of the Share Exchange Agreement are as described in “2. Summary of the Share Exchange Agreement” above.

(ii) Tanaka Chemical plans to cancel all treasury shares held as of the reference time (including shares acquired in response to share repurchase requests from dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act concerning the Share Exchange) by the Record Time, based on a resolution of the Board of Directors to be held by the day before the effective date of the Share Exchange.

(B)Sumitomo Chemical

At a meeting of its Board of Directors held on October 28, 2025, Sumitomo Chemical resolved to conduct the Share Exchange with Tanaka Chemical, whereby Sumitomo Chemical will become the wholly owning parent company resulting from a share exchange and Tanaka Chemical will become the wholly owned subsidiary resulting from a share exchange, and entered into the Share Exchange Agreement on the same date. The contents of the Share Exchange Agreement are as described in “2. Summary of the Share Exchange Agreement” above.

End

Memo

Access Map to the Meeting Venue

Address:
Convention Hall, B1 Floor, Fukui Chamber of Commerce and Industry Building, 2-8-1 Nishikida, Fukui City, Fukui

Tel: 0776-33-8251

Shareholder Information

Fiscal Year:	April 1 to March 31 of the following year
Record Date for Year-End Dividend Entitlement:	March 31
Annual General Meeting of Shareholders:	Every June
Shareholder Registry Administrator / Account Management Institution for Special Accounts:	Mitsubishi UFJ Trust and Banking Corporation
Contact Information:	Mitsubishi UFJ Trust and Banking Corporation, Osaka Corporate Agency Division 3-6-3 Fushimimachi, Chuo-ku, Osaka-shi, 541-8502 Tel: 0120-094-777 (toll-free)
Listed Stock Exchange:	Tokyo Stock Exchange (Standard Market)
Method of Public Notice:

Electronic public notice

URL for Public Notices: https://www.tanaka-chem.co.jp/

(If accidents by which electronic public notice is not possible or other unavoidable circumstances occur, public notices will be done in the Nihon Keizai Shimbun.)

Materials for the Extraordinary General Meeting of Shareholders

(Matters not provided in paper form)

■	Reference Documents for the General Meeting of Shareholders:

The following matters concerning the proposal

•	Articles of Incorporation of Sumitomo Chemical Company, Limited

•	Financial statements, etc. for the most recent fiscal year of Sumitomo Chemical Company, Limited (from April 1, 2024 to March 31, 2025)

Tanaka Chemical Corporation

In accordance with applicable laws and regulations and Article 14 of the Articles of Incorporation of the Company, the above matters are not included in the documents provided to shareholders who have requested written delivery.

Please note that, regardless of whether a request for written delivery has been made, all shareholders will receive printed documents for this General Meeting of Shareholders that includes the matters subject to electronic provision measures, excluding the above-described matters.

Articles of Incorporation

(June, 2025)

SUMITOMO CHEMICAL COMPANY, LIMITED

English translation (for reference only)

ARTICLES OF INCORPORATION

OF

SUMITOMO CHEMICAL COMPANY, LIMITED

CHAPTER I - GENERAL PROVISIONS

Article 1 (Trade Name)

The Company shall be called “Sumitomo Kagaku Kabushiki Kaisha” and in English, “SUMITOMO CHEMICAL COMPANY, LIMITED.”

Article 2 (Location of Head Office)

The Company shall have its head office in Chuou-ku, Tokyo.

Article 3 (Purposes)

The purposes of the Company shall be to engage in the following activities:

1.	Manufacture, process, sale and purchase of the following products;
(1)	inorganic and organic industrial chemicals, fertilizers, and gases for industrial use;
(2)	synthetic resins, synthetic rubbers, and other petrochemical products and polymers;
(3)	dyes and other various fine chemicals ;
(4)	insecticides, fungicides, herbicides and other pesticides;
(5)	drugs, quasi-drugs, veterinary drugs, diagnostic products, medical equipment and appliances, medical materials, animal feeds, animal feed additives, enzymes and food additives;
(6)	light metals, rare metals, and other various metals and rare earthes, and compounds thereof;
(7)	carbon fibers and other various fibers, composites and ceramics, and ingredients thereof;
(8)	electronic devices and components, and materials thereof;
(9)	materials for civil engineering and construction, materials for housing, and materials for agriculture and horticulture;
(10)	any materials relating to any of the foregoing products; and
(11)	any processed goods of any of the foregoing products;
2.	Export and import of the products listed in the preceding item;
3.	Production, processing, sale, purchase, export and import of foods, seeds, seedlings and agricultural and marine products;
4.	Research, investigation, design, manufacture, construction, sale and purchase of machinery, equipment, systems and devices for the chemical industry, food industry, nuclear industry, electronic industry, environmental protection, agriculture and horticulture and other various purposes, and undertaking of the operation, maintenance and others, and provision of the technical guidance in respect thereof;
5.	Provision of the technical guidance and development, manufacture, sale and purchase of the equipment and devices in respect of medical care, healthcare and gymnastics, and management of the systems and facilities in respect thereof;
6.	Chemical analysis and other various analyses, tests and examinations, and undertaking of the investigation and provision of the technical guidance in respect thereof;

7.	Undertaking of the collection and processing of information, and development of the systems relating thereto, provision of the technical guidance and provision of various information;
8.	Design, construction and supervision of various construction works, and provision of the technical guidance in respect thereof;
9.	Sale, purchase, lease and management of land and buildings;
10.	Worker dispatch businesses and job placement businesses;
11.	Non-life insurance agency and life insurance solicitation;
12.	Cargo transportation by truck, cargo forwarding, domestic marine transportation, harbor transportation and warehousing;
13.	Collection, transportation, disposal and re-use or recycling of industrial wastes and non-industrial wastes;
14.	Supply of electricity;
15.	Refinement, processing, purchase and sale, and export and import of petroleum and other mineral resources and by-products thereof; and
16.	Any and all businesses incidental to any of the foregoing items.

Article 4 (Governing Bodies of the Company)

In addition to the General Meeting of Shareholders and Directors, the Company shall have the following:

1.	Board of Directors,
2.	Audit & Supervisory Committee, and
3.	Accounting Auditors.

Article 5 (Method of Public Notice)

Public notices by the Company shall be given electronically; provided, however, that if public notice cannot be given electronically due to an accident or for other unavoidable causes, it shall be given by publication in the Japanese newspaper, the Nihon Keizai Shinbun.

CHAPTER II - SHARES

Article 6 (Total Number of Shares Authorized to Be Issued and Number of Voting Unit (tangen) Shares)

(i)	The total number of shares authorized to be issued by the Company shall be five-billion (5,000,000,000) shares.
(ii)	Number of the Company’s voting unit (tangen) shares shall be 100 shares.

Article 7 (Record Date)

(i)	The shareholders whose names are recorded on the list of shareholders (including the list of substantial shareholders hereinafter) as of the last day of each fiscal year (jigyounendo) shall be deemed by the Company to be the shareholders who are entitled to exercise their rights at the Ordinary General Meeting of Shareholders in respect of such fiscal year (jigyounendo).
(ii)	In addition to the preceding paragraph, if it is necessary, the Company may temporarily establish a record date with the prior public notice by a resolution of the Board of Directors.

Article 8 (Claim for Additional Purchase by Shareholders Having Shares Less than One Voting Unit)

The shareholder of the Company may make a claim to the Company for selling such number of shares that shall, together with the shares constituting less than one voting unit (tangen), constitute a voting unit (tangen) in accordance with the share handling regulation.

Article 9 (Administrator of Shareholders’ Register)

(i)	The Company shall have an administrator of the shareholders’ register .
(ii)	The administrator of the shareholders register and its place of business shall be designated by a resolution of the Board of Directors and shall be announced by public notice.
(iii)	The preparation and keeping of the list of shareholders and the register of share purchase warrants, and other affairs related thereto shall be entrusted to the administrator of shareholders register , and the Company shall not handle such affairs.

Article 10 (Handling of Shares)

The handling of the shares of the Company and commission fee thereof shall be prescribed by the share handling regulation set by the Board of Directors

CHAPTER III - GENERAL MEETINGS OF SHAREHOLDERS

Article 11 (Time of Meeting)

(i)	The Ordinary General Meeting of Shareholders of the Company shall be held in June of each year.
(ii)	In addition to the preceding paragraph, if it is necessary, an Extraordinary General Meeting of Shareholders shall be held.

Article 12 (Place of Meeting)

The General Meeting of Shareholders shall be held at the location of the head office, at a location adjacent thereto, at Osaka-shi, or at a location adjacent thereto.

Article 13 (Chairperson)

The President shall preside over the General Meeting of Shareholders. In the case of an inability of the President to so preside, any one of the other Directors shall act in his/her place in accordance with an order previously determined by resolution of the Board of Directors.

Article 14 (Measures etc., for Electronic Provision of Materials for General Meetings of Shareholders)

(i)	The Company shall, when convening a General Meeting of Shareholders, provide information contained in the reference materials for the General Meeting of Shareholders, etc. electronically.
(ii)	Among the matters to be provided electronically, the Company may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

Article 15 (Requirements of Resolution)

(i)	Resolutions of General Meetings of Shareholders shall be made by a majority of the votes of the shareholders present, unless otherwise provided in laws or these Articles of Incorporation.

(ii)	Resolutions of General Meetings of Shareholders as provided for in paragraph 2, Article 309 of the Corporate Law shall be made by the majority of two-thirds (2/3) or more of the votes of the shareholders present, which shareholders shall collectively have not less than one-third (1/3) of the voting rights held by the shareholders having the right to vote.

Article 16 (Exercise by Proxy of a Voting Right)

Any shareholder of the Company may exercise his/her voting right by appointing one proxy who is another shareholder of the Company having the right to vote. However, such shareholder or proxy shall submit to the Company a document certifying his/her authority.

CHAPTER IV - DIRECTORS AND BOARD OF DIRECTORS

Article 17 (Number of Directors)

(i)         The Company shall have not more than ten (10) Directors (excluding Directors who are Audit & Supervisory Committee Members).

(ii)      The Company shall have not more than five (5) Directors who are Audit & Supervisory Committee Members.

Article 18 (Election of Directors)

(i)	Directors shall be elected by a resolution of a General Meeting of Shareholders, and such election shall be implemented by distinguishing between Director who are Audit & Supervisory Committee Members and other Directors.
(ii)	A resolution for the election of Directors shall be made by a majority of the votes of the shareholders present at a General Meeting of Shareholders at which the shareholders having not less than one-third (1/3) of the voting rights held by the shareholders having the right to vote shall be present.
(iii)	A resolution for the election of Directors shall not be made by cumulative voting.

Article 19 (Term of Office of Directors)

(i)       The term of office of a Director (excluding Directors who are Audit & Supervisory Committee Members) shall expire at the time of termination of an Ordinary General Meeting of Shareholders with respect to the last fiscal year ending within one (1) year from his or her election.

(ii)      The term of office of a Director who is an Audit & Supervisory Committee Member shall expire at the time of termination of an Ordinary General Meeting of Shareholders with respect to the last fiscal year ending within two (2) years from his or her election.

(iii)      The term of office of a Director who is an Audit & Supervisory Committee Member elected to fill a vacancy caused by retirement of a Director who was an Audit & Supervisory Committee Member prior to the expiration of his or her term of office shall expire at the expiry of the term of office of such retiring Director who was an Audit & Supervisory Committee Member.

(iv)      A resolution for the election of a substitute Director who is an Audit & Supervisory Committee Member pursuant to Article 329, Paragraph 3 of the Companies Act shall remain in effect until the time of commencement of an Ordinary General Meeting of Shareholders with respect to the last fiscal year ending within two (2) years from his or her election..

Article 20 (Notice to Convene Board of Directors’ Meeting)

A convocation notice for each Board of Directors’ Meeting shall be dispatched to each Director at least three (3) days before the scheduled date of such meeting; provided, however, that such period may be shortened in case of urgency.

Article 21 (Omission of Resolution of a Board of Directors）

In the event a Director submits a proposal with respect to a matter which is the purpose of a resolution of a Board of Directors’ Meeting, if all of the Directors (limited to those who are entitled to participate in votes with respect to such matter) indicate their consent to such proposal, either in writing or by electromagnetic record, it shall be deemed by the Company that the resolution of the Board of Directors to approve such proposal has been passed.

Article 22 (Representative Directors, etc.)

(i)	The Board of Directors shall designate one (1) or more Representative Director(s) from among the Directors (excluding Directors who are Audit & Supervisory Committee Members) by its resolution.
(ii)	The Board of Directors shall designate one (1) President from among the Directors (excluding Directors who are Audit & Supervisory Committee Members) or Executive Officers by its resolution.
(iii)	The Board of Directors may appoint a Chairman and a Vice Chairman from among the Directors (excluding Directors who are Audit & Supervisory Committee Members) by its resolution.

Article 23 (Delegation of Decisions on Execution of Important Operations)

Pursuant to Article 399-13, Paragraph 6 of the Companies Act, the Company may delegate all or part of the decisions on execution of important operations (excluding matters set out in items of Article 399-13, Paragraph 5 of the Companies Act) to Directors by a resolution of the Board of Directors.

Article 24 (Remuneration, etc. of Directors)

The remuneration, etc. of the Directors shall be determined by the resolution of a General Meeting of Shareholders, and such determination shall be made by distinguishing between Directors who are Audit & Supervisory Committee Members and other Directors.

Article 25 (Outside Directors’ Liability for Damages)

The Company may, pursuant to paragraph 1, Article 427 of the Corporate Law, enter into an agreement with an Outside Director to limit such Outside Director’s liability for damages to the Company. However, the limit on the amount of liability under such agreement shall be the amount stipulated in applicable laws.

Article 26 (Executive Officers)

The Board of Directors may elect Executive Officers by its resolution and have them execute the business of the Company assigned to them.

CHAPTER V – AUDIT & SUPERVISORY COMMITTEE

Article 27 (Notice to Convene Audit & Supervisory Committee Meeting)

A convocation notice for each Audit & Supervisory Committee Meeting shall be dispatched to each Audit & Supervisory Committee Member at least three (3) days before the scheduled date of such meeting; provided, however, that such period may be shortened in case of urgency.

Article 28 (Standing Audit & Supervisory Committee Members)

The Audit & Supervisory Committee may appoint by its resolution one or more Standing Audit & Supervisory Committee Member(s).

CHAPTER VI – CALCULATION

Article 29 (Fiscal Year)

The fiscal year (jigyounendo) of the Company shall commence on the 1st day of April each year and end on the 31st day of March of the next year.

Article 30 (Decision Making Body for Distribution of Surplus Funds, etc.)

Unless otherwise provided in laws, the Company shall determine the matters provided in each item of paragraph 1, Article 459 of the Corporate Law, such as the distribution of surplus funds, by a resolution of the Board of Directors and not by a resolution of the General Meeting of Shareholders.

Article 31 (Record Date for Dividend Payment from Retained Earnings)

(i)	The record date for the year-end dividend payment by the Company shall be the 31st day of March of each year.
(ii)	The record date for the interim dividend payment by the Company shall be the 30th day of September of each year.
(iii)	In addition to the preceding two paragraphs, record dates may be set for dividend payment from retained earnings.

Article 32 (Exclusion Period of Dividends)

In the event that dividends have not been received yet when three (3) full years have passed from the date of commencement of payment, the Company shall be relieved of the obligation to make such payment.

(Supplementary Provision)

With respect to the agreements to limit the liability for damages to the Company regarding the acts of Outside Audit & Supervisory Board Members (including those who were Outside Audit & Supervisory Board Members) prior to the termination of the 144th Ordinary General Meeting of Shareholders, Article 31 of the Articles of Incorporation before the amendment thereof by the resolution of the said ordinary general meeting of shareholders shall apply.

ATTACHMENTS

Business Report

(April 1, 2024 - March 31, 2025)

1.       Overview of the Company Group

(1)      Business Progress and Results

The global economy maintained steady growth in FY2024 due to a recovery of production and trade especially in U.S. as a result of increased demand for generative AI and strong economic activities in service-related industry. There was a moderate recovery also in Japanese economic conditions owing to such factors as an increased demand from inbound tourists and continued strong capital investment, though an increased frugality in households slowed down growth in consumer spending in the second half of FY2024.

In these circumstances, the Group has made strong progress on the immediate-term, concentrated measures to improve business performance and fundamental structural reforms. As a result, the Group’s sales revenue increased by ¥159.4 billion compared to FY2023, to ¥2,606.3 billion. In terms of profits and losses, core operating income* was ¥140.5 billion. Operating income was ¥193.0 billion owing to a share of profit of investments accounted for using the equity method in Rabigh Refining and Petrochemical Company (“Petro Rabigh”) due to debt forgiveness. Net income attributable to owners of the parent was ¥38.6 billion as a result of a loss on the waiver of the shareholder loans to Petro Rabigh. Results in every category of income significantly improved compared to FY2023. The Company’s non-consolidated sales amounted to ¥856.6 billion, and net income was ¥24.2 billion.

Note:	“Core operating income” is a gain and loss concept that reflects recurring earning capacity by deducting gains and losses incurred by non-recurring factors from operating profit and loss, which includes the share of profits or losses from investments accounted for using the equity method.

The Company has decided to pay a year-end dividend of ¥6 per share. As a result, the Company’s annual dividend for FY2024 is ¥9 per share, including an interim dividend of ¥3 per share, which is the same amount as the previous fiscal year.

Financial Results by Business Segment

NOTES:

1.	On October 1, 2024, the Company reorganized and restructured its five business sectors of “Essential Chemicals & Plastics,” “Energy & Functional Materials,” “IT-related Chemicals,” “Health & Crop Sciences,” and “Pharmaceuticals” into four new business sectors: “Agro & Life Solutions,” “ICT & Mobility Solutions,” “Advanced Medical Solutions,” and “Essential & Green Materials.”
2.	In previous fiscal years, the Group presented its results using the classifications “Essential Chemicals & Plastics,” “Energy & Functional Materials,” “IT-related Chemicals,” “Health & Crop Sciences,” “Pharmaceuticals,” and “Others.” From FY2024 , the Group presents its results using the classifications “Agro & Life Solutions,” “ICT & Mobility Solutions,” “Advanced Medical Solutions,” “Essential & Green Materials,” “Sumitomo Pharma,” and “Others.” “Sumitomo Pharma” is shown as a separate reportable segment based on the IFRS disclosure standard.
3.	The results for the previous fiscal year have been reclassified using the new classifications for the purpose of comparison.

Agro & Life Solutions

While there was a deterioration in market conditions for crop protection chemicals in the Americas, shipments remained strong in locations such as India. Moreover, market conditions for methionine (feed additives) improved compared to FY2023. As a result, sales revenue increased by ¥24.6 billion from FY2023, to ¥540.2 billion. Core operating income was ¥55.0 billion, increased by ¥28.6 billion from FY2023.

ICT & Mobility Solutions

Shipments of display-related materials and processing materials for semiconductors, such as high-purity chemicals and photoresists, increased because of higher demand. As a result, sales revenue increased by ¥19.6 billion from FY2023, to ¥607.0 billion. Core operating income was ¥70.6 billion, increased by ¥20.5 billion from FY2023.

Advanced Medical Solutions

Shipments of active pharmaceutical ingredients and intermediates remained strong. As a result, sales revenue was ¥62.1 billion, about the same level as FY2023. Core operating income was ¥4.0 billion, decreased by ¥2.1 billion from FY2023, due to an increase in fixed costs.

Essential & Green Materials

Selling prices for synthetic resins, methyl methacrylate and various industrial chemicals increased due to higher raw material prices. On the other hand, shipments of aluminum decreased due to the Group’s exit from the business. As a result, sales revenue increased by ¥13.2 billion from FY2023 to ¥899.0 billion. Core operating income posted a loss of ¥58.5 billion, improved by ¥30.6 billion from FY2023, due to an improvement in market conditions, while there was a deterioration in the financial performance of Petro Rabigh, an affiliated company accounted for by the equity method.

Sumitomo Pharma

In North America, there was an increase in sales of ORGOVYX® (therapeutic agent for advanced prostate cancer), MYFEMBREE® (therapeutic agent for uterine fibroids and endometriosis) and GEMTESA® (therapeutic agent for overactive bladder). On the other hand, in Japan, sales revenue was affected by National Health Insurance (NHI) drug price revisions. As a result, sales revenue increased by ¥84.2 billion from FY2023, to ¥398.0 billion. Core operating income was ¥35.3 billion, improved by ¥161.8 billion from FY2023, because of increased sales revenue and significant reduction in selling, general and administrative expenses including research and development expenses, primarily resulting from the effects of business structure improvement through the restructuring of the Group companies in North America and the selection and concentration of research and development investments. Sales revenue and core operating income differ between this segment and Sumitomo Pharma, Co., Ltd., a subsidiary of the Company, due to the Group’s contract development and manufacturing organization business for regenerative medicine and cell therapy products not being included in this segment and the Group’s consolidated account processing.

Others

In addition to the above five segments, the Group supplies radiopharmaceuticals, electric power and steam, designs chemical plants and supervises the construction of those facilities, as well as provides transportation and warehousing. Sales revenue of these businesses increased by ¥14.1 billion from FY2023, to ¥99.9 billion. Core operating income increased by ¥55.3 billion from FY2023, to ¥66.9 billion due to transfers of shares in Nihon Medi-Physics Co., Ltd., which was a subsidiary of the Company, in Sumitomo Chemical Engineering Co., Ltd., which was a subsidiary of the Company and in Sumitomo Bakelite Co., Ltd., which was an affiliated company accounted for by the equity-method.

Capital Expenditures

In the fiscal year under review, the Companies’ capital expenditures totaled ¥131.7 billion, which includes investments for new installations and the expansion of manufacturing facilities as well as maintenance and rationalization of existing facilities.

Major facilities completed in the fiscal year under review include the new construction of the Company’s manufacturing plant for small molecule drugs in the Advanced Medical Solutions Sector and the new construction of the Company’s research facility in Chiba site in the Others Sector.

Major facilities under construction in the fiscal year under review include the following: the new construction of an overseas subsidiary’s semiconductor process chemical plant, the introduction of the Company’s lithography device for immersion ArF photoresists, and the internalization of the Company’s liquid crystal coating processes for OLED displays and polarizing film for automotive applications in the ICT & Mobility Solutions Sector.

Financing

To respond to financing needs during the fiscal year under review, the Company raised funds, primarily via borrowings from banks and the issue of corporate bonds.

In September 2024, the Company issued the third publicly offered hybrid bonds (subordinated bonds) with interest payment deferrable clause and optional early redemption conditions of ¥100.0 billion, as refunding securities for the redemption of the second publicly offered hybrid bonds (subordinated bonds) with interest payment deferrable clause and optional early redemption conditions of ¥100.0 billion, for which the first optional redemption date arrived in December 2024.

The balance of borrowings (including corporate bonds) decreased by ¥277.4 billion from the previous fiscal year, to ¥1,286.1 billion.

(2)       Issues to be Addressed

FY2022–24 Corporate Business Plan: summary

In FY2023, we recorded a core operating loss of around ¥150 billion, mainly due to a market deterioration in margins in the petrochemical business, including Petro Rabigh in particular, which was compounded by Sumitomo Pharma’s loss of exclusivity (patent cliff) for the atypical antipsychotic LATUDA®. By contrast, we achieved a V-shaped recovery in FY2024, with core operating income of ¥140.5 billion, thanks to the companywide implementation of our Immediate-term, concentrated measures to improve business performance and our Fundamental structural reforms.

In terms of Immediate-term, concentrated measures to improve business performance, we proceeded with consecutive sales of non-core businesses from the perspective of finding the best owner, as well as pursuing measures such as inventory reductions, selective investments, and asset dispositions. These generated approximately ¥700 billion in cash.

In terms of our Fundamental structural reforms (Revival strategy), we developed two problem-solving measures for Sumitomo Pharma and Petro Rabigh. For Sumitomo Pharma, we engaged in thorough cost reduction and expanding sales of our 3 key products, returning to profit in FY2024. For Petro Rabigh, we implemented a financial restructuring, including debt waiver. We will work on addressing the remaining challenges with the aim of resolving them during the term of FY2025-27 Corporate Business Plan.

Long-term vision

Throughout its history, the Company has upheld Sumitomo’s business spirit of “Harmony between the individual, the nation and society” (Sumitomo manifests this concept by seeking to benefit not only its own business, but also both the nation and society). Through this spirit, we have achieved growth while contributing to society. Based on this approach, we have established our long-term vision for the Company as an “Innovative Solution Provider” – a company that leverages innovative technologies to solve society’s challenges.

To achieve this vision, we have identified food, ICT, healthcare, and the environment as societal issues we should tackle, on the basis of the technology and business assets that give the Company its distinct competitive advantages. In October 2024, we reorganized the Company’s business sectors to address these four issues. By leveraging the six unique core technologies that we have developed so far, together with important assets focused on the three X’s – GX, DX, and BX – driven by these technologies, we will generate solutions from innovative products and technologies in each of these areas and provide them broadly throughout society. We will strive to continue to be a company with a global presence and aim for the sustainable improvement of corporate value.

FY2025–27 Corporate Business Plan: companywide policies

The slogan of our new Three-Year Corporate Business Plan is “Leap Beyond” to express our resolve to leap higher, beyond today.

With the outlook for the business environment expected to become increasingly unclear, this slogan embodies our aspiration to continue to innovate with new ideas, thereby returning to a growth trajectory and achieving sustainable growth into the future.

Under this slogan, we launched a new management structure in April this year. We will accelerate the upgrading of the Company’s business portfolio by focusing its resources on our current growth drivers, the Agro & Life Solutions Sector and the ICT & Mobility Solutions Sector. In addition, by renewing our commitment to ROIC-oriented management, we will strive to significantly improve profitability and capital efficiency.

We have established the following financial performance targets for FY2027: core operating income of ¥200 billion, net income attributable to owners of the parent of ¥100 billion, ROE of 8%, and ROIC of 6%. By pursuing initiatives in line with the five parts of our basic policy under the Corporate Business Plan, we will ensure we achieve these targets and aim even higher.

Basic Policy

(1) Upgrading the Company’s business portfolio through a new growth strategy

We will clarify the positioning of each business area and implement more clearly focused resource allocation accordingly. The Agro & Life Solutions Sector and the ICT & Mobility Solutions Sector will be our growth drivers for the foreseeable future. We will concentrate our capital expenditures and other strategic investments in these areas, and spend an even greater amount on related R&D. The Advanced Medical Solutions Sector will be developed as a new growth area to become the Company’s third growth driver, while the Essential & Green Materials Sector will see a major shift in our focus to value creation through environmental impact reduction and related businesses.

Basic Policy

(2) Increasing resilience through the continuous implementation of structural reforms

We will strive to further increase the resilience of its business structure by pressing ahead with our ongoing structural reform efforts. They include improving the earning of Petro Rabigh, seeking the best partner that can contribute to the sustainable growth of Sumitomo Pharma, which has emerged from a significant loss and taken a solid step towards growth, and carrying out structural reforms of the Company’s petrochemical business in Japan and Singapore.

Basic Policy

(3) Improving financial and capital efficiency

We will renew our commitment to ROIC-oriented management, aiming for ROIC of 6% in FY2027 through stronger profitability and the optimal investment of capital.

The cash generation efforts that we have advanced as part of our short-term intensive performance improvement measures will continue under the Corporate Business Plan, as we strive to improve the Company’s financial position with a target of generating cash of ¥200 billion.

In addition to the three issues above, we will also implement an R&D strategy centered on the three X’s and work on enhancing the management foundation to support new growth strategy.

FY2025–27 Corporate Business Plan: initiatives in each sector

Our action plans in each sector under the Corporate Business Plan are presented below.

Agro & Life Solutions Sector

To contribute to the realization of regenerative agriculture and a sustainable society, we will accelerate the expansion of the chemical, biorational, and botanical products in which we excel. In particular, we will promote the launch, regionalexpansion, and sales expansion in key markets of our main fungicide, INDIFLIN®, which contributes to reducing environmental impact, and Rapidicil®, a herbicide suitable for no-till cultivation. We will also strengthen development targeted at the creation of our next blockbuster product. We aim to optimize and enhance the resilience of our domestic and international manufacturing and supply system, while also improving capital efficiency by reducing working capital and optimizing inventory.

ICT & Mobility Solutions Sector

In the semiconductor materials-related business, we will promote the development and expansion of advanced materials in line with innovations in semiconductor technology, ensuring that we capture expanding demand. In the field of compound semiconductor materials, we aim for the commercialization of next-generation power device materials to contribute to solving social issues through features such as energy conservation and higher efficiency. In the display-related materials business, we will shift to high-performance fields, expanding our business scale while also improving profit margins, with ultra-thin films and high-definition technologies. We will actively collaborate with external parties to develop new businesses, focusing on the development of advanced fields such as next-generation high-speed communication materials.

Advanced Medical Solutions Sector

Based on our vision to provide solutions that support people’s health and future through the “power of chemistry and biosciences,” we will promote organic business growth by leveraging our strength in comprehensive capabilities (development, production technology, regulatory affairs, quality control and analysis) to expand sales in the advanced small molecule drugs CDMO business and to expand business opportunities in the medical oligonucleic acid CDMO business, focusing on long-chain nucleic acids. Additionally, in the regenerative medicine & cell therapies businesses, we will expand our CDMO operations through the enhancement of manufacturing facilities, while striving for the early development and commercialization of drug discovery projects to firmly establish our growth strategy in the advanced pharmaceutical field.

Essential & Green Materials Sector

In the petrochemical business in Japan and Singapore, we will work on optimizing the business structure, including corporate partnerships, and further organizing unprofitable and non-core businesses. Our goal is to complete the business restructuring during the term of the Corporate Business Plan. We also aim to strengthen profitability through the development and expansion of high-margin products. We will work to strengthen our business based in the licensing and catalyst business through collaboration with other companies, developing it into a key business. In terms of providing solutions for reducing environmental impact, we will focus on research and development, promote activities aimed at market expansion, and reinforce efforts to secure raw materials that are not sourced from fossil fuels, thereby building on our business base.

Toward sustainable growth

Until 2030, the Agro & Life Solutions Sector and ICT & Mobility Solutions Sector will drive growth in our portfolio, but after 2030, our solutions in the healthcare and environmental fields will also play a major role, as we aim to be a newborn specialty chemicals company with a strong global presence. By sustainably improving corporate value, we will fulfill the expectations of all our stakeholders.

(3)       Assets and Income

1) Trends in assets and income of the Group

Item	The 141st term (April 1, 2021 to March 31, 2022)	The 142nd term (April 1, 2022 to March 31, 2023)	The 143rd term (April 1, 2023 to March 31, 2024)	The 144th term (April 1, 2024 to March 31, 2025)
IFRS
Sales revenue (Billions of yen)	2,765.3	2,895.3	2,446.9	2,606.3
Core operating income (Billions of yen)	234.8	92.8	(149.0)	140.5
Net income attributable to owners of the parent (Billions of yen)	162.1	7.0	(311.8)	38.6
Basic earnings per share	99.16 yen	4.27 yen	(190.69) yen	23.59 yen
ROE	14.5%	0.6%	(29.2)%	4.1%
Equity attributable to owners of the parent (Billions of yen)	1,218.1	1,171.2	965.8	900.8
Total equity (Billions of yen)	1,702.0	1,489.2	1,164.4	1,074.4
Total assets (Billions of yen)	4,308.2	4,165.5	3,934.8	3,439.8

2) Trends in assets and income of the Company

Item	The 141st term (April 1, 2021 to March 31, 2022)	The 142nd term (April 1, 2022 to March 31, 2023)	The 143rd term (April 1, 2023 to March 31, 2024)	The 144th term (April 1, 2024 to March 31, 2025)
Japanese GAAP
Net sales (Billions of yen)	797.4	894.4	809.6	856.6
Ordinary income (Billions of yen)	68.5	69.5	53.4	84.9
Net income (Billions of yen)	61.7	50.4	8.7	24.2
Net income per share	37.76 yen	30.85 yen	5.32 yen	14.77 yen
Net assets (Billions of yen)	368.8	378.0	370.4	393.9
Total assets (Billions of yen)	1,740.1	1,772.9	1,899.6	1,816.9

(4)       Principal Businesses (as of March 31, 2025)

Business sector	Major products and businesses
Agro & Life Solutions	Crop protection chemicals, fertilizers, agricultural materials, household insecticides, products for control of infectious diseases, feed additives, etc.
ICT & Mobility Solutions	Optical products, semiconductor processing materials, compound semiconductor materials, touch screen sensor panels, high-purity aluminum and alumina, specialty chemicals, additives, engineering plastics, battery materials, etc.
Advanced Medical Solutions	Contract development and manufacturing organization business for small-molecule active ingredients and intermediates, oligonucleic acid drug substances, and regenerative medicine and cell therapy products, etc.
Essential & Green Materials	Synthetic resins, raw materials for synthetic fibers, various industrial chemicals, methyl methacrylate products, synthetic resin processed products, industrial aluminum and alumina, synthetic rubber, etc.
Sumitomo Pharma	Small molecule pharmaceuticals
NOTE:	Aside from the above, as “Others”, the Group supplies radiopharmaceuticals, electric power and steam, designs chemical plants/supervises the construction of those facilities, provides transportation and warehousing, etc.

(5)       Principal Business Locations (as of March 31, 2025)

1) The Company

Head offices	Tokyo, Osaka
Branch offices	Tokyo, Osaka, Nagoya Branch Office, Fukuoka Branch Office
Plants	Oita Works, Misawa Works (Aomori), Osaka Works, Ohe Works (Ehime), Ibaraki Works, Ehime Works, Chiba Works
Research laboratories	Industrial Technology & Research Laboratory (Osaka), Environmental Health Science Laboratory (Osaka), Advanced Materials Development Laboratory (Ibaraki), Bioscience Research Laboratory (Osaka)
NOTES:	1	Oita Works includes Okayama Plant and Gifu Plant. On April 1, 2025, Okayama Plant and Gifu Plant were reorganized into Okayama Works and Gifu Works, respectively.
2	Research laboratories are shown as corporate research facilities. There also exist business sector research laboratories, such as the Agro & Life Solutions Research Laboratory (Hyogo).
3	On October 1, 2024, the Health & Crop Sciences Research Laboratory was renamed the Agro & Life Solutions Research Laboratory, the IT-related chemicals Research Laboratory was renamed the ICT & Mobility Solutions Research Laboratory, and the Essential Chemicals & Plastics Research Laboratory was renamed the Essential & Green Materials Research Laboratory. The Energy & Functional Materials Research Laboratory was abolished and the Advanced Medical Solutions Research Laboratory was newly established.

2) Material subsidiaries

Domestic	Sumitomo Pharma Co., Ltd. (Osaka, Tokyo, Mie, Oita)
Tanaka Chemical Corporation (Fukui, Osaka)
Koei Chemical Co., Ltd. (Chiba, Tokyo)
Taoka Chemical Co., Ltd. (Osaka, Hyogo, Ehime)
Overseas	United States	Sumitomo Chemical America, Inc.
Valent North America LLC
Valent BioSciences LLC
Valent U.S.A. LLC
Sumika Semiconductor Materials Texas Inc.
Sumitomo Pharma America, Inc.
	Brazil	Sumitomo Chemical Brasil Indústria Química S.A.
	Chile	Sumitomo Chemical Chile S.A.
	United Kingdom	Cambridge Display Technology Limited
	Switzerland	Urovant Sciences GmbH
Sumitomo Pharma Switzerland GmbH
	India	Sumitomo Chemical India Limited
	Singapore	Sumitomo Chemical Asia Pte Ltd
The Polyolefin Company (Singapore) Pte. Ltd.
	South Korea	Dongwoo Fine-Chem Co., Ltd.
SSLM Co., Ltd.
	Taiwan	Sumika Technology Co., Ltd.
	China	XUYOU Electronic Materials (Wuxi) Co., Ltd.
Sumika Electronic Materials (Wuxi) Co., Ltd.

(6)       Status of material subsidiaries (as of March 31, 2025)

Company name	Capital	Ratio of voting rights (%)	Principal business
Sumitomo Chemical Brasil Indústria Química S.A.	BRL 3,125,762 thousand	100.00	Development, promotion and sales of crop protection chemicals and household insecticides and manufacture of crop protection chemicals
Sumitomo Chemical America, Inc.	USD 690,092 thousand	100.00	Investment in related companies in the United States and sale of chemical products
Valent North America LLC	USD 409,574 thousand	100.00 (100.00)	Provision of back-office services to related companies in North America
Valent BioSciences LLC	USD 268,972 thousand	100.00 (100.00)	Research, development, manufacture and sale of biorational
Valent U.S.A. LLC	USD 81,691 thousand	100.00 (100.00)	Development and sale of crop protection chemicals, etc.
Sumika Polymers America Corp.	USD 222,544 thousand	100.00 (100.00)	—
CDT Holdings Limited	GBP 187,511 thousand	100.00	Investment in Cambridge Display Technology Limited
Cambridge Display Technology Limited	GBP 183,716 thousand	100.00 (100.00)	R&D and licenses in polymer organic light emitting diodes and devices
Dongwoo Fine-Chem Co., Ltd.	KRW 291,716 million	100.00	Manufacture and sale of process chemicals for semiconductors and displays, photoresists, optical functional films, touch screen sensor panels, etc.
Sumika Semiconductor Materials Texas Inc.	USD 130,000 thousand	100.00 (80.00)	Manufacture and sale of process chemicals for semiconductors
SSLM Co., Ltd.	KRW 280,000 million	100.00	Manufacture and sale of heat-resistant separators
Japan-Singapore Petrochemicals Co., Ltd.	JPY 23,877 million	79.67	Investment in PCS (Pte.) Ltd.
Sumitomo Pharma Co., Ltd.	JPY 22,400 million	51.78	Manufacture and sale of pharmaceuticals
Sumitomo Pharma America, Inc.	USD 2,808,809 thousand	100.00 (100.00)	Manufacture and sale of pharmaceuticals
Sumitomo Pharma UK Holdings, Ltd.	USD 371,102 thousand	100.00 (100.00)	Investment in affiliated companies conducting research and development and managing outsourced production of pharmaceuticals
Sumitomo Pharma Switzerland GmbH	USD 1,015,312 thousand	100.00 (100.00)	Manufacture and sale of pharmaceuticals
Urovant Sciences GmbH	USD 1,198,609 thousand	100.00 (100.00)	Research and development of pharmaceuticals

Company name	Capital	Ratio of voting rights (%)	Principal business
XUYOU Electronic Materials (Wuxi) Co., Ltd.	RMB 1,115,757 thousand	100.00 (55.00)	Manufacture and sale of optical functional films
Sumika Electronic Materials (Wuxi) Co., Ltd.	RMB 1,276,517 thousand	100.00 (10.00)	Processing and sale of optical functional films
Sumika Technology Co., Ltd.	TWD 4,417 million	84.96	Manufacture and sale of optical functional films and sputtering targets, research and development, and sale of color resists, and sale of photoresists and other products
Sumitomo Chemical Asia Pte Ltd	USD 150,565 thousand	100.00	Manufacture and sale of petrochemical products, etc. and supervision of the Sumitomo Chemical Group in the Southeast Asia, India, and Oceania area
The Polyolefin Company (Singapore) Pte. Ltd.	USD 51,690 thousand	70.00 (70.00)	Manufacture and sale of low- density polyethylene and polypropylene
Sumitomo Chemical Chile S.A.	USD 80,388 thousand	100.00	Sale, etc. of crop protection chemicals
Tanaka Chemical Corporation	JPY 9,155 million	50.46	Manufacturing and sale of positive electrode materials for rechargeable batteries
Sumitomo Chemical India Limited	INR 2,745,881 thousand	75.00	Development, promotion and sales of crop protection products, feed additives and household insecticides and manufacture of crop protection chemicals
Koei Chemical Co., Ltd.	JPY 2,343 million	56.03 (0.12)	Manufacture and sale of pharmaceutical and crop protection related chemicals and functional chemicals, etc.
Taoka Chemical Co., Ltd.	JPY 1,572 million	50.90 (0.29)	Manufacture and sale of fine chemicals, functional materials, resin additives, etc.

Valent U.S.A. LLC is presented as a material subsidiary beginning from the fiscal year ended March 31, 2025.

NOTES:	1	Figures contained in parentheses ( ) for ratio of voting rights are the ratio of voting rights held by subsidiaries of the Company.
2	Capital for Sumitomo Chemical America, Inc., Valent North America LLC, Valent BioSciences LLC, Valent U.S.A. LLC, CDT Holdings Limited, Cambridge Display Technology Limited, Sumika Semiconductor Materials Texas Inc., Sumitomo Pharma America, Inc., Sumitomo Pharma UK Holdings, Ltd., Sumitomo Pharma Switzerland GmbH, and Urovant Sciences GmbH are shown as paid-in capital.

(7)       Employees (as of March 31, 2025)

1) Employees of the Group

Business category	Number of employees (Persons)	Notes
Agro & Life Solutions	7,366
ICT & Mobility Solutions	9,620
Advanced Medical Solutions	2,115
Essential & Green Materials	3,609
Sumitomo Pharma	3,828
Others	1,344
Companywide shared	1,397
Total	29,279	The number of employees decreased by 2,882 persons year-on-year.
NOTE:	The number of employees does not include employees who are temporary, part-time, contracted, or seconded outside of consolidated subsidiaries.

2) Employees of the Company

Number of employees	Average age	Average years of employment	Notes
persons		years
6,669	42.1	16.3	The number of employees decreased by 37 persons year-on-year.
NOTE:	The number of employees does not include employees who are temporary, part-time, contracted, or seconded to other companies.

(8)       Primary sources of borrowings and amounts (as of March 31, 2025)

Source of borrowing	Amount of borrowing (Balance)
(Billions of yen)
Sumitomo Mitsui Banking Corporation	1,010
Sumitomo Mitsui Trust Bank, Limited	726
The Norinchukin Bank	691
Development Bank of Japan Inc.	640
Mizuho Bank, Ltd.	243
NOTES	1	The amount of borrowing listed above includes loans from overseas subsidiaries of the sources.
2	Aside from the above, there are 153.0 billion yen in borrowings as syndicated loans, managed by financial institutions such as the Sumitomo Mitsui Banking Corporation.

2.       Status of Shares (as of March 31, 2025)

(1)	Total number of shares authorized to be issued	5,000,000,000 shares
	Total number of shares outstanding	1,657,217,608 shares (including 20,517,033 shares of the Company’s treasury shares)
(2)	Number of shareholders	274,748 persons
(3)	Major shareholders

Shareholder name	Number of shares	Shareholding ratio
	thousand shares	%
The Master Trust Bank of Japan, Ltd. (Trust account)	251,986	15.39
Custody Bank of Japan, Ltd. (Trust account)	102,373	6.25
Sumitomo Life Insurance Company	71,000	4.33
Nippon Life Insurance Company	41,031	2.50
Sumitomo Chemical Employee Stock Ownership Plan	31,212	1.90
BNYMSANV AS AGENT/CLIENTS LUX UCITS NON TREATY 1	30,995	1.89
JPMorgan Securities Japan Co., Ltd.	29,422	1.79
Custody Bank of Japan, Ltd. (Master trust for the Sumitomo Mitsui Trust Bank and trust account for retirement benefits for Sumitomo Life Insurance Company)	29,000	1.77
STATE STREET BANK AND TRUST COMPANY 505001	24,344	1.48
The Norinchukin Bank	21,825	1.33
NOTE:	The Company’s treasury shares (20,517,033 shares) were excluded in the calculation of the percentage of shares held.

(4)	Shares granted to Company officers and Executive Officers during the fiscal year under review as consideration for performance of duties
	Number of shares	Number of officers granted with shares
Directors (excluding Outside Directors)	304,282 shares	5
Executive Officers (excluding non-residents of Japan)	464,181 shares	30

3.       Company Officers

(1)	Directors and Corporate Auditors (as of March 31, 2025)
Position	Name	Areas of responsibility and significant concurrent positions
Representative Director, Chairman	Masakazu Tokura	Chairman of KEIDANREN (Japan Business Federation)
Representative Director, President (Concurrently serving as Executive President)	Keiichi Iwata
Representative Director (Concurrently serving as Executive Vice President)	Hiroshi Ueda	Supervision of Research Planning and Coordination, Digital and Data Science Innovation, Process & Production Technology & Safety Planning, Production & Safety Fundamental Technology Center, Engineering, Intellectual Property, Responsible Care, Industrial Technology & Research Laboratory, Environmental Health Science Laboratory, Advanced Materials Development Laboratory, Bioscience Research Laboratory
Director (Concurrently serving as Executive Vice President)	Hiroshi Niinuma	Supervision of General Affairs, External Relations, Legal, Sustainability, Human Resources, Osaka Office Administration Director of Sumitomo Pharma Co., Ltd.
Director (Concurrently serving as Senior Managing Executive Officer)	Noriaki Takeshita	Supervision of Corporate Planning, IT Innovation General Manager of Corporate Planning Office Deputy Chairman of Rabigh Refining and Petrochemical Company
Director (Outside Director, Independent Officer)	Hiroshi Tomono	Senior Adviser of NIPPON STEEL CORPORATION Outside Director of Japan Nuclear Fuel Limited Outside Director of The Kansai Electric Power Company, Incorporated
Director (Outside Director, Independent Officer)	Motoshige Itoh	Outside Director of Shizuoka Financial Group, Inc. Outside Director of JX Nippon Mining & Metals Corporation Outside Director of Hagoromo Foods Corporation
Director (Outside Director, Independent Officer)	Atsuko Muraki
Director (Outside Director, Independent Officer)	Akira Ichikawa	Representative Director, Chairman of the Board of Sumitomo Forestry Co., Ltd. Outside Director of Konica Minolta, Inc.

Position	Name	Areas of responsibility and significant concurrent positions
Director (Outside Director, Independent Officer)	Yumiko Noda	Chairman and Representative Director of Veolia Japan GK Outside Director of Mizuho Financial Group, Inc. Outside Director of East Japan Railway Company
Standing Corporate Auditor	Kunio Nozaki
Standing Corporate Auditor	Hironobu Nishi
Corporate Auditor (Outside Corporate Auditor, Independent Officer)	Mitsuhiro Aso	Attorney
Corporate Auditor (Outside Corporate Auditor, Independent Officer)	Yoshitaka Kato	Certified Public Accountant Outside Audit & Supervisory Board Member of Japan Petroleum Exploration Co., Ltd.
Corporate Auditor (Outside Corporate Auditor, Independent Officer)	Michio Yoneda	Outside Director of Toyo Tire Corporation
NOTES:	1	Of the Directors, Mr. Hiroshi Tomono, Mr. Motoshige Itoh, Ms. Atsuko Muraki, Mr. Akira Ichikawa, and Ms. Yumiko Noda are Outside Directors.
2	Of the Corporate Auditors, Mr. Mitsuhiro Aso, Mr. Yoshitaka Kato, and Mr. Michio Yoneda are Outside Corporate Auditors.
3	The Company has designated Mr. Hiroshi Tomono, Mr. Motoshige Itoh, Ms. Atsuko Muraki, Mr. Akira Ichikawa, Ms. Yumiko Noda, Mr. Mitsuhiro Aso, Mr. Yoshitaka Kato, and Mr. Michio Yoneda as Independent Directors / Auditors pursuant to the regulations of the Tokyo Stock Exchange, Inc. and has made notification to said Exchange.
4	Corporate Auditor Mr. Yoshitaka Kato is qualified as a certified public accountant, and has a significant amount of knowledge regarding finance and accounting.
5	There are no special interests between the Company and the companies where Outside Directors and Outside Corporate Auditors hold significant concurrent positions.

6	Directors who retired in the fiscal year under review are as follows.
Position at time of retirement	Name	Areas of responsibility and significant concurrent positions at time of retirement
Representative Director (Concurrently serving as Senior Managing Executive Officer)	Masaki Matsui	Supervision of IT-related Chemicals Sector
Representative Director (Concurrently serving as Senior Managing Executive Officer)	Nobuaki Mito	Supervision of Health & Crop Sciences Sector Chairman of Valent U.S.A. LLC Chairman of Valent BioSciences LLC
Representative Director (Concurrently serving as Senior Managing Executive Officer)	Motoyuki Sakai	Supervision of Energy & Functional Materials Sector
Representative Director (Concurrently serving as Senior Managing Executive Officer)	Seiji Takeuchi	Supervision of Essential Chemicals & Plastics Sector, Business Development for a Circular System for Plastics Director of Rabigh Refining and Petrochemical Company

(Retired on June 21, 2024 because of the expiration of the term of office.)

7	Positions, areas of responsibility and significant concurrent positions for Directors and Corporate Auditors as of April 1, 2025 are as follows.
Position	Name	Areas of responsibility and significant concurrent positions
Representative Director, Chairman	Keiichi Iwata
Representative Director	Hiroshi Ueda
Director & Counselor	Masakazu Tokura	Chairman of KEIDANREN (Japan Business Federation)
Director (Concurrently serving as Executive Vice President)	Hiroshi Niinuma	Supervision of General Affairs, External Relations, Legal, Sustainability, Human Resources, Osaka Office Administration Director of Sumitomo Pharma Co., Ltd.
Director	Noriaki Takeshita	Deputy Chairman of Rabigh Refining and Petrochemical Company
Director (Outside Director, Independent Officer)	Hiroshi Tomono	Senior Adviser of NIPPON STEEL CORPORATION Outside Director of Japan Nuclear Fuel Limited Outside Director of The Kansai Electric Power Company, Incorporated

Position	Name	Areas of responsibility and significant concurrent positions
Director (Outside Director, Independent Officer)	Motoshige Itoh	Outside Director of Shizuoka Financial Group, Inc. Outside Director of JX Nippon Mining & Metals Corporation Outside Director of Hagoromo Foods Corporation
Director (Outside Director, Independent Officer)	Atsuko Muraki
Director (Outside Director, Independent Officer)	Akira Ichikawa	Representative Director, Chairman of the Board of Sumitomo Forestry Co., Ltd. Outside Director of Konica Minolta, Inc.
Director (Outside Director, Independent Officer)	Yumiko Noda	Chairman and Representative Director of Veolia Japan GK Outside Director of Mizuho Financial Group, Inc. Outside Director of East Japan Railway Company
Standing Corporate Auditor	Kunio Nozaki
Standing Corporate Auditor	Hironobu Nishi
Corporate Auditor (Outside Corporate Auditor, Independent Officer)	Mitsuhiro Aso	Attorney
Corporate Auditor (Outside Corporate Auditor, Independent Officer)	Yoshitaka Kato	Certified Public Accountant Outside Audit & Supervisory Board Member of Japan Petroleum Exploration Co., Ltd.
Corporate Auditor (Outside Corporate Auditor, Independent Officer)	Michio Yoneda	Outside Director of Toyo Tire Corporation

(2)       Compensation to Directors and Corporate Auditors

1)	Policies and procedures for determining compensation of senior management and Directors

(A) Basic policy for remunerations of Directors, etc.

i.	The remuneration of senior management and Directors (excluding Outside Directors) shall consist of Basic Compensation as fixed compensation and Bonuses and Stock Compensation as variable compensation. In addition, the remuneration of Outside Directors shall consist of Basic Compensation and Bonuses.
ii.	Basic Compensation is designed according to roles and responsibilities as basic remuneration for the performance of duties so that the actions of senior management and Directors are not aimed at short-term or sub-optimal effects.
iii.	The amount of Bonuses shall largely reflect the Company’s consolidated financial results for a fiscal year in order to heighten short-term incentive to achieve the annual target of the business plans.
iv.	Stock Compensation is designed to promote further value sharing with shareholders and serve as a medium- to long-term incentive for the continuous growth of the Company.
v.	The remuneration shall be set at levels which are designed to be objectively competitive to attract and retain outstanding talent while comprehensively taking into consideration such factors as the scale and content of the Company’s business and external evaluations of ESG and other non-financial factors. Based on surveys by a third-party organization and other materials, such levels shall be checked annually whether or not to be objectively appropriate.
vi.	When the consolidated performance target (core operating income) for the original final fiscal year of the Corporate Business Plan (FY2022-2024) is achieved, the remuneration of Directors (excluding Outside Directors) shall be designed so that the ratio of fixed compensation to variable compensation is approximately 1 to 1 and the ratio of short-term incentives (Bonuses) to medium- to long-term incentives (Stock Compensation) in variable compensation is approximately 7 to 3.

(B) Mechanisms of each remuneration element

i.	Basic Compensation

The level of Basic Compensation shall be determined based on the policy described in section (A) v. to vi. above.

While Basic Compensation for each year shall be fixed, the Company will adopt a mechanism where the Basic Compensation level would be changed in the event where the Company’s position has changed in terms of “growth,” “earnings capacity,” and “outside evaluations” from a comprehensive and medium- to long-term perspective.

As main indicators for determining the change in the Company position, the Company will apply the following: in terms of “growth,” sales revenue, total assets and market capitalization; in terms of “earnings capacity,” net income (attributable to the parent company), ROE, ROI and D/E ratio; and in terms of “outside evaluations,” credit ratings and ESG index selected by GPIF (Government Pension Investment Fund).

The amounts to be paid to each person will be determined in accordance with the base amount set by each position.

ii.	Bonuses (short-term incentive)

Bonuses shall be paid on the condition that performance for that fiscal year exceeds a particular level and shall be determined based on the bonus calculation formula.

In order to reflect the current earnings capacity of the relevant business year (including financial activities) to the amount of bonuses, the Company will apply the combined value of consolidated core operating income and financial profit and loss to the performance indicator concerning the bonus calculation formula. In addition, the Company will set the coefficient of the calculation formula so that it will get larger as the position of a person gets higher.

<Bonus calculation formula>

Consolidated performance indicator (core operating income + financial profit and loss	×	Coefficient

iii.	Stock Compensation (medium- to long-term incentive)

Stock Compensation shall be restricted stock compensation. Restricted stocks shall be allocated at a certain time after the ordinary general meeting of shareholders each year according to the amount determined for each position, and it shall be obligatory to hold the stocks during the term of office. In addition, the Company shall set the ratio of Stock Compensation to total remuneration so that it will get larger as the position of a person gets higher.

<Overview of restricted stock compensation plan>

• Transfer restriction period

Until the retirement from the position of Director and Executive Officer not concurrently serving as a Director at the Company

• Removal of transfer restrictions

On the condition that the eligible person continuously served as a Director or Executive Officer not concurrently serving as a Director at the Company during his or her terms of office, the Company shall remove transfer restrictions on all Allotted Shares when the transfer restriction period ends.

However, a) if the eligible person resigns from his or her position as a Director and Executive Officer not concurrently serving as a Director at the Company before the end of his or her term of office owing to a justifiable reason, or b) if the eligible person resigns from his or her position as a Director and Executive Officer not concurrently serving as a Director at the Company after the end of his or her term of office, but before the end of the transfer restriction period for any reason other than justifiable cause, the Company shall reasonably adjust the number of Allotted Shares from which to remove transfer restrictions and the timing of the removal of transfer restrictions, as necessary.

• Conditions of forfeiture of shares

If the eligible person is found to be in material violation of any law, regulation or internal rule, all allotted shares, including those whose transfer restrictions have been removed, shall be forfeited (the Company shall acquire them without consideration).

(C) Procedures for determining remunerations of Directors, etc.

The Company shall establish a Remuneration Advisory Committee as an advisory body to the Board of Directors on a remuneration system for senior management and Directors, levels of remuneration, and other matters incidental thereto. Composed of Directors (a majority are Outside Directors), the Committee shall advise the Board of Directors, when determining officer remuneration system, levels of remuneration, etc., so that greater transparency and fairness can be ensured regarding the remuneration.

The remuneration amount of Directors shall be set at a level not higher than the upper limit of a total remuneration prescribed by the resolution of the 125th Ordinary General Meeting of Shareholders held on June 23, 2006 (i.e., 1.0 billion yen or less per year). Furthermore, the amount of remuneration to be paid to Directors (excluding Outside Directors) for granting restricted stock shall be determined within the upper limit of 400 million yen per year set by the resolution of the 141st Ordinary General Meeting of Shareholders held on June 23, 2022.

The Board of Directors shall deliberate on and decide the method of determining remunerations of Directors, etc., based on the advice from the Remuneration Advisory Committee. Furthermore, the individual remuneration of senior management and Directors shall be determined by the Remuneration Advisory Committee, which is authorized by the Board of Directors, in accordance with the policies for determining compensation of senior management and Directors. The Board of Directors, therefore, has concluded that the content of individual remuneration is in line with the determination policies. The Remuneration Advisory Committee consists of Representative Directors and Outside Directors, and the majority of the members are Outside Directors. The structure of the Remuneration Advisory Committee as of the end of the fiscal year under review is as follows:

Masakazu Tokura (Representative Director, Chairman)

Keiichi Iwata (Representative Director, President)

Hiroshi Tomono (Outside Director)

Motoshige Itoh (Outside Director)

Atsuko Muraki (Outside Director)

Akira Ichikawa (Outside Director)

Mayumi Noda (Outside Director)

2) Total amount of compensation to Directors and Corporate Auditors for the fiscal year under review

Total amount of compensation by type
Category of Directors	Number of persons	Total amount of compensation	Basic Compensation (fixed remuneration)	Bonuses (performance-linked remuneration)	Stock Compensation (non-monetary remuneration)
Directors (Of which, Outside Directors)	14 persons (5 persons)	500 million yen (70 million yen)	397 million yen (70 million yen)	-	103 million yen (-)
Corporate Auditors (Of which, Outside Corporate Auditors)	5 persons (3 persons)	119 million yen (42 million yen)	119 million yen (42 million yen)	-	-
Total	19 persons	619 million yen	516 million yen	-	103 million yen
NOTES:	1.	The above number of persons and amount of compensation includes four Directors who retired during the fiscal year under review.
2.	Due to a resolution by an Ordinary General Meeting of Shareholders, the total amount of monetary compensation for Directors is 1.0 billion yen or less per annum, and the total amount of monetary compensation for Corporate Auditors is 150.00 million yen or less per annum (resolved at the 125th Ordinary General Meeting of Shareholders held on June 23, 2006). The numbers of Directors and Corporate Auditors as of the close of the 125th Ordinary General Meeting of Shareholders are ten and five, respectively. In addition, the total amount of compensation paid to grant restricted stock separately from the above monetary compensation is 400 million yen or less per annum (resolved at the 141st Ordinary General Meeting of Shareholders held on June 23, 2022). The number of Directors (excluding Outside Directors) as of the close of the 141st Ordinary General Meeting of Shareholders is eight.
3.	Bonuses (performance-linked remuneration) based on performance for the fiscal year under review have not been paid.
4.	Stock Compensation (non-monetary remuneration) shows the amount charged in the fiscal year under review as restricted stock compensation.
5.	The Representative Director, Chairman and Representative Director, President voluntarily returned 10% of their monthly basic compensation from November 2023 to April 2024. From May 2024 to October 2024, the monthly basic compensation of the Representative Director, Chairman and Representative Director, President will be reduced by 20%, and the monthly basic compensation of other Directors (including Outside Directors) and Executive Officers will be reduced by 5 to 10%.

(3)	Outline of the directors and officers liability insurance

The Company entered into a directors and officers liability insurance contract with an insurance company, as stipulated in Article 430-3(1) of the Companies Act, to cover damages and dispute costs such as litigation costs, lawyer fees, and arbitration/settlement costs (including those arising in connection with lost shareholder derivative suits and claims for damages from the Company) that should be legally borne by the insured. The insured covered by the insurance contract includes Directors, Corporate Auditors, and Executive Officers. In addition, as a measure to prevent the insured’s proper execution of duties from being hindered, the insurance contract includes a provision regarding deductibles and provides that damages that do not reach a certain amount shall not be covered. There are also certain exclusions, such as no coverage for any damage caused by criminal acts and acts performed by the insured with the knowledge that they are in violation of laws and regulations.

(Reference)

Executive Officers (excluding persons concurrently serving as Directors) are as follows.

(As of April 1, 2025)

Position	Name	Areas of responsibility
Executive President	Nobuaki Mito	Supervision of Advanced Medical Solutions Sector
Executive Vice President	Masaki Matsui	Supervision of ICT & Mobility Solutions Sector
Senior Managing Executive Officer	Seiji Takeuchi	Supervision of Essential & Green Materials Sector, Business Development for a Circular System for Plastics
Senior Managing Executive Officer	Keigo Sasaki	Supervision of Corporate Communications, Corporate Planning, Accounting, Finance, General Manager of Corporate Planning Office
Senior Managing Executive Officer	Takanari Yamaguchi	Supervision of Research Planning and Coordination, DX Acceleration, Intellectual Property, Industrial Technology & Research Laboratory, Environmental Health Science Laboratory, Advanced Materials Development Laboratory, Bioscience Research Laboratory
Managing Executive Officer	Kenji Ohno	Supervision of Internal Control and Audit, Procurement, Logistics, In charge of Legal Dept.
Managing Executive Officer	Hirokazu Murata	In charge of Ehime Works, General Manager of Ehime Works
Managing Executive Officer	Koichi Ogino	Supervision of Process & Production Technology & Safety Planning, Production & Safety Fundamental Technology Center, Engineering, Responsible Care

Position	Name	Areas of responsibility
Managing Executive Officer	Juan Ferreira	In charge of AgroSolutions Div. – International
Managing Executive Officer	Akira Nakanishi	Engaged in Sumitomo Chemical Advanced Technologies LLC, Sumika Semiconductor Materials Texas Inc.
Managing Executive Officer	Masao Shimizu	In charge of Human Resources Dept., Osaka Office Administration Dept.
Managing Executive Officer	Kanako Fukuda	In charge of Sustainability Dept., General Manager of Sustainability Dept.
Managing Executive Officer	Hiroyoshi Mukai	In charge of Planning & Coordination Office, Advanced Medical Solutions Sector, Pharma Solutions Div.
Managing Executive Officer	Satoshi Honda	In charge of Electronic Materials Div., Advanced Inorganic Products Div., Ibaraki Works
Managing Executive Officer	Yoshihiro Ino	In charge of Planning & Coordination Office, Essential & Green Materials Sector
Managing Executive Officer	Tetsuo Takahashi	In charge of Planning & Coordination Office, Rabigh Business, Essential Materials Div.
Managing Executive Officer	Takeo Kitayama	In charge of Resin- related Business Development Dept., Polyolefins Div., Automotive Materials Div., MMA Div.
Managing Executive Officer	Noriaki Oku	In charge of Chiba Works, General Manager of Chiba Works
Managing Executive Officer	Junpei Tsuji	In charge of Research Planning & Coordination Office, Business Development Office for Circular Carbon Economy
Managing Executive Officer	Tadashi Katayama	Supervision of Agro & Life Solutions Sector
Executive Officer	Tomoyuki Hirayama	In charge of General Affairs Dept., External Relations Dept., General Manager of External Relations Dept.
Executive Officer	Toshihiro Yamauchi	In charge of Accounting Dept., General Manager of Accounting Dept.
Executive Officer	Kyoko Odawara	In charge of Environmental Health Science Laboratory, Research Director of Environmental Health Science Laboratory

Position	Name	Areas of responsibility
Executive Officer	Shinichi Takemura	In charge of Optical Materials Div., ICT & Mobility Solutions Research Laboratory
Executive Officer	Sawa Matsubara	In charge of Finance Dept.
Executive Officer	Masao Inoue	In charge of AgroSolutions Div. - Japan, Environmental Health Div.
Executive Officer	Jongchan Lee	Engaged in Dongwoo Fine-Chem
Executive Officer	Kazunori Itabashi	In charge of Planning & Coordination Office, Agro & Life Solutions Sector, General Manager of Planning & Coordination Office, Agro & Life Solutions Sector
Executive Officer	Yuji Kato	In charge of Corporate Planning Office (Business Development), Planning & Coordination Office, Advanced Medical Solutions Sector, General Manager of Corporate Planning Office (Business Development)
Executive Officer	Shigenori Saito	In charge of Corporate Planning Office (Strategic Planning), General Manager of Corporate Planning Office (Strategic Planning)
Executive Officer	Kunishige Edamatsu	In charge of Planning & Coordination Office, ICT & Mobility Solutions Sector, General Manager of Planning & Coordination Office, ICT & Mobility Solutions Sector
Executive Officer	Koji Yano	In charge of Osaka Works, General Manager of Osaka Works
Executive Officer	Toshiaki Taki	In charge of Oita Works, Okayama Works, Gifu Works, General Manager of Oita Works
Executive Officer	Atsushi Iwata	In charge of Planning & Coordination Office, Agro & Life Solutions Sector, Agro & Life Solutions Research Laboratory, Research Director of Agro & Life Solutions Research Laboratory

4.       Outside Officers

(1)       Main activities during the fiscal year under review

Title	Name	Main activities
	Hiroshi Tomono	Mr. Hiroshi Tomono is expected to mainly oversee management and provide advice from an experienced management perspective. He attended all 17 Board of Directors meeting held during the fiscal year under review and actively made statements from such perspective. Specifically, he provided advice by making use of his technical expertise and provided oversight based on an extensive view on overall management, regarding agenda items such as business structure reforms, important investments, business strategies for core businesses, and risk management. He also served as a member of the non-mandatory Nomination Advisory Committee and the Remuneration Advisory Committee, and made appropriate statements in deliberations at the committees, contributing to the improvement of transparency and fairness regarding the nomination and compensation of executives.
Outside Director	Motoshige Itoh	Mr. Motoshige Itoh is expected to oversee management and provide advice by making use of his expert knowledge of economics, etc. and his wealth of experience from his track record as a member of various government deliberative committees. He attended 16 out of 17 Board of Directors meetings held during the fiscal year under review and actively made statements based on such knowledge and experience. Specifically, he provided management oversight and advice based on an extensive view on overall management by making use of his expertise, regarding agenda items such as global management, business structure reforms, digital transformation, and sustainability. He also served as a member of the non-mandatory Nomination Advisory Committee and the Remuneration Advisory Committee, and made appropriate statements in deliberations at the committees, contributing to the improvement of transparency and fairness regarding the nomination and compensation of executives.
	Atsuko Muraki	Ms. Atsuko Muraki is expected to oversee management and provide advice by making use of her wealth of experience and extensive knowledge mainly in legal, social and other issues, especially her expertise in human resources, deriving from her employment at administrative bodies as a civil servant. She attended all 17 Board of Directors meetings held during the fiscal year under review and actively made statements based on such experience, knowledge, and expertise. Specifically, she provided management oversight and advice based on an extensive view on overall management by making use of her expertise, regarding agenda items such as utilization of human resources and organizational revitalization, corporate governance, sustainability, and business structure reforms. She also served as a member of the non-mandatory Nomination Advisory Committee and the Remuneration Advisory Committee, and made appropriate statements in deliberations at the committees, contributing to the improvement of transparency and fairness regarding the nomination and compensation of executives.

Title	Name	Main activities
	Akira Ichikawa	Mr. Akira Ichikawa is expected to mainly oversee management and provide advice from an experienced management perspective. He attended all 17 Board of Directors meetings held during the fiscal year under review and actively made statements from such perspective. Specifically, he provided management oversight and advice based on an extensive view on overall management, regarding agenda items such global management, business structure reforms, important investments, sustainability, and risk management. He also served as a member of the non-mandatory Nomination Advisory Committee and the Remuneration Advisory Committee, and made appropriate statements in deliberations at the committees, contributing to the improvement of transparency and fairness regarding the nomination and compensation of executives.
	Yumiko Noda	Ms. Yumiko Noda is expected to mainly oversee management and provide advice from an experienced management perspective. She attended all 13 Board of Directors meetings held since her appointment and actively made statements from such perspective. Specifically, she provided oversight and advice based on an extensive view on overall management, regarding agenda items such as global management, business structure reforms, important investments, finance, sustainability, and risk management. She also served as a member of the non-mandatory Nomination Advisory Committee and the Remuneration Advisory Committee, and made appropriate statements in deliberations at the committees, contributing to the improvement of transparency and fairness regarding the nomination and compensation of executives.
Outside Corporate Auditor	Mitsuhiro Aso	Mr. Mitsuhiro Aso is expected to conduct audits by making use of his expertise and experience as a lawyer and his wealth of insight and advanced knowledge regarding corporate risk management and crisis management, and to express opinions regarding corporate management and corporate governance considerations. He attended all 17 Board of Directors meetings and all 15 Board of Corporate Auditors meetings held during the fiscal year under review, and actively expressed opinions from such perspective. Furthermore, in coordination with other Corporate Auditors, he conducted audits mainly over the development and operation of the Group’s internal control system, risk management operations, measures taken to ensure thorough compliance, steps taken for appropriate operations regarding financial reporting, and actions for management plans.

Title	Name	Main activities
	Yoshitaka Kato	Mr. Yoshitaka Kato is expected to conduct audits by making use of his advanced expertise, wealth of experience and advanced knowledge in corporate accounting, finance, and corporate auditing operations as a certified public accountant, and to express opinions regarding corporate management and corporate governance considerations. He attended all 17 Board of Directors meetings and all 15 Board of Corporate Auditors meetings held during the fiscal year under review, and actively expressed opinions from such perspective. Furthermore, in coordination with other Corporate Auditors, he conducted audits mainly over the development and operation of the Group’s internal control system, risk management operations, measures taken to ensure thorough compliance, steps taken for appropriate operations regarding financial reporting, and actions for management plans.
	Michio Yoneda	Mr. Michio Yoneda is expected to conduct audits by making use of his abundant experience and advanced knowledge in capital markets and business management that he has accumulated in financial and securities market management and stock exchange management, and to express opinions regarding corporate management and corporate governance considerations. He attended all 17 Board of Directors meetings and all 15 Board of Corporate Auditors meetings held during the fiscal year under review, and actively expressed opinions from such perspective. Furthermore, in coordination with other Corporate Auditors, he conducted audits mainly over the development and operation of the Group’s internal control system, risk management operations, measures taken to ensure thorough compliance, steps taken for appropriate operations regarding financial reporting, and actions for management plans.

(2)       Summary of the limitation of liability contracts

The Company has concluded limitation of liability contracts with each Outside Officer that limit their liabilities for damages to the Company pursuant to Article 423(1) of the Companies Act, up to the total of the amounts listed in the items of Article 425(1) of the Companies Act, provided that the execution of duties by Outside Officers were in good faith and without gross negligence.

5.	Policy for Decisions on the Distribution of Surplus

In decision on the distribution of surplus, the Company views shareholder return as one of the most important management issues, and in comprehensive consideration of factors such as business results for each term, the dividend payout ratio, and standards for internal reserves required for future business expansion, the Company’s basic policy is to continue providing stable dividends. Furthermore, over the mid- to long-term, the Company aims to achieve a stable dividend payout ratio of approximately 30%.

The Company plans to utilize internal reserves for capital investment and other loans and investments with the intent of improving competitiveness in significant businesses and enriching overseas business, utilizing these in an effort to improve profitability.

Dividends are generally provided twice per year at the interim and year-end, and to flexibly implement dividends such as profit distribution to shareholders, the Company’s Articles of Incorporation state that the body to determine dividends, etc., shall be the Board of Directors.

Consolidated Financial Statements

Consolidated Statement of Financial Position
			(Millions of Yen)
Assets	144th term (As of March 31, 2025)	(Reference) 143rd term (As of March 31, 2024)	Liabilities	144th term (As of March 31, 2025)	(Reference) 143rd term (As of March 31, 2024)
Current assets:	1,583,134	1,675,882	Current liabilities:	1,038,747	1,443,487
Cash and cash equivalents	209,838	217,449	Bonds and borrowings	252,892	585,905
Trade and other receivables	593,836	620,022	Trade and other payables	488,132	543,384
Other financial assets	45,015	31,338	Other financial liabilities	81,364	77,610
Inventories	625,243	709,637	Income taxes payable	10,627	8,545
Other current assets	49,993	79,077	Provisions	89,711	90,919
Subtotal	1,523,925	1,657,523	Other current liabilities	109,360	129,087
Assets held for sale	59,209	18,359	Subtotal	1,032,086	1,435,450
			Liabilities directly associated with assets held for sale	6,661	8,037
Non-current assets:	1,856,650	2,258,936
Property, plant and equipment	759,266	796,526	Non-current Liabilities:	1,326,622	1,326,965
Goodwill	257,811	263,757	Bonds and borrowings	1,033,236	977,581
Intangible assets	239,319	272,921	Other financial liabilities	91,157	100,144
Investments accounted for using equity method	287,977	319,988	Retirement benefit liabilities	24,841	30,589
Other financial assets	177,405	412,747	Provisions	25,974	46,059
Retirement benefit asset	72,618	110,390	Deferred tax liabilities	111,048	121,146
Deferred tax assets	34,608	37,070	Other non-current liabilities	40,366	51,446
Other non-current assets	27,646	45,537
			Total liabilities	2,365,369	2,770,452
			Equity
			Equity attributable to owners of the parent:	900,790	965,753
			Share capital	90,059	89,938
			Capital surplus	–	237
			Retained earnings	640,611	578,175
			Treasury shares	(8,361)	(8,355)
			Other components of equity	174,871	304,033
			Other comprehensive income associated with assets held for sale	3,610	1,725

			Non-controlling interests	173,625	198,613

			Total equity	1,074,415	1,164,366
Total assets	3,439,784	3,934,818	Total liabilities and equity	3,439,784	3,934,818

Consolidated Statement of Profit or Loss

(Millions of Yen)

	144th term (April 1, 2024 to March 31, 2025)	(Reference) 143rd term (April 1, 2023 to March 31, 2024)
Sales revenue	2,606,281	2,446,893
Cost of sales	(1,880,805)	(1,947,198)
Gross profit	725,476	499,695
Selling, general and administrative expenses	(601,074)	(887,124)
Other operating income	97,341	27,935
Other operating expenses	(49,349)	(71,934)
Share of profit (loss) of investments accounted for using the equity method	20,639	(57,398)
Operating income (loss)	193,033	(488,826)
Finance income	17,650	72,997
Finance expenses	(152,590)	(46,963)
Income (loss) before taxes	58,093	(462,792)
Income tax expenses	(15,405)	(2,657)
Net income (loss)	42,688	(465,449)

Net income (loss) attributable to:
Owners of the parent	38,591	(311,838)
Non-controlling interests	4,097	(153,611)
Net income (loss)	42,688	(465,449)

Consolidated Statement of Changes in Equity

(From April 1, 2024 to March 31, 2025)	(Millions of Yen)

	Equity attributable to owners of the parent
	Share capital	Capital surplus	Retained earnings	Treasury shares
Balance at April 1, 2024	89,938	237	578,175	(8,355)
Net income	—	—	38,591	—
Other comprehensive income	—	—	—	—
Total comprehensive income	—	—	38,591	—
Issuance of new shares	120	120	—	—
Purchase of treasury shares	—	—	—	(6)
Disposal of treasury shares	—	(0)	—	0
Dividends	—	—	(9,818)	—
Changes resulting from additions to consolidation	—	—	—	—
Changes resulting from loss of control of subsidiaries	—	—	115	—
Change in interest due to transactions with non-controlling interests	—	(1,413)	—	—
Transfer from other components of equity to retained earnings	—	—	34,604	—
Transfer to other comprehensive income associated with assets held for sale	—	—	—	—
Transfer of negative balance of other capital surplus	—	1,056	(1,056)	—
Total transactions with owners	120	(237)	23,845	(6)
Balance at March 31, 2025	90,059	—	640,611	(8,361)

	Equity attributable to owners of the parent
	Other components of equity
	Remeasurements of financial assets measured at fair value through other comprehensive income	Remeasurements of defined benefit plans	Cash flow hedges	Exchange differences on translation of foreign operations	Total	Other comprehensive income associated with assets held for sale	Equity attributable to owners of the parent
Balance at April 1, 2024	83,448	—	319	220,266	304,033	1,725	965,753
Net income	—	—	—	—	—	—	38,591
Other comprehensive income	(25,304)	(22,303)	(232)	(40,803)	(88,642)	(3,916)	(92,558)
Total comprehensive income	(25,304)	(22,303)	(232)	(40,803)	(88,642)	(3,916)	(53,967)
Issuance of new shares	—	—	—	—	—	—	240
Purchase of treasury shares	—	—	—	—	—	—	(6)
Disposal of treasury shares	—	—	—	—	—	—	0
Dividends	—	—	—	—	—	—	(9,818)
Changes due to new consolidation	—	—	—	—	—	—	—
Loss of control of subsidiaries	—	—	—	—	—	(115)	—
Transactions with non-controlling interests	—	—	—	—	—	—	(1,413)
Transfer from other components of equity to retained earnings	(56,907)	22,303	—	—	(34,604)	—	—
Transfer to other comprehensive income associated with assets held for sale	(51)	—	—	(5,865)	(5,916)	5,916	—
Transfer of negative balance of other capital surplus	—	—	—	—	—	—	—
Total transactions with owners	(56,958)	22,303	—	(5,865)	(40,520)	5,801	(10,996)
Balance at March 31, 2025	1,186	—	87	173,598	174,871	3,610	900,790

	Non-controlling interests	Total equity

Balance at April 1, 2024	198,613	1,164,366
Net income	4,097	42,688
Other comprehensive income	(4,752)	(97,310)
Total comprehensive income	(655)	(54,622)
Issuance of new shares	—	240
Purchase of treasury shares	—	(6)
Disposal of treasury shares	—	0
Dividends	(11,695)	(21,513)
Changes due to new consolidation	(154)	(154)
Loss of control of subsidiaries	(7,869)	(7,869)
Transactions with non-controlling interests	(4,615)	(6,028)
Transfer from other components of equity to retained earnings	—	—
Transfer to other comprehensive income associated with assets held for sale	—	—
Transfer of negative balance of other capital surplus	—	—
Total transactions with owners	(24,333)	(35,329)
Balance at March 31, 2025	173,625	1,074,415

Non-consolidated Financial Statements

Non-consolidated Balance Sheet			(Millions of Yen)
Assets	144th term (As of March 31, 2025)	(Reference) 143rd term (As of March 31, 2024)	Liabilities	144th term (As of March 31, 2025)	(Reference) 143rd term (As of March 31, 2024)
Current assets:	723,191	709,482	Current liabilities:	585,601	646,486
Cash on hand and in banks	85,714	68,957	Trade notes payable	1,419	2,050
Trade notes receivable	349	738	Trade accounts payable	140,273	158,206
Trade accounts receivable	233,583	232,274	Short-term borrowing	174,341	198,316
Merchandise and finished goods	188,939	205,579	Bonds due within one year	–	20,000
Work in process	1,133	1,221	Commercial paper	37,000	74,000
Raw materials and supplies	63,039	64,721	Non-trade accounts payable	86,244	92,528
Non-trade accounts receivable	91,640	90,981	Accrued expenses	12,296	13,578
Other	64,042	59,845	Deposits received	73,559	67,242
			Advances received	8,820	3,382
Allowance for doubtful receivables	(5,248)	(14,833)	Reserve for loss on sale of shares of subsidiaries and associates	22,815	–
Non-current assets:	1,093,741	1,190,149	Reserve for repairs	11,975	7,328
Property, plant and equipment:	239,846	223,085	Reserve for bonuses	10,950	7,850
Buildings	60,189	45,259	Reserve for removal cost of property, plant and equipment	2,511	760
Structures	23,331	23,030	Reserve for loss on business of subsidiaries and affiliates	1,794	–
Machinery and equipment	74,444	69,846	Other	1,605	1,246
Vehicles	319	258	Non-current Liabilities:	837,417	882,728
Tools and furniture	13,593	11,101	Bonds	480,000	480,000
Land	45,428	47,615	Long-term borrowing due after one year	281,580	344,580
Leased assets	132	92	Deferred tax liabilities	42,423	19,962
Construction in progress	22,410	25,883	Long-term deposits received	6,945	7,150
			Long-term advances received	6,424	5,152
Intangible assets:	21,779	22,964	Reserve for removal cost of property, plant and equipment	11,890	15,387
Patent	1,017	105	Reserve for business restructuring	4,360	–
Software	15,834	17,403	Reserve for environmental measures	1,004	1,300
Goodwill	1,226	1,324	Reserve for repairs	697	2,397
Other	3,703	4,132	Reserve for loss on business of subsidiaries and affiliates	32	4,882
Investments and other non-current assets:	832,116	944,100	Other	2,063	1,918
Investment securities	76,403	63,266	Total liabilities	1,423,017	1,529,214
Investments in subsidiaries and affiliates	601,213	614,423	Net assets
Investments in capital	587	588	Shareholders’ equity:	353,586	338,995
Investments in subsidiaries and affiliates’ capital	38,596	47,780	Common stock	90,059	89,938
Long-term loans receivable	34	113,603	Capital surplus:	24,057	23,937
Long-term prepaid expenses	6,120	13,187	Additional paid-in capital	24,055	23,935
Prepaid pension expense	104,137	85,282	Other capital surplus	2	2
Other	5,606	6,571	Retained earnings:	247,831	233,475
Allowance for doubtful receivables	(579)	(598)	Legal reserve	21,361	21,361
			Other retained earnings	226,470	212,114
			General reserve	130,000	130,000
			Retained earnings brought forward	96,470	82,114
			Treasury stock	(8,361)	(8,355)
			Valuation and translation adjustments:	40,328	31,422
			Valuation difference on available-for-sale securities	40,328	31,252
			Deferred gains on hedges	–	171
			Total net assets	393,915	370,418
Total assets	1,816,932	1,899,631	Total liabilities and net assets	1,816,932	1,899,631

Non-consolidated Statement of Income

(Millions of Yen)

	144th term (April 1, 2024 to March 31, 2025)	(Reference) 143rd term (April 1, 2023 to March 31, 2024)
Net sales	856,554	809,559
Cost of sales	655,552	664,331
Gross profit	201,002	145,228
Selling, general and administrative expenses	141,349	142,789
Operating income	59,653	2,439
Non-operating income	64,117	82,053
Interest and dividend income	57,095	63,530
Foreign exchange gain	—	14,090
Other income	7,022	4,433
Non-operating expenses	38,885	31,067
Interest expense	13,786	10,507
Cost of inactive facilities	6,867	3,861
Derivative losses	3,296	12,093
Foreign exchange losses	623	—
Amortization of long-term prepaid expenses	6,954	915
Other expenses	7,359	3,691
Ordinary income	84,885	53,425
Special gains	118,708	53,536
Gain on sale of shares and investments in capital of subsidiaries and associates	66,728	23,685
Gain on sale of investment securities	40,203	29,851
Gain on sale of non-current assets	11,777	—
Special losses	160,694	96,807
Loss on waiver for a loan to subsidiaries and associates	111,853	—
Loss on related business	25,700	23,182
Impairment loss	8,015	57,004
Loss on sale of shares and investments in capital of subsidiaries and associates	5,598	—
Loss on disposal of non-current assets	5,168	11,221
Provision for business restructuring	4,360	—
Loss on valuation of investment securities	—	5,400
Income before income taxes	42,899	10,154
Income taxes – current	981	2,547
Income taxes – deferred	17,743	(1,097)
Net income	24,174	8,704

NOTES:

1.	Business report is listed as follows:

(1)       Fractions less than 0.1 billion yen or 1 million yen have been rounded to the nearest 0.1 billion yen or million yen.

(2)       Stock prices listed in units of 1,000 are shown rounded down to the nearest 1,000 shares.

2.	Fractions less than 1 million yen have been rounded to the nearest million yen with respect to the Consolidated Financial Statements, the Consolidated Statement of Profit or Loss, the Consolidated Statement of Changes in Equity, the Non-consolidated Financial Statements, and the Non-consolidated Statement of Income.

Auditor’s Report

Independent Auditor’s Report on Consolidated Financial Statements

Independent Auditor’s Report Pertaining to Consolidated Financial Statements

May 9, 2025

To the Board of Directors of SUMITOMO CHEMICAL COMPANY, LIMITED

KPMG AZSA LLC

Tokyo Office

Designated Partners with Limited Liability

Managing Partner

Certified Public Accountant

Ayumu Nakajima

Designated Partners with Limited Liability

Managing Partner

Certified Public Accountant

Ryohei Tomita

Designated Partners with Limited Liability

Managing Partner

Certified Public Accountant

Naoto Watanabe

Audit Opinion

We audited the consolidated financial statements, i.e., the consolidated statement of financial position, consolidated statement of profit or loss, consolidated statement of changes in equity and notes to the consolidated financial statements of SUMITOMO CHEMICAL COMPANY, LIMITED for the fiscal year from April 1, 2024 to March 31, 2025, in accordance with Article 444, Paragraph 4 of the Companies Act.

Our audit firm determined that the consolidated financial statements referred to above were prepared in accordance with the accounting standards that omit certain disclosures required by the International Accounting Standards as prescribed in the latter part of Article 120, Paragraph 1 of the Regulations on Corporate Accounting, and present fairly, in all material respects, the financial position and operational results of the corporate group consisting of SUMITOMO CHEMICAL COMPANY, LIMITED and its consolidated subsidiaries for the period covered by these consolidated financial statements.

Grounds for Auditor’s Opinion

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Our responsibilities under those standards are described in “Auditor’s responsibility for the consolidated financial statements.” We are independent of the Company and its consolidated subsidiaries in accordance with professional ethics requirements in Japan and fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence that we obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The “Other Information” comprises the business report and its annexed detailed statements. The management is responsible for preparing and disclosing the Other Information. Furthermore, the responsibility of the auditors and the Board of Corporate Auditors is to monitor the directors’ execution of their duties in establishing and carrying out the reporting process for the Other Information.

Our audit opinion on the consolidated financial statements does not cover the Other Information, and we do not express any opinion on such Other Information.

Our responsibility in auditing the consolidated financial statements is to read the Other Information and in doing so, consider whether there are any material inconsistencies between the Other Information and the consolidated financial statements or our knowledge obtained during the audit and is to pay attention to whether there are, other than such material inconsistencies, any indications of material misstatements in the Other Information.

Based on the audit work performed, our audit firm is required to report any material misstatements in the Other Information if we determine that such misstatements exist.

We have no matters to report regarding the Other Information.

Responsibilities of the management, auditors and Board of Corporate Auditors for the consolidated financial statements

The management’s responsibility is to prepare and fairly present the consolidated financial statements in accordance with the accounting standards that omit certain disclosures required by the International Accounting Standards as prescribed in the latter part of Article 120, Paragraph 1 of the Regulations on Corporate Accounting. This includes establishing and carrying out the internal controls that the management deems necessary to prepare the consolidated financial statements free from material misstatements due to fraud or error and to present them fairly.

In preparing the consolidated financial statements, the management is responsible for evaluating whether it is appropriate to prepare them based on the going concern assumption. If it is necessary to disclose matters concerning the going concern based on the accounting standards that omit certain disclosures required by the International Accounting Standards as prescribed in the latter part of Article 120, Paragraph 1 of the Regulations on Corporate Accounting, the management must disclose such matters.

The responsibility of the auditors and the Board of Corporate Auditors is to monitor the directors’ execution of their duties in establishing and carrying out the financial reporting process.

Auditor’s responsibility for the consolidated financial statements

The auditor’s responsibility is to reasonably determine, based on the audit performed, whether the consolidated financial statements as a whole are free from material misstatements due to fraud or error and to express an opinion on the consolidated financial statements in the auditor’s report in an independent capacity. Misstatements may arise from fraud or error and are considered material when, individually or in the aggregate, they could reasonably be expected to influence the decisions of the users of the consolidated financial statements.

The auditor shall, in accordance with the auditing standards generally accepted in Japan, exercise professional judgment and maintain professional skepticism throughout the audit process to perform the following:

-	The auditor shall identify and evaluate the risks of material misstatements due to fraud or error and plan and perform audit procedures corresponding to those risks of material misstatements. The selection and application of the audit procedures shall be based on the auditor’s judgment. Furthermore, the auditor shall obtain sufficient and appropriate audit evidence on which the auditor is to base its opinion.
-	The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the internal controls; however, the auditor shall consider the internal controls relevant to the audit in order to design the audit procedures so that they are appropriate in the circumstances when assessing risks.
-	The auditor shall evaluate the appropriateness of the accounting policies adopted by the management and their application methods as well as the reasonableness of the accounting estimates made by the management and the adequacy of the related notes.

-	The auditor shall conclude whether it would be appropriate for the management to prepare the consolidated financial statements on a going concern basis and, based on the audit evidence obtained, whether significant uncertainty exists regarding any events or conditions that may cast significant doubt on the going concern assumption. If significant uncertainty regarding the going concern assumption is identified, the auditor shall be required to draw attention to this in the notes to the consolidated financial statements within the audit report. In addition, if the notes to the consolidated financial statements regarding the significant uncertainty are inadequate, the auditor shall be required to express a qualified opinion on the consolidated financial statements. The auditor’s conclusion shall be based on the audit evidence obtained up to the date of the audit report; however, future events or circumstances may prevent the entity from continuing as a going concern.
-	The auditor shall evaluate whether the presentation and notes to the consolidated financial statements comply with the accounting standards that omit certain disclosures required by the International Accounting Standards as prescribed in the latter part of Article 120, Paragraph 1 of the Regulations on Corporate Accounting. In addition, the auditor shall assess the presentation, structure and content of the consolidated financial statements, including the related notes, and whether the consolidated financial statements fairly present the underlying transactions and accounting events.
-	Regarding the financial information of the company and its consolidated subsidiaries, on which the auditor is to form the basis for expressing its opinion on the consolidated financial statements, the auditor shall plan and perform the audit of the consolidated financial statements in order for the audit evidence to be obtained by the auditor to be sufficient and appropriate. The auditor shall be responsible for the direction, supervision and review of the audit of the consolidated financial statements. The auditor shall be solely responsible for the audit opinion.

The auditor shall report to the statutory auditors and the Board of Corporate Auditors on the scope of the planned audit and its implementation period and significant audit findings, including material weaknesses in the internal controls identified during the audit process, and other matters required by the auditing standards.

The auditor shall report to the statutory auditors and the Board of Corporate Auditors on compliance with the provisions of Japan’s professional ethics regarding independence and on matters reasonably considered to affect the auditor’s independence. If the auditor implemented measures to eliminate impediments or applied safeguards to reduce impediments to an acceptable level, the auditor shall report on the content of those measures or safeguards.

Interests in the Company

Neither our firm nor any of the engagement partners have any interest in the Company and its consolidated subsidiaries that must be disclosed herein under the provisions of the Certified Public Accountants Act.

End

Auditor’s Report

Independent Auditor’s Report on Financial Statements

Independent Auditor’s Report Pertaining to Financial Statements

May 9, 2025

To the Board of Directors of SUMITOMO CHEMICAL COMPANY, LIMITED

KPMG AZSA LLC

Tokyo Office

Designated Partners with Limited Liability

Managing Partner

Certified Public Accountant

Ayumu Nakajima

Designated Partners with Limited Liability

Managing Partner

Certified Public Accountant

Ryohei Tomita

Designated Partners with Limited Liability

Managing Partner

Certified Public Accountant

Naoto Watanabe

Audit Opinion

We audited the financial statements, i.e., the balance sheet, income statement, statement of changes in shareholders’ equity and notes to the non-consolidated financial statements and its annexed detailed statements (the “Financial Statements, etc.”) of SUMITOMO CHEMICAL COMPANY, LIMITED for the 144th fiscal year from April 1, 2024 to March 31, 2025, in accordance with Article 436, Paragraph 2, item (i) of the Companies Act.

Our audit firm determined that the Financial Statements, etc. referred to above were prepared in accordance with the generally accepted corporate accounting principles in Japan, and present fairly, in all material respects, the financial position and operational results for the period covered by the Financial Statements, etc.

Grounds for Auditor’s Opinion

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Our responsibilities under those standards are described in “Auditor’s responsibility for the Financial Statements, etc.” We are independent of the Company in accordance with professional ethics requirements in Japan and fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence that we obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The “Other Information” comprises the business report and its annexed detailed statements. The management is responsible for preparing and disclosing the Other Information. Furthermore, the responsibility of the auditors and the Board of Corporate Auditors is to monitor the directors’ execution of their duties in establishing and carrying out the reporting process for the Other Information.

Our audit opinion on the Financial Statements, etc. does not cover the Other Information, and we do not express any opinion on such Other Information.

Our responsibility in auditing the Financial Statements, etc. is to read the Other Information and in doing so, consider whether there are any material inconsistencies between the Other Information and the Financial Statements, etc. or our knowledge obtained during the audit and is to pay attention to whether there are, other than such material inconsistencies, any indications of material misstatements in the Other Information.

Based on the audit work performed, our audit firm is required to report any material misstatements in the Other Information if we determine that such misstatements exist.

We have no matters to report regarding the Other Information.

Responsibilities of the management, auditors and Board of Corporate Auditors for the Financial Statements, etc.

The management’s responsibility is to prepare and fairly present the Financial Statements, etc. in accordance with the generally accepted corporate accounting principles in Japan. This includes establishing and carrying out the internal controls that the management deems necessary to prepare the Financial Statements, etc. free from material misstatements due to fraud or error and to present them fairly.

In preparing the Financial Statements, etc., the management is responsible for evaluating whether it is appropriate to prepare them based on the going concern assumption. If it is necessary to disclose matters concerning the going concern based on the generally accepted corporate accounting principles in Japan, the management must disclose such matters.

The responsibility of the auditors and the Board of Corporate Auditors is to monitor the directors’ execution of their duties in establishing and carrying out the financial reporting process.

Auditor’s responsibility for the Financial Statements, etc.

The auditor’s responsibility is to reasonably determine, based on the audit performed, whether the Financial Statements, etc. as a whole are free from material misstatements due to fraud or error and to express an opinion on the Financial Statements, etc. in the auditor’s report in an independent capacity. Misstatements may arise from fraud or error and are considered material when, individually or in the aggregate, they could reasonably be expected to influence the decisions of the users of the Financial Statements, etc.

The auditor shall, in accordance with the auditing standards generally accepted in Japan, exercise professional judgment and maintain professional skepticism throughout the audit process to perform the following:

-	The auditor shall identify and evaluate the risks of material misstatements due to fraud or error and plan and perform audit procedures corresponding to those risks of material misstatements. The selection and application of the audit procedures shall be based on the auditor’s judgment. Furthermore, the auditor shall obtain sufficient and appropriate audit evidence on which the auditor is to base its opinion.
-	The purpose of the audit of the Financial Statements, etc. is not to express an opinion on the effectiveness of the internal controls; however, the auditor shall consider the internal controls relevant to the audit in order to design the audit procedures so that they are appropriate in the circumstances when assessing risks.
-	The auditor shall evaluate the appropriateness of the accounting policies adopted by the management and their application methods as well as the reasonableness of the accounting estimates made by the management and the adequacy of the related notes.
-	The auditor shall conclude whether it would be appropriate for the management to prepare the Financial Statements, etc. on a going concern basis and, based on the audit evidence obtained, whether significant uncertainty exists regarding any events or conditions that may cast significant doubt on the going concern assumption. If significant uncertainty regarding the going concern assumption is identified, the auditor shall be required to draw attention to this in the notes to the Financial Statements, etc. within the audit report. In addition, if the notes to the Financial Statements, etc. regarding the significant uncertainty are inadequate, the auditor shall be required to express a qualified opinion on the Financial Statements, etc. The auditor’s conclusion shall be based on the audit evidence obtained up to the date of the audit report; however, future events or circumstances may prevent the entity from continuing as a going concern.

-	The auditor shall evaluate whether the presentation and notes to the Financial Statements, etc. comply with the generally accepted corporate accounting principles in Japan. In addition, the auditor shall assess the presentation, structure and content of the Financial Statements, etc., including the related notes, and whether the Financial Statements, etc. fairly present the underlying transactions and accounting events.

The auditor shall report to the statutory auditors and the Board of Corporate Auditors on the scope of the planned audit and its implementation period and significant audit findings, including material weaknesses in the internal controls identified during the audit process, and other matters required by the auditing standards.

The auditor shall report to the statutory auditors and the Board of Corporate Auditors on compliance with the provisions of Japan’s professional ethics regarding independence and on matters reasonably considered to affect the auditor’s independence. If the auditor implemented measures to eliminate impediments or applied safeguards to reduce impediments to an acceptable level, the auditor shall report on the content of those measures or safeguards.

Interests in the Company

Neither our firm nor any of the engagement partners have any interest in the Company that must be disclosed herein under the provisions of the Certified Public Accountants Act.

End

Audit Report by the Board of Corporate Auditors

Audit Report

The Board of Corporate Auditors, upon deliberating the performance of duties of the directors of SUMITOMO CHEMICAL COMPANY, LIMITED during the 144th fiscal year from April 1, 2024 to March 31, 2025, prepared this audit report based on the audit reports prepared by each member of the Board of Corporate Auditors and hereby reports as follows:

1.       Auditing Method Employed by the Members of the Board of Directors and the Board of Corporate Auditors and the Details Thereof

(1)	The Board of Corporate Auditors established an auditing policy and auditing assignments, etc., received reports on the execution of the audits and the results thereof from each member of the Board of Corporate Auditors, received reports on the performance of their duties from the directors, etc. and the Accounting Auditors and requested explanations regarding such reports when necessary.

(2)	In accordance with the auditing standards established by the Board of Corporate Auditors for the members of the Board of Corporate Auditors and based on the auditing policy and the assigned duties, etc., each member of the Board of Corporate Auditors took steps to facilitate communication with the directors and employees, etc. and endeavored to gather information and create an improved environment for auditing. Each member of the Board of Corporate Auditors performed the audits in the following manner:

(i)	Each member of the Board of Corporate Auditors attended meetings of the Board of Corporate Auditors and other important meetings, received reports on the performance of their duties from the directors, employees and other related people and requested explanations regarding such reports when necessary. In addition, each member of the Board of Corporate Auditors inspected important authorized documents, etc. and examined the business and financial position of the Company at the head office and each major office of the Company. With respect to the subsidiaries of the Company, each member of the Board of Corporate Auditors took steps to facilitate communication with the directors and members of the Board of Corporate Auditors and other related people of the subsidiaries and to share information with them and received reports from the subsidiaries regarding their businesses when necessary.

(ii)	Regarding the systems necessary to ensure that the execution of the duties by the directors complies with the laws and regulations and the articles of incorporation, and other systems necessary to ensure the properness of operations of the Company and operations of group of enterprises consisting of the Company and its subsidiaries (internal control systems), which are described in the business report, each member of the Board of Corporate Auditors periodically received reports from the directors and employees, etc. on the status of the development and operating situation of such systems, including the internal control to secure the appropriateness of financial reporting, requested explanations regarding such reports when necessary and expressed their opinions. In addition, each member of the Board of Corporate Auditors took steps to communicate and exchange information with the directors and members of the Board of Corporate Auditors and other related people of the subsidiaries, requested explanations when necessary and expressed their opinions. Regarding the internal controls over financial reporting, we received reports from the directors and KPMG AZSA LLC on the status of their evaluation and audit of such internal controls and requested explanations as necessary.
(iii)	The members of the Board of Corporate Auditors examined whether the accounting auditors maintained their independence and performed audits in an appropriate manner. The members of the Board of Corporate Auditors received reports on the performance of their duties from the Accounting Auditors and requested explanations regarding those reports when necessary. The members of the Board of Corporate Auditors also received a notification from the Accounting Auditors indicating that they properly improved the system to ensure the appropriate execution of the duties of the Accounting Auditors in compliance with the quality control standards relating to auditing, etc. The members of the Board of Corporate Auditors requested explanations on such notifications when necessary.

Based on the aforementioned method, the Board of Corporate Auditors reviewed the business report and its annexed detailed statements, the financial statements (the balance sheet, statement of income, statements of changes in shareholders’ equity and notes to the non-consolidated financial statements) and its annexed detailed statements and the consolidated financial statements (the consolidated balance sheet, consolidated statement of profit and loss, consolidated statements of changes in equity and notes to the consolidated financial statements) for this fiscal year.

2.       Results of the Audit

(1)	Audit Results on the Business Report, etc.
(i)	The Board of Corporate Auditors believes that the business report and its annexed detailed statements fairly represent the Company’s condition in compliance with the applicable laws and regulations as well as the Articles of Incorporation of the Company.
(ii)	With respect to the directors’ execution of their duties, we found no evidence of misconduct or material facts in violation of the applicable laws and regulations or the Articles of Incorporation of the Company.
(iii)	The Board of Corporate Auditors believes that the content of the resolutions made by the Board of Directors regarding the internal control systems is appropriate, and furthermore, establishment and operation of the internal control systems based on the resolutions are continuously conducted in response to changes in the business environment. Furthermore, with respect to the contents of the business report concerning these internal control systems and the directors’ execution of their duties, including internal controls over financial reporting, we found no matters to be pointed out.

(2)	Results of the Audit of the Non-consolidated Financial Statements and Supplementary Schedules

The Board of Corporate Auditors believes that the method employed by KPMG AZSA LLC for the audit and the results thereof are fair and reasonable.

(3)	Results of the Audit of the Consolidated Financial Statements

The Board of Corporate Auditors believes that the method employed by KPMG AZSA LLC for the audit and the results thereof are fair and reasonable.

May 13, 2025

Board of Corporate Auditors

SUMITOMO CHEMICAL COMPANY, LIMITED

Full-time member of the Board of Corporate Auditors

Kunio Nozaki [Seal]

Full-time member of the Board of Corporate Auditors

Hironobu Nishi [Seal]

Outside member of the Board of Corporate Auditors

Mitsuhiro Aso [Seal]

Outside member of the Board of Corporate Auditors

Yoshitaka Kato [Seal]

Outside member of the Board of Corporate Auditors

Michio Yoneda [Seal]

End

Matters Concerning the Accounting Auditor

1. Name of the Accounting Auditor                 KPMG AZSA LLC

2. Amount of fees, etc., for the Accounting Auditor for the fiscal year under review

Details	Amount Paid
Amount of fees, etc.	205 million yen
Total amount of money and other property payable by the Company and its subsidiaries	555 million yen
Note:	1.	The audit contract between the Company and the Accounting Auditor does not distinguish between the fees for audits under the Companies Act and those under the Financial Instruments and Exchange Act. Furthermore, it is practically not possible to distinguish between them. Thus, the amount of fees, etc. paid includes fees, etc. for audits under the Financial Instruments and Exchange Act.
2.	The Board of Corporate Auditors verified and confirmed the content of the Accounting Auditor’s audit plan, the status of performance of their duties, and the basis for calculating the fee estimate. After comprehensively reviewing the appropriateness of the audit fees, the Board of Corporate Auditors consented to the Accounting Auditor’s fees, etc., pursuant to Article 399, Paragraph 1 of the Companies Act.
3.	In addition to the above, 43 million yen was paid as audit fees for the previous fiscal year.
4.	Among the Company’s material subsidiaries, the following entities have received statutory audits by an audit firm other than the Company’s Accounting Auditor: Sumitomo Chemical Brasil Indústria Química S.A., CDT Holdings Ltd., Cambridge Display Technology Ltd., Dongwoo Fine-Chem Co., Ltd., SSLM Co., Ltd., XUYOU Electronic Materials (Wuxi) Co., Ltd., Sumika Electronic Materials (Wuxi) Co., Ltd., Sumika Technology Co., Ltd., Sumitomo Chemical Asia Pte. Ltd., The Polyolefin Company (Singapore) Pte. Ltd., and Sumitomo Chemical India Ltd.

3.   Details of non-audit services

The Company has entrusted the Accounting Auditor with the preparation of comfort letters, which constitute non-audit services under Article 2, Paragraph 1 of the Certified Public Accountants Act.

4.   Policy for dismissal or non-reappointment of the Accounting Auditor

In addition to the dismissal of the Accounting Auditor as stipulated in Article 340 of the Companies Act, the Company’s Board of Corporate Auditors has established a policy to propose the dismissal or non-reappointment of the Accounting Auditor to the General Meeting of Shareholders in accordance with the procedures stipulated in Article 344 of the Companies Act if significant doubts arise regarding the Accounting Auditor’s ability to continue performing their duties, taking into account the Accounting Auditor’s independence and the status of performance of their duties.

Overview of the System and Operational Status for Ensuring Proper Business Operations

1.       Details of resolution regarding the system for ensuring proper business operations

(1)	Fundamental principles
(i)	The Company will, based on the business spirit and the Business Philosophy of Sumitomo, conduct business activities in accordance with the “Basic Principles for Promoting Sustainability” and “Sumitomo Chemical Charter for Business Conduct” so that the business group composed of the Company and the Company Group will promote sustainability, namely contribute to the achievement of sustainable society through our business and achieve our own sustainable growth.
(ii)	The Company recognizes that establishing a system necessary to ensure the proper conduct of business (hereinafter, “Internal Control System,”) is a process required for the sound sustenance of the organization and should be undertaken proactively in order to accomplish the Company’s business objectives. Recognizing this, the Company shall establish its Internal Control System as outlined below and alter it as necessary in response to changes in the Company’s business environment, thereby conducting business operations that fulfill the interest of its shareholders and all other stakeholders. In addition, the Company shall establish a dedicated committee or committees to ensure attaining the above objectives.

(2)	System for ensuring that the Company’s Directors execute their business duties in compliance with the laws and the Company’s Articles of Incorporation
(i)	The Company shall institute, as its corporate bodies, General Meeting of Shareholders, Directors, the Board of Directors, the Corporate Auditors, the Board of Corporate Auditors and Accounting Auditors in accordance with the laws and the Articles of Incorporation. In addition, with respect to Directors and the Corporate Auditors, several Outside Directors and Outside Corporate Auditors with independence shall be appointed. In order to increase the transparency and fairness of nominations of Directors and Corporate Auditors and compensations of Directors, the Nomination Advisory Committee and the Remuneration Advisory Committee, of which Outside Officers have the majority, shall be established.
(ii)	Directors shall observe all applicable laws, the Articles of Incorporation and resolutions of the General Meeting of Shareholders. They shall also have an obligation to be attentive to their duties as good managers and carry out these duties faithfully. The term of office for Directors shall be one year to enable swift response to changes in the business environment. The Board of Directors shall assume supervisory responsibility to ensure that Directors observe all applicable laws and the Company’s Articles of Incorporation, and that Directors establish and operate an adequate Internal Control System pursuant to the basic policies contained herein.

(iii)	Directors shall establish systems for ensuring required reliability of financial reporting and the proper and timely disclosure of information concerning the Company.

(3)	System for the retention and management of information regarding the execution of business duties by the Company’s Directors

The Company shall establish rules prescribing the manner of retention, disposal and management, operating method of the information system, etc. concerning the business-related information handled in various media. The Company shall retain and manage information properly by establishing a management system pursuant to such rules.

(4)	System for ensuring the efficient execution of business duties by Directors, etc. of the Company and its group companies
(i)	The Board of Directors shall properly determine the targets for important issues concerning business policies, planned business undertakings, accounting & finance, research & development, etc. of the corporate group consisting of the Company and its group companies (the “corporate group,” hereinafter referred to as the “Group”) and shall monitor the progress of work toward the targets.
(ii)	The Board of Directors shall appoint Executive Officers to promote the expeditious execution of business and more clearly define their responsibilities, and shall cause the Executive Officers to perform businesses specifically entrusted to them in their respective fields determined by the Board.
(iii)	Directors shall work to get information about management activities of the Group in a prompt and appropriate manner by establishing a management information system that utilizes information technology.

(5)	System for ensuring that the Company’s employees and its group companies’ Directors and employees carry out their business assignments in compliance with the laws and the Articles of Incorporation
(i)	The Company shall strive to ensure that all employees are fully aware of their obligation to abide by the law and to develop a sound corporate culture by educating employees about compliance with social norms and continually raising the level of business ethics, based on the principles in the “Sumitomo Chemical Charter for Business Conduct.”
(ii)	The Company, through an internal committee governing “compliance,” shall investigate and oversee the status of compliance and, if necessary, recommend improvements.

(iii)	The Company shall strive to promptly identify and rectify any violations or suspected violations of compliance through its internally established “Speak-Up Hotline,” which provides employees with an avenue for reporting such violations or suspected violations.
(iv)	The Company shall establish a department in charge of internal auditing to verify that employees carry out their duties in a proper and effective manner. They shall also take pertinent measures to carry out special controls or auditing with regard to businesses, departments, systems, etc. that are exposed to risks that may result in significant losses (hereinafter, “Risk”). Furthermore, when certain issues have been pointed out as a result of auditing by Corporate Auditors, Accounting Auditors, the Company’s department in charge of internal auditing, etc., the relevant departments, etc. of the Company that have been thus audited shall take appropriate remedial measures within a specified period of time.
(v)	The Company shall clearly define the roles and functions of each department, section, etc. by designing and establishing an organization that will be most capable of conducting business activities in compliance with the law and the Articles of Incorporation.
(vi)	In order to achieve its overall targets, the Company shall strive to ensure the fair operation of its personnel management system, whereby employees are encouraged to set their own targets to be achieved, and their performance is assessed and compensation and incentives determined on the basis of the degree to which such targets have been achieved.
(vii)	The Company shall request its major group companies both in Japan and abroad to adopt and properly operate a compliance system equivalent to that of the Company. It shall also work to establish, maintain, and enhance the effective internal control of the Company and its group companies in their entirety by conducting internal audit.

(6)	System of the Company and its group companies for risk management rules, procedures, etc.
(i)	The Company shall establish rules for the Group to promote developing Risk awareness, ensure early detection of Risks, prevent Risks from manifesting themselves, prepare plans to handle instances of emergency, etc.
(ii)	The Company shall, through its internally established committee overseeing risk management of the Group, determine the Group’s policies on risk management, evaluate Risks involved, monitor and supervise the status of work on preparation and implementation of plans for the risk management and, where necessary, make recommendation on improvements to be made.
(iii)	In the event that there occurs any incident of crisis which requires company-wide all-out efforts for resolution, the Company shall promptly work to look into the situation affected by the crisis and resolve it by setting up a task force headquarters.

(7)	System regarding reporting to the Company about business operations of the Group and matters concerning the execution of business duties by Directors etc. of the Company’s group companies
(i)	The Company shall establish rules concerning operations of the Group, request its group companies both in Japan and abroad to report on their business policies, planned business undertakings, and other important matters relating to their business operations in accordance with the rules, and shall strive to deepen mutual understanding and share management strategies with those group companies.
(ii)	The Company shall work to develop a system whereby the Company’s Corporate Auditors can exchange information with corporate auditors and other auditing staff at its major group companies, and thereby jointly ensure the effectiveness of audits throughout the Group.

(8)	System for ensuring the effective conduct of audits by the Company’s Corporate Auditors
(i)	Matters concerning employees who are due to assist the Corporate Auditors in performing their duties

The Company shall appoint an employee or employees who work full-time to assist the Corporate Auditors in performing its duties under its direction in accordance with the Company rules. Personnel management matters concerning such an employee shall be settled with the prior approval of the Company’s Corporate Auditors.

(ii)	Matters on reporting to the Corporate Auditors
a)	The Company’s Directors and employees shall establish a system capable of ensuring that full-time Corporate Auditors attend conferences on important issues of the Company or its group companies and, in addition, shall report as appropriate to the Company’s Corporate Auditors on matters based on the laws or on matters called for by the Corporate Auditors about the Company or its group companies.
b)	The Company’s Directors shall report to the Company’s Corporate Auditors on internal audit policies and plans to be conducted by the internal audit department, the progress of the internal audit and its results.
c)	The Company shall establish a system capable of ensuring that none of the Company’s Directors and employees or its group companies’ Directors, Corporate Auditors and employees will be put at any disadvantage on the ground of having reported to the Company’s Corporate Auditors.

(iii)	Matters concerning expenses arising from the performance by the Corporate Auditors of their duties

The Company shall establish a system capable of ensuring meeting expenses required for the execution by its Corporate Auditors of their duties, with respect to those expenses that may arise from the performance by such Corporate Auditors of their duties.

(iv)	Other matters for ensuring the effective conduct of audits by the Corporate Auditors

Representative Directors shall hold regular meetings with the Company’s Corporate Auditors, to exchange views and deepen mutual understanding about tasks to be undertaken by the Company, risks confronting the Company, and the general state of the environment for auditing by the Corporate Auditors.

(9)	System for excluding influences of antisocial factions and groups

The Company shall never enter into any relationship, including transactional relations, with antisocial factions and groups that threaten to disrupt the public order and safety of society, and shall take action against them across the Company in a firmly determined and uncompromising manner, working closely with outside specialized institutions.

Note:	The above basic policy was established at the Board of Directors meeting held on May 15, 2006, and subsequently revised in part at the Board of Directors meetings held on March 25, 2011, March 23, 2012, March 31, 2015, and March 29, 2019, respectively.

2.   Overview of the operational status of the system for ensuring proper business operations

The Company strives to inspect, maintain, and appropriately operate its internal control system in accordance with the above policy. The operational status of the system is as follows:

(1)	Initiatives to ensure the proper and efficient execution of duties
(i)	The inspection and development of the internal control system within the Group are deliberated by the Internal Control Committee.
(ii)	We have further strengthened the audit and supervisory functions over execution of duties by Directors through enhanced reporting to Outside Directors and Outside Corporate Auditors, and free, open and constructive deliberations at the Board of Directors meetings, etc.
(iii)	We have strengthened guidance and support from the Compliance Committee and its Regional Legal & Compliance Office (RLCO) to establish and operate a system ensuring thorough compliance across the Group.
(iv)	We have intensified efforts to encourage all employees of the Group to utilize the whistleblowing system. Regarding investigations based on received reports, we exercise utmost care to protect the privacy and confidentiality of whistleblowers. We conduct investigations with the utmost diligence and care, ensuring that whistleblowers who report in good faith do not suffer any disadvantage, such as dismissal, transfer, or discrimination, as a result of their report. The status of response to reports is regularly reported to the Compliance Committee and the Board of Corporate Auditors. The status of response to any significant cases is promptly reported.
(v)	We aim to tangibly reduce compliance risks and enhance employee compliance awareness by identifying compliance risks within each department during the compliance promotion month, formulating and implementing preventive measures for such risks, conducting employee compliance awareness surveys, and implementing various compliance training programs.
(vi)	The Company has established a dedicated organization to conduct internal audits of the Company and its major group companies. The results are reported to the Internal Control Committee, as well as to the Board of Directors, Board of Corporate Auditors, and other relevant bodies. Furthermore, the Internal Control and Audit Department serves as the secretariat for evaluating internal controls related to financial reporting and reports the findings to the Internal Control Committee.
(vii)	To expedite important decision-making and clarify business execution responsibilities, we have adopted an executive officer system. Furthermore, to enable faster and more accurate identification of management information for appropriate decision-making, we are working to dramatically improve operational efficiency and quality through the use of digital technology.

(viii)	Information related to the execution of duties by Directors is properly stored and managed in accordance with regulations governing information management. Furthermore, as a member of critical infrastructure operators, we consider cybersecurity a management issue. To address the increasing cyber threats, including for the control systems, we are further strengthening measures for risks across the entire organization, including domestic/international group companies, such as formulating security policies and establishing risk management and incident management systems.

(2)	Risk management initiatives
(i)	The Internal Control Committee deliberates on various measures, including formulating group-wide risk management policies, collecting risk information related to the foundation of business continuity, and ensuring thorough internal awareness.
(ii)	Risks requiring consideration from both opportunity and risk perspectives, including important management matters such as the Company’s and Group companies’ management strategies, capital investment, and investment and financing, are deliberated on a case-by-case basis by the Management Meeting. Regarding sustainability, the Sustainability Promotion Committee makes necessary recommendations to organizations of the Group concerning medium- to long-term environmental and social issues so that the Group’s management activities can contribute to achieving sustainability for both society and the Company.
(iii)	The Risk and Crisis Management Committee deliberates on policies for preventing major risks, including natural disasters, infectious diseases, and geopolitical risks, and for responding when they materialize. It implements initiatives aimed at reducing risks, accelerating crisis response when risks occur, and minimizing damage and impact.

(3)	Initiatives concerning management control of the Group
(i)	Pursuant to internal rules regarding management of the execution of duties at the Group, important matters concerning the business operations of each company of the Group are appropriately reported to the Company. Furthermore, we are promoting information sharing across the Group, striving to foster mutual understanding and information sharing regarding management strategies.
(ii)	The Company establishes minimum requirements which each company of the Group should satisfy for critical operations such as accounting, information systems and responsible care (safety, health, environment and quality) as Group Business Standards. We provide support and guidance to the Group to establish and operate systems compliant with these standards.

(iii)	The Company has established regional headquarters in four areas: China, Asia/Oceania, the Americas, and Europe. Each regional headquarters supports the resolution of issues at Group companies within its region by communicating the Company’s policies, collecting and sharing information, providing professional knowledge and offering shared services. Each regional headquarters also strives to further strengthen internal controls, compliance, responsible care and information security.

(4)	Initiatives to ensure the effectiveness of audit of Corporate Auditors
(i)	The Company’s Corporate Auditors attend the Board of Directors meetings, Management Meetings, Internal Control Committee meetings, and other important meetings. The Corporate Auditors also exchange opinions with the Representative Directors, conduct inspections at factories and research institutes, hold hearings with headquarters and business segments, investigate domestic and overseas Group companies, exchange opinions with Corporate Auditors and Audit and Supervisory Committee members of Group companies, and receive reports from the Internal Audit Department, Compliance Department, and Responsible Care Department regularly and whenever important matters arise. Furthermore, the Corporate Auditors consult with the Accounting Auditor on audit plans, including confirmation of the Accounting Auditor’s quality management system, receive reports on audit results, exchange opinions, and receive appropriate information required by the Corporate Auditors.
(ii)	To assist Corporate Auditors in performing their duties, the Company has established a dedicated department independent from the operational divisions and assigned full-time staff. We have clearly stipulated in our internal rules that no employee shall be treated disadvantageously for making reports to Corporate Auditors and that the necessary funds for the Corporate Auditors’ duties shall be secured, and strives to keep them complied in any case.

Notes to Consolidated Financial Statements

(Notes regarding important matters to be the basis for the preparation of consolidated financial statements)

1.   Basis of preparation

The consolidated financial statements of the Company and its subsidiaries (hereinafter referred to as the “Group”) are prepared in accordance with International Financial Reporting Standards (hereinafter referred to as “IFRS”) pursuant to Article 120, Paragraph 1 of the Regulation on Corporate Accounting.

Pursuant to the latter part of the same paragraph, certain items to be disclosed as required by IFRS have been omitted.

2.       Scope of consolidation

(1)	Number of consolidated subsidiaries, etc.: 169 companies

The above includes one joint operation.

(2)	Names of major consolidated subsidiaries

Sumitomo Pharma Co., Ltd., CDT Holdings Ltd., Sumitomo Chemical Asia Pte. Ltd., Dongwoo Fine-Chem Co., Ltd., Valent North America LLC, The Polyolefin Company (Singapore) Pte. Ltd., etc.

(3)	Changes in consolidated subsidiaries, etc.

Increase: 4 companies (due to acquisition or establishment)

Decrease: 21 companies (due to sale, liquidation, etc.)

3.       Application of the equity method

(1)	Number of equity method companies: 26 companies
(2)	Names of major companies

Rabigh Refining and Petrochemical Company, PCS (Private) Ltd., etc.

(3)	Changes in the number of equity method companies

Increase: 3 companies (due to changes in the consolidation scope)

Decrease: 3 companies (due to sale)

4.   Fiscal year of consolidated subsidiaries

If a subsidiary’s fiscal year-end differs from the Group’s fiscal year-end, the subsidiary’s financial statements are prepared based on provisional closing as of the Group’s fiscal year-end and used for consolidation.

5.       Accounting policies

(1)	Financial instruments
(i)	Non-derivative financial assets
(A)	Initial recognition and measurement

The Group initially recognizes trade receivables and other receivables at the date of occurrence. All other financial assets are recognized initially on the transaction date on which the Group becomes a party to the contractual provisions of the instrument.

The Group classifies its financial assets as follows upon initial recognition:

(a)	Financial assets measured at amortized cost

A financial asset is classified as a financial asset measured at amortized cost if both of the following conditions are met:

・The financial asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows; and

・Contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

(b)	Financial assets measured at fair value through other comprehensive income

・Debt instruments measured at fair value through other comprehensive income

A debt instrument meeting both of the following conditions is classified as a financial asset measured at fair value through other comprehensive income.

a.	The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets
b.	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

・Equity instruments measured at fair value through other comprehensive income

For certain equity instruments held primarily for the purpose of maintaining or strengthening the business relationships with investees, the Group elects these instruments as fair value through other comprehensive income at initial recognition.

(c)	Financial assets measured at fair value through profit or loss

Financial assets designated as measured at fair value through profit or loss and other than financial assets mentioned in (a) and (b), are classified as financial assets measured at fair value through profit or loss.

Except for financial assets measured at fair value through profit or loss, financial assets are initially measured at fair value plus transaction costs.

(B)	Subsequent measurement

After initial recognition, financial assets are measured based on the following classifications:

(a)	Financial assets measured at amortized cost

These financial assets are measured at amortized cost using the effective interest method. Interest income from these financial assets measured at amortized cost is included in finance income in the consolidated statement of income.

(b)	Financial assets measured at fair value through other comprehensive income

Financial assets measured at fair value through other comprehensive income are measured at fair value, and subsequent changes in fair value are recognized in other comprehensive income.

However, dividends from the equity instruments that are designated as measured at fair value through other comprehensive income are recognized in finance income when the Group’s right to receive payment of the dividends is established. Also, accumulated other comprehensive income in “Other components of equity” is transferred to retained earnings when the fair value of financial assets declines significantly or when financial assets are derecognized.

Interests accrued on debt instruments are recognized in finance income in the consolidated statement of income. Also, accumulated other comprehensive income in “Other components of equity” is transferred to profit or loss as reclassification adjustments when such instruments are derecognized.

(c)	Financial assets measured at fair value through profit or loss

Financial assets measured at fair value through profit or loss are measured at fair value, and subsequent changes in fair value are recognized in profit or loss.

(C)	Derecognition

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when the Group transfers the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

(D)	Impairment

At each reporting date, the Group assesses whether the credit risk on a financial asset measured at amortized cost, a debt instrument measured at fair value through other comprehensive income or a financial guarantee contract has increased significantly since the initial recognition.

The Group measures an allowance for doubtful accounts for financial assets at an amount equal to the lifetime expected credit losses if the credit risk on those financial assets has increased significantly since initial recognition. If the credit risk on the financial assets has not significantly increased since the initial recognition, the Group measures an allowance for doubtful accounts for financial assets at an amount equal to 12-month expected credit losses. However, the Group always measures an allowance for doubtful accounts at an amount equal to lifetime expected credit losses for trade and other receivables without a significant financial component. When determining whether the credit risk of the financial asset has significantly increased since initial recognition, the Group evaluates by comparing the risk of a default occurring on the financial assets at each reporting date with the risk of a default occurring on the financial assets at the date of initial recognition. The Group considers reasonable and supportable information about past events, current conditions and forecasts of future economic conditions as far as it is available without excessive cost or effort. The following is this information

(a)	Internal credit rating
(b)	External credit rating (if available)
(c)	Actual or expected significant changes in the results of the borrower’s performance
(d)	Actual or expected significant adverse change in the regulatory environment, economic environment or technological environment that causes a significant change in the borrower’s ability to fulfill its obligation
(e)	Significant increase in credit risk of the other financial instruments of the same borrower
(f)	Significant change in the value of collateral underlying debt, third-party guarantee or credit enhancement

The Group measures a credit loss using the difference between the discounted present value of the contractual amount receivable and the estimated amount receivable, and recognizes it in profit or loss.

(ii)	Derivative financial instruments and hedge accounting

The Group uses derivatives such as foreign exchange forward contracts to hedge foreign exchange fluctuation risk, etc. Derivatives are initially measured at fair value when contracts are entered into and are subsequently remeasured at fair value.Changes in fair value of derivatives are recognized in profit or loss. However, gains or losses on cash flow hedges to the extent that the hedges are effective are recognized in other comprehensive income. At the inception of the hedge, the Group formally designates and documents hedging relationships to which hedge accounting applies and the risk management objectives and strategies for undertaking the hedges. The documentation includes identifying hedging instruments, the hedged items or transaction, the nature of the risk being hedged, and how the effectiveness of hedging instruments is assessed in offsetting the exposures to the changes in fair value or cash flows of hedged items attributable to hedged risks. The Group evaluates whether a derivative used to hedge a transaction is effective to offset the change in fair value or cash flows of a hedged item at the inception of the hedge and on an ongoing basis.

(A)	Fair value hedges

Changes in fair value of hedging instruments are recognized in profit or loss. Changes in fair value of hedged items attributable to the hedged risks adjust carrying amounts of hedged items and are recognized in profit or loss.

(B)	Cash flow hedges

The effective portion of gains or losses on hedging instruments is recognized in other comprehensive income as cash flow hedges and the ineffective portion is recognized in profit or loss.

After that, accumulated gains and losses recognized in other comprehensive income are reclassified to profit or loss as reclassification adjustments in the same period when cash flows arising from the hedged items affect profit or loss. When the hedged items result in recognition of a non-financial asset, the accumulated gains and losses through other comprehensive income are reclassified and included directly in the initial cost of the non-financial asset.

Hedge accounting is discontinued when a forecast transaction is not highly probable to occur. Furthermore, if a forecast transaction is no longer expected to occur, the accumulated amount recognized in other comprehensive income is transferred immediately to profit or loss.

(2)	Inventories

Inventories are measured at the lower of acquisition cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated cost necessary to make a sale. Acquisition cost is mainly calculated by the periodic average method and comprises purchase costs, processing costs, and all other costs incurred in bringing the inventories to their present location and condition.

(3)	Depreciation method for material depreciable assets
(i)	Property, plant and equipment (except for right-of-use assets)

Property, plant and equipment are measured at acquisition cost less accumulated depreciation and accumulated impairment losses.

The acquisition cost includes direct costs of acquisition, estimated costs of dismantlement, land removal and restoration, and borrowing costs to be capitalized.

Depreciation of assets other than land and construction in progress is calculated on a straight-line basis over the estimated useful lives of the assets.

The estimated useful lives of major categories of assets are as follows:

・Buildings and structures: 5–60 years

・Machinery, equipment and vehicles: 4–12 years

Estimated useful lives, residual values and depreciation method are reviewed at each fiscal year-end, and any revisions are applied prospectively as changes in accounting estimate.

(ii)	Intangible assets

Intangible assets are measured at acquisition cost less accumulated amortization and accumulated impairment losses.

Individually acquired intangible assets are initially recognized at acquisition cost. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Research expenses of an internal project are recognized as cost when they are incurred. Development expenses of an internal project are recognized as intangible assets only when they satisfy all the recognition criteria.

Intangible assets are amortized on a straight-line basis over their useful lives. Intangible assets recorded as in-process research and development that are not yet available for use are not amortized, and are tested for impairment at every reporting period or whenever there is an indication of impairment. They are reclassified to patent, marketing rights, or other related accounts when marketing approval from regulatory authorities is obtained and are amortized when they become available for use. Estimated useful lives of major categories of assets are as follows:

・Patent rights: 3–15 years

・Software: 3–10 years

Estimated useful lives, residual values and amortization method are reviewed at each fiscal year-end, and any revisions are applied prospectively as changes in accounting estimate.

(iii)	Right-of-use assets

The Group recognizes right-of-use assets and lease liabilities at the commencement date of the lease when it determines that a contract is a lease or contains a lease.

Right-of-use assets are measured at acquisition cost, less accumulated depreciation and accumulated impairment losses. The acquisition cost comprises the amount of the initial measurement of the lease liabilities adjusted for initial direct costs, etc., plus any costs including restoration obligations of the underlying assets. Right-of-use assets are depreciated using the straight-line method over the shorter of their useful lives and lease terms.

For short-term leases and leases of low-value assets, lease payments are recognized as an expense on a straight-line basis over the lease term.

(4)	Goodwill

Goodwill is recorded at acquisition cost, less accumulated impairment losses.

Goodwill is not amortized and is tested for impairment at every reporting period and whenever there is an indication that it may be impaired.

An impairment loss on goodwill is recognized in the consolidated statement of profit or loss and is not reversed in subsequent periods.

(5)	Impairment of non-financial assets

The Group assesses whether there is any indication that a non-financial asset may be impaired at the end of each reporting date. If there is an indication of impairment, the recoverable amount of the asset is estimated. For goodwill, intangible assets with indefinite useful lives, and intangible assets not yet available for use, the recoverable amount is estimated annually at a consistent time in each year, irrespective of whether there is any indication of impairment.

The recoverable amount of an asset or its cash-generating unit (hereinafter, “CGU”) is the higher of its value in use or its fair value less disposal costs. In determining value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the time value of money and the risks specific to the asset. If it is not possible to estimate the recoverable amount of each asset individually for the impairment test, such assets are integrated into the smallest CGU that generates cash inflows from continuing use that are largely independent of cash inflows from other assets or groups of assets. For the purposes of goodwill impairment testing, CGUs to which goodwill would be allocated are aggregated when necessary so that the level at which impairment is tested reflects the lowest level at which goodwill is monitored. Goodwill acquired in a business combination is allocated to the (group of) CGU(s) that is expected to benefit from the synergies of the business combination.

Group corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, the recoverable amount of the (group of) CGU(s) to which the corporate assets belong is measured.

If the carrying amount of assets or the (group of) CGU(s) exceeds the estimated recoverable amount, an impairment loss is recognized in profit or loss for the period. The impairment loss recognized for the (group of) CGU(s) is first allocated to reduce the carrying amount of any goodwill allocated to the unit, and subsequently to other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit.

An impairment loss recognized for goodwill cannot be reversed. In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at the end of each reporting date as to whether there is any indication that the losses may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset or the (group of) CGU(s) is estimated. In cases in which the recoverable amount exceeds the carrying amount of the asset or the (group of) CGU(s), the impairment loss is reversed up to the carrying amount less depreciation or amortization that would have been determined if no impairment losses had been recognized in prior periods.

(6)	Criteria for recognizing material provisions

Provisions are recognized when the Group has a present legal obligation or constructive obligation arising as a result of a past event; it is probable that an outflow of economic resources will be required to settle the obligation, and a reliable estimate can be made. Provisions are stated at the present value of the estimated future cash flows that are discounted using a pre-tax discount rate reflecting the time value of money and the specific risks of the liability. Where discounting is used, the increase in the provision to reflect the passage of time is recognized as finance expenses.

(i)	Provisions for sales rebates

Provisions for sales rebates mainly related to public programs and contracts with wholesalers are provided based on the amounts expected to be paid subsequent to the fiscal year-end date.

(ii)	Provisions for asset retirement obligations

Provisions for asset retirement obligations are provided based on estimated future expenditures when the Group has a legal, contractual or similar obligation associated with the retirement of property, plant and equipment.

(iii)	Provisions for sales returns

Provisions for sales returns are provided based on estimated amounts of sales returns of merchandise and finished goods.

(iv)	Provisions for removal cost of property, plant and equipment

Provisions for removal cost of property, plant and equipment for which removal policy has been determined are provided based on the estimated amount of removal expenditures.

(7)	Accounting method for Post-retirement benefits

The Group sponsors defined benefit plans and defined contribution plans as post-retirement benefits.

The Group uses the projected unit credit method to determine the present value of its defined benefit obligation and the related current and past service costs.

The discount rates are determined by referring to the market yield of high-quality corporate bonds at the end of the period corresponding to the discount period, which is set based on the period until the estimated payment date of future benefits for each fiscal year.

The amount of the net defined benefit liability/asset is calculated by deducting the fair value of plan assets from the present value of defined benefit obligation.

However, if the defined benefit plans are overfunded, net defined benefit assets are capped at the present value of economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan.

Remeasurements of defined benefit plans are recognized in other comprehensive income and immediately reclassified to retained earnings in the periods in which they occur.

Past service costs are recognized in profit or loss for the periods in which they are incurred.

Payments to defined contribution plans are recognized as expenses in the periods that employees render services.

(8)	Revenue
(i)	Revenue from contracts with customers

The Group recognizes revenue when the Group transfers promised goods or services to a customer and the customer obtains control of those goods or services based on the following five-step model:

Step 1: Identify the contract with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Group mainly engages in the manufacture and sale of products in such segments as “Agro & Life Solutions,” “ICT & Mobility Solutions,” “Advanced Medical Solutions,” “Essential & Green Materials,” and “Sumitomo Pharma.” For sales of products, the performance obligation is judged to have been satisfied and revenue is recognized upon delivery of the products, because the customer obtains control over the products upon delivery. Revenue is measured at the consideration promised in a contract with a customer, less product returns, discounts, rebates and other items to the extent that it is highly probable that a significant reversal will not occur.

As for certain parts of the performance obligation related to providing services for the design, engineering, and construction management of chemical plants, the Group transfers control of products and services over time, and therefore recognizes revenue over time according to the percentage of completion of the performance obligation. The Group measures the percentage of completion based on the percentage of actual cost to the total amount of estimated cost (input method).

(ii)	Interest income

Interest income is recognized using the effective interest method.

(iii)	Dividend income

Dividends are recognized when a right to receive dividend payments is established.

(9)	Application of the group totalization system.

The Company and some of its consolidated subsidiaries apply the group totalization system.

(Notes on Changes in Accounting Policies)

1.   Supplier Finance Arrangements - amendments to IAS 7 and IFRS 7

The Group has adopted the standard IAS 7 “Statement of Cash Flows” (amended in May 2023) and IFRS 7 “Financial Instruments: Disclosures” (amended in May 2023), (expanded disclosure of Supplier Finance Arrangements) effective for FY2024. These adoptions have no material impact on the consolidated financial statements.

2.	Classification of liabilities as current or non-current and non-current liabilities with covenants - amendments to IAS 1

The Group has adopted the amendments to “Classification of liabilities as current or non-current and non-current liabilities with covenants” issued in January 2020 and October 2022, respectively, from FY2024. These adoptions have no material impact on the consolidated financial statements.

(Notes on Accounting Estimates)

Accounting items recorded in the consolidated financial statements for the current fiscal year based on accounting estimates that may have a significant impact on the consolidated financial statements for the following fiscal year are as follows:

1.   Impairment of Non-Financial Assets

At impairment tests for property, plant and equipment, goodwill, and intangible assets, upon identifying cash-generating units, the recoverable amount is measured as the higher of the value in use for the cash-generating unit and its fair value less costs of disposal. The assumptions used to calculate the fair value less costs of disposal, or the assumptions, discount rates, etc. used to estimate future cash flows expected during the period in use and upon disposal after use of the cash-generating unit that serve as a basis for measuring the value in use, are subject to change due to uncertain future economic conditions and may have a significant impact on the amounts of property, plant and equipment, goodwill and intangible assets.

The consolidated statement of financial position at the end of the current period includes property, plant, and equipment totaling 759,266 million yen, goodwill totaling 257,811 million yen, and intangible assets totaling 239,319 million yen.

With respect to the above, the fair value less costs of disposal for the goodwill of 197,406 million yen and the intangible assets of 172,509 million yen of Sumitomo Pharma Co., Ltd., a consolidated subsidiary of the Sumitomo Pharma segment, was calculated in the impairment test by discounting estimated future cash flows to present value using a weighted average cost of capital, etc. as the discount rate, established for each cash-generating unit. Estimates of future cash flows for intangible assets after market launches include numerous assumptions, such as product revenue forecasts based on the drug price of applicable products, the number of patients in the relevant disease area, and the products’ market share, as well as forecasts of fixed costs. Furthermore, estimates of future cash flows for cash-generating units, including goodwill, incorporate assumptions such as revenue forecasts for developed products taking into account the probability of success of research and development activities related to the products, in addition to the aforementioned assumptions. These assumptions and discount rates may be affected by future events and may have a significant impact on the amounts of goodwill and intangible assets.

2.   Recoverability of Deferred Tax Assets

Deferred tax assets are recognized to the extent that it is probable that future taxable income against which deductible temporary differences are expected to be utilized will be generated. This assessment of recoverability is performed based on estimates of future taxable income for each period on the basis of the Group’s business plans. These estimates of future taxable income are subject to change due to uncertain future economic conditions and may have a significant impact on the amount of deferred tax assets.

The consolidated statement of financial position at the end of the current period includes deferred tax assets totaling 34,608 million yen and deferred tax liabilities totaling 111,048 million yen.

3.   Measurement of Provisions

Provisions are measured based on the best estimate at the end of the period for the cash flows expected to be required to settle obligations in the future. The cash flows expected to be required to settle obligations in the future are calculated by comprehensively considering all possible future outcomes. The assumptions used in measuring these provisions are subject to change due to uncertain future economic conditions and may have a significant impact on the amount of the provisions.

The consolidated statement of financial position at the end of the current period includes provisions totaling 115,685 million yen.

4.   Fair Value of Financial Instruments

Upon measuring the fair value of certain financial instruments, valuation techniques using inputs unobservable in the market are employed. These unobservable inputs are subject to change due to uncertain future economic conditions and, if a reassessment becomes necessary, may have a significant impact on the amount of the financial instrument.

In the consolidated statement of financial position at the end of the current period, these valuation techniques are employed to measure fair value of other financial assets totaling 73,375 million yen and other financial liabilities totaling 17,267 million yen.

5.   Valuation of Investments in Jointly Controlled Entities

The Company assesses whether there are any indications of impairment as to its investment in Rabigh Refining and Petrochemical Company (hereinafter referred to as “Petro Rabigh”), an investee company accounted for by using the equity method. If such indications exist, an impairment test is performed. The recoverable amount is calculated based on fair value, which is determined using market prices. The recoverable amount is subject to change due to uncertain future economic conditions and may have a significant impact on the amount of the investment accounted for by using the equity method.

In the consolidated statement of financial position at the end of the current period, an investment in Petro Rabigh accounted for by using the equity method is included totaling 175,929 million yen.

(Notes to the Consolidated Statement of Financial Position)

1.   Assets Pledged as Collateral and Related Liabilities

Assets pledged as collateral

Investment in jointly controlled entities (Note)	175,929 million yen
Property, plant and equipment	3,960 million yen
Notes and accounts receivable	5,961 million yen
Others	5,305 million yen

Liabilities related to collateral

Borrowings	¥6,742 million yen

(Note) Collateral is provided to secure borrowings of 168,587 million yen for jointly controlled entities.

2.      Allowance for Doubtful Accounts Deducted Directly from Assets

Trade receivables and other receivables	8,961 million yen
Other financial assets (non-current)	447 million yen

3.   Accumulated Depreciation of Property, Plant and Equipment 2,436,191 million yen

Note: The above accumulated depreciation includes accumulated impairment losses.

4.   Contingent Liabilities

Guarantee obligations	207,702 million yen

(Notes to the Consolidated Statement of Changes in Equity)

1.       Types and the Number of Issued Shares at the End of the Current Period

Ordinary shares                                  1,657,217,608 shares

2.       Matters concerning Dividends

(1) Amount of dividend payment

Date of Resolution	Type of Shares	Total Dividends	Dividends Per Share	Record Date	Effective Date
May 15, 2024 Board of Directors	Ordinary shares	4,908 million yen	3.00 yen	March 31, 2024	June 3, 2024
October 30, 2024 Board of Directors	Ordinary shares	4,910 million yen	3.00 yen	September 30, 2024	December 3, 2024

(2) Dividends with a record date in the current period but an effective date in the following period

Resolution Date	Type of Shares	Total Dividends	Dividends Per Share	Record Date	Effective Date
May 14, 2025 Board of Directors	Ordinary shares	9,820 million yen	6.00 yen	March 31, 2025	June 2, 2025

(Notes on Revenue Recognition)

1.   Disaggregation of Revenue

The Group’s main businesses are “Agro & Life Solutions,” “ICT & Mobility Solutions,” “Advanced Medical Solutions,” “Essential & Green Materials,” and “Sumitomo Pharma.” The Company’s Board of Directors regularly reviews these businesses to determine allocation of management resources and evaluate business performance. Therefore, the revenue recorded in these businesses is presented as sales revenue. Revenue is also geographically disaggregated based on the location of customers. The relationship between disaggregated sales revenue and sales revenue by reportable segment is as follows.

(Millions of yen)

	Agro & Life Solutions	ICT & Mobility Solutions	Advanced Medical Solutions	Essential & Green Materials	Sumitomo Pharma	Others (Note 1)	Total
Japan	92,288	96,978	46,884	368,703	91,764	88,290	784,907
China	10,084	200,085	581	141,983	41,754	58	394,545
North America	111,001	33,541	3,756	24,774	246,003	0	419,075
(Of which: U.S.)	(101,553)	(33,258)	(3,663)	(21,082)	(243,542)	(0)	(403,098)
Southeast Asia	26,994	75,477	1,995	145,399	4,160	11,398	265,423
Others	299,854	200,914	8,929	218,170	14,320	144	742,331
Total	540,221	606,995	62,145	899,029	398,001	99,890	2,606,281
Revenue from contracts with customers	540,221	606,995	62,145	899,029	371,974	99,890	2,580,254
Revenue from other sources (Note 2)	—	—	—	—	26,027	—	26,027

Note:	1.	“Others” represents businesses such as radiopharmaceuticals, supplying electric power and steam, design and construction management of chemical plants, and providing transport and warehousing, etc.
2.	Revenue from other sources is revenue from contracts with joint partners when the counterparty is not considered customers.

2.   Performance Obligations

The normal timing for the Group to satisfy its performance obligations, as well as obligations for returns and refunds, are as described in “( Notes regarding important matters to be the basis for the preparation of consolidated financial statements) 5. Accounting policies (8) Revenue.” The consideration for products or services promised under contracts with customers is collected primarily within one year from the timing of satisfaction of the performance obligation and does not contain significant financing components.

3.   Contract Balances

The breakdown of contract balances arising from contracts with customers is as follows:

(Millions of yen)

	Beginning of Current Period (April 1, 2024)	End of Current Period (March 31, 2025)
Receivables from contracts with customers	537,707	513,070
Contract assets	7,383	281
Contract liabilities	22,593	25,210

Receivables and contract assets arising from contracts with customers are included in “Trade receivables and other receivables,” while contract liabilities are included in “Other current liabilities” and “Other non-current liabilities.”

Contract assets are primarily recognized for the right to receive consideration for goods or services transferred under contracts for work in progress and contracts for the sale of specific products. Contract liabilities are primarily recognized for advance payments received from customers.

The amount included in contract liabilities (current) at the beginning of the current period was 16,164 million yen, of which, the portion not recognized as revenue in the current period is immaterial.

Furthermore, the amount of revenue recognized in the current period from performance obligations satisfied (or partially satisfied) in previous periods is immaterial.

4.   Transaction prices allocated to unfulfilled performance obligations

The transaction prices allocated to the remaining performance obligation and the timing of expected revenue recognition are as follows: 27,582 million yen within one year and 27,802 million yen over one year. Transactions with an expected individual contract period of one year or less are omitted due to the use of a practical expedient. Furthermore, there are no significant amounts included in the consideration arising from contracts with customers that are not included in transaction prices.

5.   Assets recognized from the costs incurred to obtain or fulfill contracts with customers

In the current period, the total amount of costs incurred to obtain or fulfill contracts with customers is immaterial.

(Notes on Financial Instruments)

1.   Matters Concerning the Status of Financial Instruments

The Group is exposed to financial risks (credit risk, liquidity risk, foreign exchange risk, interest rate risk, and market price fluctuation risk) in the course of doing business. The Group performs risk management to reduce these financial risks

(1)	Credit Risk

The Company regularly reassesses the dealing policies about trade receivables through monitoring the business condition, the sales turnover, and the balance of receivables of all business counterparties by sales sections of each business segment, and aims to grasp changes in customers’ credit risks due to deterioration of the financial condition, etc. at an early stage and the reduction of credit risks in accordance with the Company regulation for credit management.

In the case of the consolidated subsidiaries, their sales divisions or accounting departments also manage the financial and credit conditions of their customers pursuant to their internal rules and regulations.

The Group conducts derivative transactions only with creditworthy financial institutions and trading companies to minimize the counterparty risk, and accordingly the impact on credit risk is limited.

The Group does not have significant exposure of credit risk relating to particular counterparties nor excessive concentration of credit risk that requires special attention.

(2)	Liquidity Risk

Liquidity risk is the risk that the Group is unable to perform its repayment obligations of financial liabilities on the settlement date.

The Company’s finance department prepares and updates funding plans timely based on each department’s cash flow schedule.

While liquidity on hand is normally kept to about one day’s worth of sales revenue in view of asset efficiency, the Company manages liquidity risk by signing overdraft contracts and entering into commitment line agreements totaling 148,000 million yen with financial institutions.

The balance of borrowings related to those commitment lines is zero as of the end of the current period.

In addition, the Company and its major consolidated subsidiaries are striving to minimize liquidity risk by improving the efficiency of funds within the Group through the cash management system introduced in the previous period and group financing.

(3)	Foreign Exchange Risk

The Company and certain of its consolidated subsidiaries use forward foreign exchange contracts for hedging purposes against exchange rate fluctuation risks identified by currency and on a monthly basis for trade receivables, payables, and borrowings denominated in foreign currencies. The Group does not use transactions that have larger market price fluctuation ratio than the price fluctuation of the underlying transaction, such as leveraged derivatives transactions.

(4)	Interest Rate Risk

The Group considers the details of funding demands, financial condition and financial environment and determines amounts, periods and methods for funding. The Group raises funds with combinations of fixed and variable interest rates to be prepared for future interest rate fluctuations, however, there is a possibility that interest expenses will increase in case of interest rate increase and adversely affect the Group’s financial performance and condition.

(5)	Market Price Fluctuation Risk

The Group is exposed to stock price fluctuation risk because the Group holds the stocks of business partner companies to maintain and strengthen business relationships with them. With regard to those stocks, the Group regularly monitors market price and financial conditions of the issuers (business partner companies) and reassesses the Groups’ stockholding status in light of relationships with business partner companies.

2.       Matters Related to the Fair Value of Financial Instruments

(1)	Carrying Amount and Fair Value of Financial Instruments

The fair value hierarchy of financial instruments is categorized into the following levels based on the level of the input used for the fair value measurements.

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Inputs other than Level 1, either directly or indirectly observable

Level 3: Inputs that are not based on observable market data

The carrying amount and fair value of financial instruments measured at amortized cost are as follows:

(Millions of yen)

	Carrying Amount	Fair Value
Financial Liabilities:
Bonds	597,433	530,974
Long-term Borrowings	509,354	498,867

The above table does not include the following financial instruments for which carrying amounts are reasonable approximations of fair value.

The fair value of bonds is determined based on market prices.

The fair value of long-term borrowings is calculated based on the present value that is calculated by discounting future cash flow using a deemed interest rate assumed on new borrowings with equivalent conditions.

As for fair value hierarchy of financial instruments measured at amortized cost, bonds are classified as Level 2 and others are classified as Level 3.

Financial assets and liabilities measured at fair value as of the end of the current period are as follows.

Transfers between levels of financial instruments are recognized at the end of the reporting period in which the transfer occurs.

(Millions of yen)

	Level 1	Level 2	Level 3	Total
Assets: Financial Assets Measured at Fair Value Through Profit or Loss
Derivative Assets Designated as Hedging Instruments	—	15	—	15
Derivative Assets Not Designated as Hedging Instruments	—	1,010	—	1,010
Other Financial Assets	11,192	1,714	950	13,856
Subtotal	11,192	2,739	950	14,881
Financial Assets Measured at Fair Value Through Other Comprehensive Income
Shares and investments	101,283	—	72,425	173,708
Trade and Other Receivables	—	40,127	—	40,127
Subtotal	101,283	40,127	72,425	213,835
Total	112,475	42,866	73,375	228,716
Liabilities : Financial Liabilities Measured at Fair Value Through Profit or Loss
Derivative Liabilities Designated as Hedging Instruments	—	476	—	476
Derivative Liabilities Not Designated as Hedging Instruments	—	2,045	—	2,045
Contingent Consideration	—	—	897	897
Other Financial Liabilities	—	—	16,370	16,370
Total	—	2,521	17,267	19,788

(2)	Adjustment Schedule for Level 3 Financial Instruments

Changes in financial instruments classified as Level 3 from the beginning of the current period to the end of the period are as follows.

Financial assets measured at fair value through profit or loss are referred to as “FVTPL financial assets”, financial assets measured at fair value through other comprehensive income are referred to as “FVTOCI financial assets”, and financial liabilities measured at fair value through profit or loss are referred to as “FVTPL financial liabilities”.

(Millions of yen)

	FVTPL financial assets	FVTOCI financial assets	FVTPL financial liabilities
Beginning Balance	116,909	80,721	21,078
Transfers to (from) Level 3	—	(11)	—
Total Gains and Losses	(110,403)	(6,161)	(1,593)
Profit or Loss (Note 1)	(110,403)	—	(1,593)
Other Comprehensive Income	—	(6,161)	—
Increases	224	1,819	998
Decreases	(224)	(2,498)	(1,496)
Transfers to Assets Held for Sale	—	(267)	—
Others (Note 2)	(5,556)	(1,178)	(1,720)
Ending Balance	950	72,425	17,267

Note:	1.	Gains and losses from financial assets measured at FVTPL, which are included in net income, are recorded in “Finance income” and “Finance expenses” in the consolidated statement of income. Among gains and losses related to financial liabilities measured at FVTPL, changes in fair value of contingent consideration are recorded in “Selling, general and administrative expenses,” while those related to other financial liabilities are recorded in “Finance income” and “Finance expenses” in the consolidated statement of income. The decrease in FVTPL Financial assets for FY2024 is mainly due to the debt waiver issued to Petro Rabigh, which is an equity-method company of the Company for loan receivables and long-term accrued interests.
2.	“Others” mainly includes exchange differences of financial instruments denominated in foreign currencies. These gains and losses are recorded in “Finance income” or “Finance expenses” in the consolidated statement of income or “Exchange differences on conversion of foreign operations” in the consolidated statement of comprehensive income.
3.	Fair value measurements of financial instruments classified as level 3 are determined in accordance with valuation policies and procedures approved by appropriate authorized personnel. Valuation models are determined so that they reflect each financial instrument’s nature, characteristics and risks most appropriately. The valuator examines whether it is possible to provide reasonable explanations by comparing changes in important inputs that could affect the fair value and changes in fair value, on an ongoing basis.

Material unobservable inputs related to fair value measurements of financial instruments classified as Level 3 are as follows:

•	Fair value of financial assets measured at FVTPL is calculated by the discounted cash flow method, and the material unobservable inputs are the total amount of future cash flow (164,712 million yen as of the end of the previous consolidated fiscal year) and the discount rate (7.00% as of the end of the previous consolidated fiscal year). In estimating future cash flows in relation to the fair value of loan receivables and long-term accrued interests to Petro Rabigh, assumptions regarding future sales prices and margins of major products and the overall capacity utilization rate of Petro Rabigh are made. In FY2024, the Company derecognized financial assets associated with loan receivables of $750 million and long-term accrued interests subject to debt waivers issued in August 2024 and January 2025.

•	The financial assets measured at FVTOCI are mainly composed of unlisted equity securities, and their fair value is calculated by the discounted cash flow method in principle. However, for unlisted equity securities for which fair value approximates their net asset value, the fair value is mainly calculated by valuation technique based on the net asset value.

•	As for financial liabilities measured at FVTPL, fair value of contingent consideration is calculated by the discounted cash flow method, and material unobservable inputs are sales revenue arising from relevant business and the discount rate. Certain consolidated subsidiaries recognize the interest of preference shares issued as financial liabilities because it is redeemable at the amount based on its net asset value at any time based on the request of holders of preference shares. Fair value of preference shares is calculated by valuation technique based on the net asset value.

•	The unobservable inputs may be affected by changes in uncertain future economic conditions.

(Notes on Per Share Information)

Equity attributable to owners of the parent per share	550.37 yen
Basic earnings per share	23.59 yen

(Notes on Significant Subsequent Events)

(A Company Split (Simplified Absorption-Type Company Split) of the Asian Business and the Execution of a Share Transfer Agreement)

On April 1, 2025, the board of directors of Sumitomo Pharma Co., Ltd. (“Sumitomo Pharma”) resolved to execute agreements with Marubeni Global Pharma Corporation, a wholly-owned subsidiary of Marubeni Corporation. The agreements include a share transfer agreement, which stipulates that the Asian business of Sumitomo Pharma’s wholly-owned subsidiaries, Sumitomo Pharma (China) Co., Ltd. and Sumitomo Pharma Asia Pacific Pte. Ltd., along with their subsidiaries, will be transferred to a wholly owned subsidiary to be newly established by Sumitomo Pharma (hereinafter, “the New Company”) through an absorption-type company split, and that 60% of the shares of the New Company will be transferred to Marubeni Global Pharma Corporation. The Company expects to record a gain of approximately 45 billion yen in other operating income for the fiscal year ending March 31, 2026. However, this amount is an estimate, and it has not been fixed currently.

Statement of Changes in Shareholders’ Equity

(April 1, 2024 to March 31, 2025)

(Millions of yen)

	Shareholders’ Equity
		Capital Surplus			Retained Earnings			Treasury Shares	Total shareholder’s equity
	Share Capital	Capital Reserve	Other Capital Surplus	Total Capital Surplus	Retained Earnings Reserves	Other Retained Earnings	Total Retained Earnings
Balance as of the beginning of the current period	89,938	23,935	2	23,937	21,361	212,114	233,475	(8,355)	338,995
Changes in the current period
Issuance of new shares	120	120		120					241
Dividends						(9,818)	(9,818)		(9,818)
Net income						24,174	24,174		24,174
Purchase of treasury shares								(6)	(6)
Disposal of treasury shares			(0)	(0)				0	0
Changes in items other than shareholders’ equity during the current period (net amount)
Total of changes in the current period	120	120	(0)	120	—	14,356	14,356	(6)	14,591
Balance as of the end of the current period	90,059	24,055	2	24,057	21,361	226,470	247,831	(8,361)	353,586

	Valuation and conversion differences, etc.
	Valuation difference on other securities	Deferred hedge gains and losses	Total of valuation and conversion differences, etc.	Total Net Assets
Balance as of the beginning of the current period	31,252	171	31,422	370,418
Changes in the current period
Issuance of new shares				241
Dividends				(9,818)
Net income				24,174
Purchase of treasury shares				(6)
Disposal of treasury shares				0
Changes in items other than shareholders’ equity during the current period (net amount)	9,077	(171)	8,906	8,906
Total of changes in the current period	9,077	(171)	8,906	23,497
Balance as of the end of the current period	40,328	—	40,328	393,915

(Note) Breakdown of Other Retained Earnings

(Millions of yen)

	Special reserve	Retained earnings	Total
Balance as of the beginning of the current period	130,000	82,114	212,114
Changes in the current period
Dividends		(9,818)	(9,818)
Net income		24,174	24,174
Total changes for the period	—	14,356	14,356
Balance as of the end of the current period	130,000	96,470	226,470

Notes to the Financial Statements

(Notes on Material Accounting Policies)

1.       Valuation Standards and Methods for Assets

(1)	Securities

(a) Held-to-maturity bonds: Amortized cost method

(b) Shares of subsidiaries and affiliates: Cost method (moving average method)

(c) Other Securities

Securities other than shares, etc. without market prices: Fair value method (with the entire amount of valuation differences inserted directly into net assets, and the cost of sales calculated using the moving average method)

Shares without market prices: Cost method (moving average method)

(2)	Derivatives: Fair value method
(3)	Inventories: Cost method (Balance sheet values are calculated using the book value write-down method for reduced profitability) (gross average method)

2.       Depreciation Method for Fixed Assets

(1)	Tangible Fixed Assets (excluding leased assets): Straight-line method
(2)	Intangible Fixed Assets: Straight-line method
(3)	Leased Assets

Leased assets under finance leases not transferring ownership: Straight-line method over the lease period

3.       Accounting Standards for Provisions

(1)	Allowance for Doubtful Accounts

This provision is established to prepare for losses from bad debts on loans receivable such as notes receivable. For general receivables, the estimated number of uncollectible receivables is recognized based on a reasonably estimated bad debt ratio. For specific receivables, such as doubtful accounts, the estimated number of uncollectible receivables is recognized based on an individual assessment of collectability.

(2)	Bonus Provision

This provision is established to prepare for expenditures such as employee bonuses. The amount to be borne in the current period is recorded based on the estimated amount to be paid.

(3)	Provision for Retirement Benefits

This provision is established to prepare for employee retirement benefits. It is recorded based on the estimated amount of retirement benefit obligations and pension assets at the end of the current period. The benefit formula basis is used to allocate the estimated retirement benefits to the period ending with the current period.

Past service costs are primarily recognized using the straight-line method over a fixed term (3 years) within the average remaining service period of employees at the time of occurrence.

The difference in the actuarial calculation is recognized as expenses using the straight-line method over a fixed term (3 years), starting from the period in which they arise or the following period.

(4)	Provision for Repairs

This provision is established to prepare for periodic repair expenses related to manufacturing equipment, etc. Among the estimated total expenses, the amount corresponding to the period from the date of the previous periodic repair to the end of the current period is recorded.

(5)	Environmental Measures Provision

This reserve is established to prepare for expenditures related to environmental measures. The estimated amount incurred as of the end of the current period is recorded.

(6)	Fixed Asset Removal Expense Provision

This provision is established to prepare for expenditures related to the removal of fixed assets, and the estimated amount of such expenditures is recorded.

(7)	Provision for Losses on Affiliated Companies

This provision is established to prepare for losses related to the operations of affiliated companies. The estimated amount of losses that the Company will bear in excess of its investment is recorded, taking into account the financial condition of the relevant company.

(8)	Provision for Business Restructuring Expenses

This provision is established to prepare for expenses incurred in connection with business restructuring, and the estimated amount of such expenses is recorded.

(9)	Provision for Loss on Sale of Affiliated Company Stock

This provision is established to prepare for losses arising from the sale of shares in affiliated companies, an estimated amount of losses the Company is expected to bear is recorded.

4.       Revenue Recognition Criteria

(1)	Revenue from Contracts with Customers

The Group recognizes revenue when the Group transfers promised goods or services to a customer and the customer obtains control of those goods or services based on the following five-step model.

Step 1: Identify the contract with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Group mainly engages in businesses of manufacturing and sale of products in such segments as “Agro & Life Solutions,” “ICT & Mobility Solutions,” “Advanced Medical Solutions,” and “Essential & Green Materials.” For sales of these products, the performance obligation is judged to have been satisfied, and revenue is recognized upon delivery of the products, because the customer obtains control over the products upon delivery. However, for domestic transactions, revenue is recognized at the time of shipment because the period from shipment to the transfer of control of the product to the customer should be within the normal period. Revenue is measured at the consideration promised in a contract with a customer, less product returns, discounts, rebates and other items to the extent that it is highly probable that a significant reversal will not occur.

(2)	Interest Income

Interest income is recognized using the effective interest method.

(3)	Dividend

Dividend are recognized when a right to receive dividend payments is established.

5.       Other Important Matters to be the Basis for the Preparation of Consolidated Financial Statements

(1)	Treatment of Deferred Assets

They are recognized as expense in full at the time of expenditure.

(2)	Hedge Accounting Method

(a) Hedge Accounting Method for Deferred Hedges etc.

Deferred hedge accounting is applied.

(b) Hedging Method and Hedged Items

Hedging Method: foreign exchange reserves

Hedged Items: receivables and payables denominated in foreign currencies

(c) Hedging Policy

The Company adopts a policy limiting derivative transactions to the scope of actual demand and withholding engagement in derivative transactions for speculative purposes.

(d) Method of Evaluating Hedge Effectiveness

Effectiveness is evaluated by confirming that each hedging method corresponds to its hedged item.

(3)	Application of Group Tax Sharing System

The group tax sharing system is applied.

(4)	Accounting Treatment for Retirement Benefits

The accounting treatment for unrecognized actuarial gains and losses and unrecognized past service costs related to retirement benefits differs from the accounting treatment applied in the consolidated financial statements.

(Notes on Changes in Presentation Methods)

“Advance Receipts” (3,382 million yen in the previous fiscal year) previously included in “Others” under “Current Liabilities” on the balance sheet, and “Amortization of Long-Term Prepaid Expenses” (915 million yen in the previous fiscal year), previously included in “Miscellaneous Losses” on the income statement, are now presented separately from the current fiscal year due to increased materiality.

(Notes on Accounting Estimates)

Items recognized in the financial statements for the current period based on accounting estimates that may have a significant impact on the financial statements for the next period are as follows:

    1.Impairment of Fixed Assets

Property, plant, and equipment                          239,846 million yen

Intangible Fixed Assets                                       21,779 million yen

In measuring impairment losses on tangible and intangible fixed assets, assets are grouped, and the higher of the asset’s or asset group’s value in use and net selling price is used as the recoverable amount.

Assumptions used in calculating net selling price, or assumptions and discount rates used in estimating future cash flows expected during the useful life and after disposal of an asset or asset group forming the basis for calculating value in use, may be affected by changes in uncertain future economic conditions and could have a significant impact on the amounts of property, plant, and equipment and intangible assets.

   2.Recoverability of Deferred Tax Assets

Deferred Tax Liabilities (Net)                             42,423 million yen

   3.Valuation of Investments in Affiliates

Investments in Affiliates                                   212,690 million yen

The above shares of affiliated companies consist of shares of Petro Rabigh.

An impairment loss is recognized for shares of affiliated companies when their market price has declined significantly and recovery is not expected.

Information that aids in understanding the content of accounting estimates, which is described in the same manner in the Notes to Consolidated Financial Statements, has been omitted.

(Notes to the Balance Sheet)

1.       Assets Pledged as Collateral

Shares of the Affiliated Companies (Note)                     212,690 million yen

(Note) These shares are pledged as collateral secure borrowings of the affiliated companies in the amount of 168,587 million yen.

2. Accumulated Depreciation of Property, Plant and Equipment                  1,181,076 million yen

The above accumulated depreciation includes accumulated impairment losses.

3.       Contingent Liabilities

Guarantee obligations                                          481,677 million yen

Repurchase obligations related to securitization of receivables                      889 million yen

4.       Monetary Claims and Liabilities to Affiliated Companies

Short-term monetary claims                                 257,966 million yen

Long-term monetary claims                                         40 million yen

Short-term monetary liabilities                              152,582 million yen

Long-term monetary liabilities                                    298 million yen

(Notes to the Income Statement)

Transactions with Affiliated Companies

Transactions from Operating Activities

Sales                                                                 447,347 million yen

Purchases                                                          381,805 million yen

Transactions other than from operating activities          135,847 million yen

(Notes to the Statement of Changes in Net Assets)

Classes and Number of Treasury Shares at the End of the Fiscal Year

Common shares                                                            20,517,033 shares

(Notes on Deferred Tax Accounting)

1.       Breakdown of Deferred Tax Assets and Deferred Tax Liabilities by Major Cause

Deferred Tax Assets
Loss carryforwards	24,440 million yen
Impairment loss on fixed assets	23,675 million yen
Investment securities	12,935 million yen
Provision for loss on sale of shares of affiliated companies	6,986 million yen
Provision for fixed asset retirement obligations	4,517 million yen
Inventories	3,876 million yen
Depreciation	3,493 million yen
Provision for bonuses	3,353 million yen
Provision for retirement benefits	3,260 million yen
Allowance for doubtful accounts	1,789 million yen
Other	15,316 million yen
Subtotal : Deferred tax assets	103,640 million yen
Valuation allowance for tax loss carryforwards	(24,440 million) yen
Valuation allowance for total deductible temporary differences	(68,582 million) yen
Subtotal : Valuation allowance	(93,022 million) yen
Total deferred tax assets	10,618 million yen
Deferred Tax Liabilities
Prepaid pension cost	(32,913 million) yen
Net unrealized gains on other securities	(18,508 million) yen
Gain on establishment of retirement benefit trust	(1,278 million) yen
Other	(342 million yen) yen
Total deferred tax liabilities	(53,041 million) yen
Net deferred tax liabilities	(42,423 million) yen

2.       Revision of Deferred Tax Assets and Deferred Tax Liabilities due to Change in the Corporate Tax Rate

Following the enactment of the Act Partially Amending the Income Tax Act, etc. on March 31, 2025, the statutory effective tax rate used for calculating deferred tax assets and deferred tax liabilities for the current fiscal year has been revised.

The rate has been changed from 30.62%, which was applied in the previous fiscal year’s calculation, to 31.52% for temporary differences expected to be reversed in fiscal years beginning on or after April 1, 2026.

As a result, net deferred tax liabilities (i.e., the amount after deducting deferred tax assets) increased by 1,598 million yen, and deferred income taxes recognized for the current fiscal year increased by 1,070 million yen, while net unrealized gains on other securities decreased by 528 million yen.

(Notes on Transactions with Related Parties)

Subsidiaries and Affiliates

Attributes	Name of Company, etc.	Percentage of Voting Rights, etc. Held (%)	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account	Balance at End of the Fiscal Year (millions of yen)
	Sumitomo Pharma Co., Ltd.	(Ownership) direct 51.78	Customer for the Company’s Products, Guarantor of Debt	Debt Guarantee (Note 1)	205,421		-
				Receipt of Funds Deposited (Note 2)	(3,700)	Deposits Received	18,000
				Payment of Interest (Note 2)	61	Accrued Expenses	19
	Sumika Finance Co., Ltd.	(Ownership) direct 100.00	Recipient of Funds Deposited	Succession to Creditor Position and Collection of Funds (Note 3)	110,918	Long-term Loans Receivable	-
				Receipt of Interest (Note 3)	2,057	Accrued Interest Receivable	-
	SanTerra Co., Ltd.	(Ownership) direct 100.00	Borrower of Funds Lent	Waiver of Loan Claims (Note 4)	7,381	Short-term Loans Receivable	-
Subsidiary				Lending of Funds (Note 5)	19,345	Short-term Loans Receivable	39,592
	Sumitomo Chemical Asia Pte Ltd	(Ownership) direct 100.00	Customer for the Company’s Products	Receipt of Interest (Note 6)	1,997	-	-
				Debt Guarantee (Note 6)	13,898	-	-
	SSLM Co., Ltd.	(Ownership) direct 100.00	Customer for the Company’s Products	Debt Guarantee (Note 7)	14,747	-	-
	Valent U.S.A. LLC	(Ownership) indirect 100.00	Customer for the Company’s Products	Sales of Products (Note 8)	24,757	Accounts Receivable	14,742
	Sumitomo Chemical	(Ownership) direct	Partner Engaged in the Development, Promotion, and	Sales of Products (Note 9)	42,748	Accounts Receivable	41,324
	Brasil Indústria Química S.A.	100.00	Sales of the Company’s Products	Debt Guarantee (Note 10)	15,269	-	-
	Dongwoo Fine-Chem Co.,	(Ownership) direct	Customer for the Company’s	Borrowing of Funds (Note 11)	(605)	Short-term Borrowings	47,846
	Ltd.	100.00	Products, Lender of Funds Borrowed	Payment of Interest (Note 11)	1,633	Accrued Expenses	177

Attribute	Company Name	Percentage of Voting Rights, etc. Held (%)	Relationship with Related Parties	Details of Transaction	Transaction Amount (millions of yen)	Account	Balance at End of the Fiscal Year (millions of yen)
	Keiyo Ethylene Co., Ltd.	(Ownership) direct	Supplier of Products,	Sale of Raw Materials such as Naphtha (Note 12)	128,586	Accrued Revenues	20,839
		45.00	Customer for Raw Materials	Purchase of Products such as Ethylene (Note 13)	134,168	Accounts Payable	22,663
Affiliated Companies				Receipt of Interest	-	Investments and Other Assets [Other]	-
	Rabigh Refining and Petrochemical Company	(Ownership) direct 37.50	Recipient of the Company’s Technology	Waiver of Long-term Accrued Interest Receivable (Note 3)	868	(Long-Term Accrued Interest Receivable)
				Waiver of Loan Claims (Note 3)	110,918	Long-term loans receivable	-
				Debt Guarantee (Note 14)	206,330	-	-
				Provision of Collateral (Note 15)	168,587	-	-

Transaction Terms and Policies for Determining Transaction Terms

Note:	1. The Company provides debt guarantees for Sumitomo Pharma Co., Ltd.’s borrowings from financial institutions and obligations arising from the sale of accounts receivable. The transaction amount reflects the balance of the guarantee obligations at the end of the fiscal year.
2.	The interest rates applied to funds deposited to funds deposited with Sumika Finance Co., Ltd. are determined by taking into consideration prevailing market interest rates. The transaction amount reflects the net increase or decrease during the current fiscal year.
3.	Interest rates for loans to Sumika Finance Co., Ltd. are determined by taking into consideration prevailing market interest rates. These loans are formally and nominally routed through Sumika Finance Co., Ltd., while the substantive borrower was Petro Rabigh. During the current fiscal year, after the Company succeeded to the creditor position from Sumika Finance Co., Ltd. the entire amount of the long-term loans was forgiven. Upon such succession of the creditor status, the long-term loan that the Company held against Sumika Finance Co., Ltd. were regarded as having been collected. The Company also wrote off the entire amount of its long-term accrued interest receivable from Petro Rabigh during the current fiscal year. In the subsequent fiscal years, the Company plans to sell approximately 22.5% of its shares in Petro Rabigh to Saudi Aramco for approximately USD702 million, subject to conditions including regulatory and third-party approvals. The proceeds from this share sale are scheduled to be contributed to Petro Rabigh upon completion of the sale.
4.	The short-term loan to Santella Co., Ltd. was for liquidated during the current fiscal year and therefore no longer qualifies as a related party.
5.	The interest rate for loans to Sumitomo Chemical Asia Pte Ltd are determined by taking into consideration prevailing market interest rates. The transaction amount reflects the net increase or decrease during the current fiscal year.
6.	The Company has provided debt guarantees for Sumitomo Chemical Asia Pte Ltd’s payables to Petro Rabigh and its borrowings from financial institutions. The transaction amount reflects the balance of the guarantee obligations at the end of the fiscal year.

7.	The Company guarantees SSLM Co., Ltd.’s borrowings from financial institutions and others. The transaction amount reflects the balance of the guarantee obligations at the end of the fiscal year.
8.	Sales of products to Valent U.S.A. LLC are determined by taking into consideration prevailing market prices and other factors.
9.	Sales of products to Sumitomo Chemical Brasil Indústria Química S.A. are determined by taking into consideration prevailing market prices and other factors.
10.	The Company provides a debt guarantee for Sumitomo Chemical Brasil Indústria Química S.A.’s borrowings from financial institutions and others. The transaction amount reflects the balance of the guarantee obligations at the end of the fiscal year.
11.	Borrowings from Dongwoo Fine Chem Co., Ltd. are determined by taking into consideration prevailing market interest rates. The transaction amount reflects the net increase or decrease during the current fiscal year.
12.	The sale of raw materials to Keiyo Ethylene Co., Ltd. is determined by taking into consideration prevailing market prices and other factors.
13.	The purchase of products from Keiyo Ethylene Co., Ltd. is determined by taking into consideration prevailing market prices and other factors.
14.	The Company provides a debt guarantee for Petro Rabigh’s borrowings from financial institutions. The transaction amount reflects the balance of the guarantee obligations at the end of the fiscal year..
15.	The Company has pledged its shares in Petro Rabigh as collateral to secure Petro Rabigh’s borrowings from financial institutions. The transaction amount reflects the balance of the obligations secured by the collateral at the end of the fiscal year..

(Notes on Revenue Recognition)

Information fundamental to understanding revenue arising from contracts with customers is disclosed in the consolidated notes under “(Notes regarding important matters to be the basis for the preparation of consolidated financial statements) 5. Accounting Policies (8) Revenue.” As the content is identical, the note is omitted.

(Notes on Per Share Information)

Net Assets per Share                                                 240.68 yen

Net Income per Share                                                  14.77 yen

Notes

Amounts in the consolidated notes and separate notes are rounded to the nearest unit.